As filed with the Securities and Exchange Commission on July 16, 2014

Registration No. 333-165149

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Bohai Pharmaceuticals Group, Inc.

(Exact name of registrant as specified in its charter)

Nevada	2834	98-0697405
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o Yantai Bohai Pharmaceuticals Group Co. Ltd.

No. 9 Daxin Road, Zhifu District

Yantai, Shandong Province, China 264000

+86 (535)-685-7928

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mr. Hongwei Qu

President and Chief Executive Officer

Bohai Pharmaceuticals Group, Inc.

c/o Yantai Bohai Pharmaceuticals Group Co. Ltd.

No. 9 Daxin Road, Zhifu District

Yantai, Shandong Province, China 264000

+86 (535)-685-7928

(Name, address including zip code, and telephone number, including area code, of agent for service)

Copies to:

Barry I. Grossman, Esq.

Lawrence A. Rosenbloom, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, NY 10105

212-370-1300

212-370-7889 (fax)

Registrant’s telephone number: +86 (535)-685-7928

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: From time to time after this

Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [  ]

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If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the oearlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective oregistration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective oregistration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

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Explanatory Note

Bohai Pharmaceuticals Group, Inc. (the “Registrant”) hereby files this post-effective amendment number one to its Registration Statement on Form S-1 (No. 333-165149) as initially filed with the Securities and Exchange Commission on March 12, 2010, as last amended August 12, 2010, to: (i) include the Registrant’s audited consolidated financial statements for the years ended June 30, 2013 and 2012, (ii) reflect information disclosed in the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013, as filed with the Securities and Exchange Commission on September 27, 2013, (iii) include the Registrant’s unaudited condensed consolidated interim information as of March 31, 2014 and for the three and nine month periods then ended, (iv) reflect information disclosed in the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, as filed with the Securities and Exchange Commission on May 15, 2014, and (v) update the selling security holders table to reflect shares sold under the effective prospectus up to June 27, 2014 based on the records of the Registrant.  All filing fees payable in connection with the registration of the securities covered hereby were previously paid in connection with the filing of the original registration statement.

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The information in this prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission (“SEC”) is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus

         Subject to Completion, dated July 16, 2014

19,544,826 Shares of

Common Stock

This prospectus relates to the sale of up to a total of 19,544,826 shares of common stock of Bohai Pharmaceuticals Group, Inc., a Nevada corporation, that may be sold from time to time by the selling stockholders named in this prospectus and their successors and assigns.  The shares of common stock subject to this prospectus include: (i) 5,482,529 shares of common stock issued in connection with our January 5, 2010 share exchange transaction and 1,550,000 other shares of restricted common stock; (ii) up to 5,912,297 shares issuable upon conversion by certain selling stockholders of the principal and interest underlying our 8% Convertible Notes due January 5, 2012, which we refer to herein as the Notes; (iii) 6,000,000 shares issuable upon the exercise by certain selling stockholders of our common stock purchase warrants issued on January 5, 2010, which we refer to herein as the Warrants; and (iv) up to 600,000 shares upon issuable upon the exercise by certain selling stockholders of placement agents’ warrants issued on January 5, 2010, which we refer to herein as the Placement Agent Warrants..  The securities offered for resale hereby were issued to the applicable selling stockholders in private placement or other exempt transactions completed prior to the filing of the registration statement of which this prospectus is a part.

The selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.  Information regarding the selling stockholders and the times and manner in which they may offer and sell the shares under this prospectus is provided under “Selling Stockholders” and “Plan of Distribution” in this prospectus.  We have agreed to pay all the costs and expenses of this registration.

We will not receive any of the proceeds from the sale of shares by the selling stockholders.  We may receive proceeds upon exercise of Warrants or the Placement Agent Warrants, and any proceeds we receive will be used for general corporate purposes and for working capital.

Our common stock is listed for quotation on the OTCQB, operated by OTC Markets Group, Inc., under the symbol “BOPH”.  There is very limited trading in our common stock.  On July 9, 2014, the most recent day that our stock traded, the last reported price per share of our common stock was $1.55. You are urged to obtain current market quotations of our common stock before purchasing any of the shares being offered for sale pursuant to this prospectus.

An investment in our securities is highly speculative, involves a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.  See “Risk Factors” beginning on page 6 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is July 16, 2014.

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TABLE OF CONTENTS

About This Prospectus	-i-
Prospectus Summary	1
Risk Factors	9
Cautionary Note Regarding Forward-Looking Statements	31
Use of Proceeds	32
Determination of Offering Price	32
Management’s Discussion and Analysis of Financial Conditions and Results of Operations	33
Business	46
Management	62
Executive Compensation	64
Certain Relationships and Related Transactions	66
Security Ownership of Certain Beneficial Owners and Management	67
Description of Securities	67
Selling Stockholders	70
Plan of Distribution	78
Market for Common Equity and Related Stockholder Matters	80
Legal Matters	80
Experts	80
Where You Can Find More Information	81
Index to Financial Statements	F-1

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC.  You should rely only on the information provided in this prospectus and incorporated by reference in this prospectus.  We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful.  The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.

Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.  The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.  The rules of the SEC may require us to update this prospectus in the future.

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PROSPECTUS SUMMARY

As used throughout this prospectus, the terms “BOPH,” “Company,” “we,” “us,” or “our” refer to Bohai Pharmaceuticals Group, Inc., a Nevada corporation, together with:

(i)           its wholly owned subsidiary, Chance High International Limited, a British Virgin Islands company (“Chance High”);

(ii)         Chance High’s wholly owned subsidiary, Yantai Shencaojishi Pharmaceuticals Co., Ltd., a PRC company, which has been dissolved as of the date of this prospectus (“WOFE I”);

(iii)        Chance High’s wholly owned subsidiary, Yantai Nirui Pharmaceutical Co., Ltd., a PRC company (“WOFE II”), which was consolidated via merger with WOFE I in January 2014;

(iv)         the WOFE’s variable interest entity, Yantai Bohai Pharmaceuticals Group Co., Ltd., a PRC company (“Bohai”), which is our initial operating subsidiary; and

(v)          WOFE II’s wholly owned subsidiary, Yantai Tianzheng Pharmaceutical Co., Ltd., a PRC company (“Yantai Tianzheng”), which we acquired in August 2011 and is our second operating subsidiary.

In this prospectus, we sometimes refer to BOPH, Chance High, WOFE, WOFE II, Bohai and Yantai Tianzheng collectively as the “Group.”  As used in this prospectus, “China” or “the PRC” refers to the People’s Republic of China.

Our Company

We are engaged in the production, manufacturing and distribution in China of herbal pharmaceuticals based on traditional Chinese medicine, which we refer to herein as Traditional Chinese Medicine, or TCM.  We are based in the city of Yantai, Shandong Province, China and our operations are exclusively in China.

Our medicines address rheumatoid arthritis, viral infections, gynecological diseases, cardio vascular issues and respiratory diseases.  Our initial operating subsidiary Bohai obtained Drug Approval Numbers (or DANs) for 29 varieties of traditional Chinese herbal medicines in 2005, and an additional 14 varieties in December 2010.  Through our acquisition of Yantai Tianzheng in August 2011, we obtained DANs for another 5 varieties in August 2011. We currently produce 7 varieties of approved traditional Chinese herbal medicines in seven delivery systems: tablets, granules, capsules, formulations, concentrated powder, tincture and medicinal wine.  Of these 7 products, 4 are prescription drugs and 3 are over the counter (or OTC) products.

Three of Bohai’s lead products, Tongbi Capsules and Tablets and Lung Nourishing Syrup, are eligible for reimbursement under China’s National Medical Insurance Program (or NRDL), which we believe significantly increases the marketability of these products.  In addition to these lead products, three of our current products and five of our formulas we acquired in 2010 are eligible for NRDL reimbursement. In addition, Bohai’s Lung Nourishing Syrup was included in the new national Essential Drugs List (or EDL) issued by the Ministry of Health of China on March 15, 2013. The new EDL superseded its previous version formerly issued in 2009 and became effective on May 1, 2013. In addition to Lung Nourishing Syrup, the Company has another product, Fangfengtongsheng Granule, and four of its previously acquired formulas, which was listed in the 2009 version and is again included in the new EDL. Inclusion on either the EDL or NRDL allows for up to 100% insurance coverage by the Chinese government.   Yantai Tianzheng owns five prescription products approved by the State Food and Drug Administration of China (which we refer to herein as the SFDA) and currently manufactures four of such products.  Among Yantai Tianzheng’s products, Fangfengtongsheng Granule has an exclusive status and is on the EDL and NDRL. Zhengxintai Capsule has renewed its protective status to August 2017 and is currently on the NDRL.

 The Chinese government has previously awarded us exclusive rights to manufacture our Tongbi Capsules product. We share manufacturing rights with one or more manufacturers for our Anti-flu Granules product. We held the Certificates of Protected Variety of Traditional Chinese Medicine (Grade Two) (which we refer to herein as the Certificate of Protection) issued by the SFDA for Tongbi Capsules and Shangtongning Tablets, which give us exclusive or near-exclusive rights to manufacture and distribute these two medicines.  The protection periods for both Tongbi Capsules and Shangtongning Tablets expired in September 2009.  We submitted the application to extend such protection period for Tongbi Capsules on March 12, 2009.  The SFDA approved our request and the protection period for Tongbi Capsules has been extended to September 13, 2016.  We have decided to not  submit an extension of protection application for Shangtongning Tablets due to consideration with respect to time and cost related to such application, but will continue to manufacture this product. The fact of not being protected for Shangtongning Tablets is not going to affect our business significantly. Any producers, who want to produce the drug, need to apply to SFDA and the approval process is very strict and success rate is low.

Our strategy is to leverage the “protected” status and national insurance coverage for certain of our pharmaceutical products to aggressively increase market penetration throughout China, the world’s most populous nation.  By utilizing our distribution platform, in addition to utilizing mass media and other marketing methods to build awareness of our brand, we have been able to and will continue to seek to significantly grow our revenues and earnings.  In addition, as evidenced by our acquisition of Yantai Tianzheng, we may seek additional acquisition candidates or undertake other strategic transactions to broaden our product offerings and sales, marketing and manufacturing capabilities.

We are focusing a significant portion of our marketing efforts on our Lung Nourishing Syrup and expect to continue this effort over the next several years. Lung Nourishing Syrup is an ingestible liquid product and one of our most popular products. Its main ingredient, Laiyang Pear, to our knowledge, is not available in other similar pharmaceutical products. We applied for a Chinese patent for Lung Nourishing Syrup with its production method for the treatment of Lung Qi Deficiency Cough and Chronic Bronchitis, which application was approved by the State Intellectual Property Office of the PRC on June 23, 2010.  The patent was awarded for a period of 20 years starting from the day of its application on September 12, 2007. Even when the patent is expired, any producers who want to produce the same product will be required to obtain approval from us, thus effectively making us the exclusive producer of Lung Nourishing Syrup. For these reasons, we believe Lung Nourishing Syrup contains a novel formulation for the treatment of asthma and other common respiratory ailments with an emphasis on the improvement of overall lung function and health.  We believe this represents an exceptional market opportunity.

Our business strategy also seeks to capitalize on PRC government programs established in early 2009 to extend health insurance coverage to previously uncovered Chinese citizens.  The PRC government’s health care policies are also designed to encourage the use of TCM and its approach to wellness and treatment of disease.  As a result, the government continues to expand the number of TCMs eligible for reimbursement under national medical insurance programs.  This has resulted in medical professionals working in the state-run medical facilities to increasingly prescribe and recommend TCM products of the type we manufacture and market.  The state-run facilities provide the majority of medical care in China.  Three of our lead products, Lung Nourishing Syrup and Tongbi Capsules and Tablets, are eligible for insurance reimbursement coverage, with others expected to follow.  Currently, public health officials in China are developing general consumer awareness of increasing problems and concerns with respiratory and lung health caused by pervasive national air pollution.  This nationwide epidemic is an unfortunate by-product of the robust development of China’s expansive manufacturing and industrial activities.  Increased air pollution is a cause and contributory factor to a range of acute respiratory illnesses including chronic conditions such as asthma.  As a result, we intend to significantly increase promotions for our Lung Nourishing Syrup.

As of the date of this prospectus, we have approximately 827 employees operating from 19 offices throughout China.  As we are committed to strong sales efforts, approximately 315 of our employees are sales representatives.

As is not uncommon for Chinese companies listed in the U.S., we control our Chinese operating subsidiary, Bohai, pursuant to a series of variable interest entity contractual agreements (the “VIE Agreements”), under which we assume management of the business activities of Bohai and have the right to appoint all executives and senior management and the members of the board of directors of Bohai.  Under these arrangements, however, we do not, directly or indirectly, own any shares in Bohai, which are owned by Mr. Qu, our Chairman, President and Chief Executive Officer and two unaffiliated parties.  Please see “Contractual Arrangements with Bohai and its Shareholders” below.

We do, however, directly own our Yantai Tianzheng operating subsidiary through WOFE II.

Background and Key Events

We were incorporated under the laws of the State of Nevada under the name Link Resources Inc. on January 9, 2008.  Our principal office was in Calgary, Alberta, Canada.  Prior to January 5, 2010, we were a public “shell” company in the exploration stage since our formation and had not yet realized any revenues.  We entered into a Mineral Lease Agreement on April 1, 2008 for two mining claims in Pershing County, Nevada, in an area known as the Goldbanks East Prospect. We terminated the lease on July 7, 2009.

Share Exchange with Chance High

Pursuant to the Share Exchange Agreement entered into on January 5, 2010 (the “Share Exchange Agreement”), and related share exchange (the “Share Exchange”) by and among us, Chance High, and the shareholders of Chance High (the “Chance High Shareholders”), we acquired Chance High and its indirect, controlled subsidiary Bohai, a Chinese company engaged the production, manufacturing and distribution in China of herbal medicines, including capsules and other products, based on Traditional Chinese Medicine.  The closing of the Share Exchange (the “Closing”) took place on January 5, 2010.  As of the Closing, pursuant to the terms of the Share Exchange Agreement, we acquired all of the outstanding equity securities (the “Chance High Shares”) of Chance High from the Chance High Shareholders, and the Chance High Shareholders transferred and contributed all of their Chance High Shares to us.  In exchange, we issued to Chance High Shareholders an aggregate of 13,162,500 newly issued shares of our common stock.

In addition, pursuant to the terms of the Share Exchange Agreement, Anthony Zaradic, our former sole officer and director (“Zaradic”), cancelled a total of 1,500,000 shares of common stock owned by him.  As a further condition of the Share Exchange, effective as of January 5, 2010, Zaradic resigned from all of his positions with our company and Hongwei Qu (“Qu”), the former principal shareholder and Executive Director of Bohai, was appointed as our President, Chief Executive Officer.

January 5, 2010 Private Placement and Related Agreements

Securities Purchase Agreement.  On January 5, 2010, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain accredited investors (the “Investors”) and Euro Pacific Capital, Inc. (“Euro Pacific”), as representative of the Investors, relating to a private placement by us of 6,000,000 units consisting of Notes and Warrants, which we refer to herein as the private placement.  The consummation of the private placement resulted in gross proceeds to us of $12,000,000 and net proceeds of approximately $9,700,000.  Each unit consisted of a $2.00 principal amount, two year convertible Note and a three year Warrant to purchase one share of our common stock at $2.40 per share, subject to certain conditions.  Euro Pacific acted as the lead placement agent and Chardan Capital Markets, LLC acted as co-placement agent of the private placement.

The Notes have been amended several times by agreement with Euro Pacific, as representative of the Investors.

On December 31, 2011, we entered into an amendment to the Notes with Euro Pacific which: (i) extended the maturity date of the Notes from January 5, 2012 to April 5, 2012 (such extra three month period, the “Extended Period”); and (ii) increased the interest rate on the Notes to an annual rate of 12% (or 3% for the Extended Period).

In order to demonstrate our efforts to repay the Notes, we (through our Chinese subsidiary) and Euro Pacific established an RMB denominated escrow account in China with the Rural Credit Cooperative of Laishan District, Yantai City (the “Escrow Account”) into which we have deposited the remaining outstanding amount of the Notes ($9.4 million, denominated in RMB). We will have no right to dispose of or use the funds held in the Escrow Account except for (i) conversion into US Dollars for the purpose of repayment of the Notes or (ii) releases from such Escrow Account from time to time in amounts equal to the decreases in the outstanding amount of the Notes, either by payments made by us or conversion of the Notes by Note holders.

On May 15, 2012, we and Euro Pacific entered into a Second Amendment to the Notes (the “Second Amendment”) to extend the maturity date thereof from April 5, 2012 to October 5, 2012 (such extra six month period, the “Second Extended Period”); and (ii) maintain the interest rate on the Notes at an annual rate of 12% (or 6% for the Second Extended Period).

On June 27, 2012, we and Euro Pacific entered into a Third Amendment to the Notes (the “Third Amendment”) to remove the limitations on our ability to incur debt, to incur liens or to make capital expenditures. The purpose of the Third Amendment is to provide us with enhanced flexibility to seek potential sources of financing.

On December 6, 2012, we and Euro Pacific entered into a Fourth Amendment to the Notes (the “Fourth Amendment”) to extend the maturity date thereof from October 5, 2012 to April 5, 2013 (such extra six month period, the “Third Extended Period”); and (ii) maintain the interest rate on the Notes at an annual rate of 12% (or 6% for the Third Extended Period).

On April 21, 2014, we and Euro Pacific entered into a Fifth Amendment to the Notes (the “Fifth Amendment”) to extend the maturity date of the Notes to April 5, 2016. The Fifth Amendment provides, among other things, that (i) the interest of the Notes will cease to accrue as of the date of the Fifth Amendment (the “Effective Date”), (ii) any accrued and unpaid interest as of the Effective Date in an aggregate amount of up to $1,000,000 (unless otherwise converted to the our common stock pursuant to Section 5 of the Notes) shall be paid by cash as soon as practicable after the date of consummation of a financing by us conducted in the U.S. with net proceeds to us of at least $5 million, and (iii) in the event that the volume weighted average public trading price (as reported by Bloomberg Financial Markets) of our common stock exceeds $2.50 for 20 consecutive trading days (the “Trading Period”) with a daily average volume of 30,000 shares over such Trading Period, we will have the right, upon notice to the Investor Representative, to require mandatory conversion of the entire outstanding principal amount (including any accrued but unpaid interest) due thereunder into shares of common stock at a conversion price of $2.0 per share.

Registration Rights Agreement.  In connection with the private placement, we entered into Registration Rights Agreements (the “Registration Rights Agreement”) with the Investors which sets forth the rights of the Investors to have the shares of common stock underlying the Notes and Warrants issued in the private placement registered with the Securities and Exchange Commission (“SEC”) for public resale.  We filed such registration statement with the SEC, and registration statement was declared effective by the SEC on August 12, 2010.

Securities Escrow Agreement.  Also in connection with the private placement, we entered into a Securities Escrow Agreement (the “Securities Escrow Agreement”) with Euro Pacific, as representative of the Investors, our principal shareholder, Glory Period Limited, a British Virgin Islands company that we refer to herein as Glory Period and which was the majority shareholder of Chance High prior to the Share Exchange, and Escrow, LLC, as escrow agent (the “Escrow Agent”).  Pursuant to the Securities Escrow Agreement, Glory Period has pledged and deposited a stock certificate representing 1 million shares of our common stock (the “Escrow Shares”) into escrow in order to provide security to the Investors in the event of an occurrence of an event of default under the Notes.  Upon the earlier to occur of the full repayment of all amounts due to the Investors under the Notes or the conversion of fifty percent of the principal face value of Notes into shares of common stock, the Investors’ rights in and to the Escrow Shares shall terminate.  Glory Period is controlled by Qu through certain contractual relationships described elsewhere in this prospectus.

Closing Escrow Agreement. Pursuant to a Closing Escrow Agreement (the “Closing Escrow Agreement”) that we entered into in connection with the private placement on December 10, 2009, we placed a total of $240,000 of proceeds from the private placement (the “Holdback Amount”) with the Escrow Agent.  The Holdback Amount represents an amount sufficient to satisfy the payment to the Investors of one quarterly interest payment due on the aggregate principal amount of all Notes issued in the private placement.  If, subject to certain conditions and after applicable notice and cure periods, an event of default is declared by Euro Pacific with respect to our failure to make a quarterly interest payment to Investors, the Escrow Agent shall disburse such portion of the Holdback Amount to the Investors, and we shall be obligated to deposit additional amounts equal to the Holdback Amount with Escrow Agent.  At such time as seventy-five percent of the aggregate shares of common stock underlying the Notes have been issued upon conversion of the Notes, all remaining funds of the Holdback Amount shall promptly be disbursed to us.

Corporate Name Change

On January 29, 2010, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which we merged with a newly formed, wholly owned subsidiary called Bohai Pharmaceuticals Group, Inc., a Nevada corporation (“Merger Sub” and such merger transaction, the “Merger”).  Upon the consummation of the Merger, the separate existence of Merger Sub ceased and our shareholders became shareholders of the surviving company named Bohai Pharmaceuticals Group, Inc.  As permitted by Chapter 92A.180 of Nevada Revised Statutes, the sole purpose of the Merger was to effect a change of our corporate name.

Intangible Assets Transfer

On December 9, 2010, we entered into an Transfer Agreement of Intangible Assets (the “Transfer Agreement”) with Shandong Daxin Microbiology Pharmaceutical Industry Co., Ltd., a company incorporated in the People’s Republic of China (“Daxin”), pursuant to which Daxin agreed to transfer to us all rights and title in and to 14 Drug Approval Numbers (“DANs”) for 14 traditional Chinese medicines, which DANs were previously issued to Daxin by the Shandong Branch of the SFDA.  The aggregate purchase price is RMB 48 million (approximately US$7,200,000).  As of the date of the execution of the Transfer Agreement, the proposed transfer of the aforementioned 14 DANs has been approved by Shandong SFDA.  Such purchase price has been paid in full.

Acquisition of Yantai Tianzheng

On August 8, 2011, WOFE II entered into a Share Purchase Agreement (the “SPA”) pursuant to which we acquired, from the three individual holders thereof, one hundred percent (100%) of the outstanding shares of Yantai Tianzheng.  Under the terms of the SPA, WOFE II will purchase such shares from Mr. Jiangbo Chi, Ms. Shulian Wang and Mr. Bohai Yu.  The percentage interests owned by Mr. Chi, Ms. Wang and Mr. Yu in Yantai Tianzheng, are 60%, 30% and 10%, respectively.  The SPA also contained customary representations, warranties and covenants of the parties.  Mr. Chi (the majority shareholder of Yantai Tianzheng) also entered into an agreement related to his employment by Yantai Tianzheng, ownership of his future work products and certain confidentiality and non-compete obligations.

  The purchase price to be paid for Yantai Tianzheng is $35,000,000 in the aggregate.  As of the date of this prospectus, the purchase price has been in full.

In addition, each installment requires satisfaction of conditions applicable to its prior payment(s), completion of assignment of certain licenses or certificates, and absence of a material adverse change affecting Yantai Tianzheng during the respective installment periods. In the event that WOFE II fails to pay any of the installments when due, such outstanding installment will be automatically converted into a two-year term loan owed by WOFE II to the Shareholders of Yantai Tianzheng, with interest accruing on any unpaid portion of such loan from its due date until such installment is paid in full at the rate of six percent (6%) per annum. As long as such interest payments are made on a timely basis and the outstanding principal of such loan and interest are satisfied in full within 2 years after the applicable installment election date, WOFE II will not be deemed in breach or default under the SPA and will continue to possess full control and legal ownership over Yantai Tianzheng. Furthermore, even in the event of non-payment by WOFE II of any principal or interest under the loans as described above, or in the event of any other breach or default by WOFE II of the SPA, the remedies of the former Yantai Tianzheng Shareholders against WOFE II are limited solely to monetary damages, and in all instances such Shareholders will have no right to reclaim ownership of YantaiTianzhengYantai Tianzheng or demand that WOFE II in any way revert control or legal ownership over the shares of YantaiTianzhengYantai Tianzheng back to such shareholders.

The acquisition of Yantai Tianzheng marked a major milestone for our company. The acquisition expanded our product lines and allows us to leverage our respective sales and distribution channels. Yantai Tianzheng’s current sales network spans over 14 major provinces as well as over 14 Tier 2 and Tier 3 cities, with products sold in over thousands of hospitals across China. In addition, Yantai Tianzheng brings additional manufacturing capacity which meets GMP standards and allows us to further expand our production. We consolidated and integrated the two companies’ operations, which provided substantial improvement in the operating efficiency of the combined companies.

Acquisition of Land Use Right

On November 5, 2012, we acquired land use right with respect to a 266,668 square meters parcel of land located in high-tech development district of Laishan. The land use right grants to us the right to use the land for a period of 50 years at a total cost of approximately $19.47 million (RMB120,000,000). We plan to build workshops, a logistics system and a R&D centre on the land to better prepare us for future development.

Defensive Assets

During the year ended June 30, 2013, we have suspended plans to develop and manufacture products to be derived from these formulas but intend to retain them to mitigate competition and maintain the option of using these formulas should they be useful in the future. Accordingly, we have determined these formulas, which are approved by the State Food and Drug Administration, should be held as defensive assets. $10,331,414 for the carrying amount of certain other product formulas that we will hold as defensive assets have been reclassified from indefinite life drug formulas during the year ended June 30, 2013. Based on our years of industrial experience and research and development knowledge, to get a new drug formula approved from scratch usually take at least 8 years, so we are amortizing the pharmaceutical formulas as defensive assets over 8 years.

Intangible Asset Impairment

During the second quarter of our 2013 fiscal year, we determined that we will no longer manufacture or seek to develop a market for eight of our products due to a change of our business strategy resulting from our acquisition of Yantai Tianzheng. As a result of this decision, the total cost of these ten products, in the amount of $1,688,486, was charged to non-cash impairment loss during the 2nd quarter of the fiscal year ended June 30, 2013.  Even though we incurred an impairment loss for these eight products, we continue to retain a full ownership of these products and can still manufacture them at any time we deem desirable.

Merger of WOFE I with and into WOFE II

On January 17, 2014, we merged WOFE I with and into WOFE II to reduce administrative and tax expenses. In connection with the merger, and in accordance with relevant PRC laws and regulations, WOFE II entered into an assignment agreement with WOFE I and Bohai, pursuant to which all rights and obligations of WOFE I relating to Bohai, including all of WOFE I’s rights and obligations under each of the VIE Agreements, were assigned in full to WOFE II.

Corporate Structure and Related Agreements

Our current organizational structure is summarized below:

Chance High owns 100% of the issued and outstanding capital stock of the WOFE.  On December 7, 2009, the WOFE entered into a series of variable interest entity contractual agreements (the “VIE Agreements”) with Bohai and its three shareholders, which include Qu (our Chairman, President and Chief Executive Officer, who owns 90% of Bohai’s shares) and two unaffiliated parties.  Pursuant to the VIE Agreements, WOFE does not directly own the equity of our operating subsidiary, but rather effectively assumed management of the business activities of Bohai and has the right to appoint all executives and senior management and the members of the board of directors of Bohai.  The VIE Agreements are comprised of a series of agreements, including a Consulting Services Agreement, Operating Agreement and Proxy Agreement, through which WOFE has the right to advise, consult, manage and operate Bohai for an annual fee in the amount of Bohai’s yearly net profits after tax.  Additionally, Bohai’s Shareholders have pledged their rights, titles and equity interest in Bohai as security for WOFE to collect consulting and services fees provided to Bohai through an Equity Pledge Agreement.  In order to further reinforce WOFE’s rights to control and operate Bohai, Bohai’s shareholders granted WOFE an exclusive right and option to acquire all of their equity interests in Bohai through an Option Agreement.

In addition, on December 7, 2009, Mr. Qu entered into a call option agreement (the “Call Option Agreement”) with Joshua Tan (“Tan”), the sole shareholder of Glory Period, a British Virgin Islands company, which was the majority shareholder of Chance High prior to the share exchange.  The Call Option Agreement became effective upon the closing of the Share Exchange.  Under the Call Option Agreement, Tan shall transfer up to 100% shares of Glory Period within the next 3 years to Qu for nominal consideration, which would give Qu indirect ownership of a significant percentage of our common stock.  The Call Option Agreement provides that Tan shall not dispose any of the shares of Glory Period without Qu’s prior written consent.

Executive Offices

Our headquarters are located at No. 9 Daxin Road, Zhifu District, Yantai, Shandong Province, P.R. China 264000. Our telephone number is +86(535)-685-7928.

THE OFFERING

Common stock outstanding before the offering	17,985,440
Common stock offered by selling stockholders	Up to 19,544,826 shares of common stock held by the selling stockholders or underlying securities held by the selling stockholders.
Common stock to be outstanding after the offering	Up to 28,050,000 Shares, assuming full conversion or exercise of the Notes, Warrants and Placement Agent Warrants.
OTCBB/OTCQB Symbol	BOPH
Use of proceeds

We will not receive any proceeds from the sale of the common stock offered hereby.  However, we may receive up to a maximum of $15.84 million of proceeds from the exercise of the warrants held by certain selling stockholders, which proceeds we would expect to use for general working capital.  No assurances can be given, however, that all or any portion of such warrants will ever be exercised.

RISK FACTORS

You should carefully consider the risks described below as well as other information provided to you in this prospectus, including information in the section of this document entitled “Cautionary Note Regarding Forward Looking Statements.”  Our business, operations and financial condition are subject to various significant risks.  Some of these risks are described below and you should take these risks into account in making a decision to invest in our securities.  If any of the following risks actually occurs, we may not be able to conduct our business as currently planned and our business, financial condition or results of operations could be seriously harmed.  In that case, the market price of our common stock could decline and you could lose all or part of your investment in our securities.

Risks Related to Our Business

We will likely need to raise additional funds in the future to pay or debts and grow our business, which funds may not be available on acceptable terms or at all.

We believe that our cash on hand, together with cash generated from our operations, will be sufficient to fund our projected operations for at least the next 12 months. It is likely however that in the future we will require substantial funds in order to:

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pay down the principal and interest on our convertible notes, which were past due on April 5 , 2016 and the principal amount of  $7,468,050was not paid as of the date of this prospectus;

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fund ongoing operating expenses;

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fund our plans to continue the development of our manufacturing, marketing and sales capabilities; and

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consider and fund strategic acquisitions in the fragmented TCM market in China; and

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cover public company costs.

Without enough funds, we may not be able to meet these goals.  We may seek additional funding through public or private financing or through collaborative arrangements with strategic partners. However, as with many Chinese companies and given difficult market conditions generally, we have found it difficult to raise outside funding.

You should also be aware that in the future:

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We cannot be certain that additional capital will be available on favorable terms, if at all;

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Any available additional financing may not be adequate to meet our goals; and

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Any equity financing would result in dilution to our shareholders.

If we cannot raise additional funds when needed, or on acceptable terms, we may not be able to effectively execute our growth strategy, take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements.  In addition, we may be required to scale back or discontinue our production and development program, or obtain funds through strategic alliances that may require us to relinquish certain rights.

We have significant payments that we are required to make in connection with our acquisition of Yantai Tianzheng.

On August 8, 2011, through WOFE II, , we entered into a Share Purchase Agreement (the “SPA”) pursuant to which WOFE II acquired, from the three individual holders thereof, one hundred percent (100%) of the outstanding equity interests (the “Shares”) in Yantai Tianzheng.

Pursuant to the SPA, the purchase price to be paid by WOFE II for the Shares is $35,000,000 in the aggregate.  Pursuant to the SPA, the purchase price is payable in cash in four installments within 18 months after the execution of the SPA.  As of the date of this prospectus, the last installment of $5 million is currently outstanding and due on February 8, 2015.

We currently believe that we will generate sufficient cash flow from operations and have access to the capital funding (either through debt or equity issuances) necessary to meet our payment requirements under the SPA and the Conversion Loan.  However, there is a significant risk that we may not generate sufficient cash flow from operations or otherwise have access to financing on favorable terms, or at all. Failure to make the last installment payment and the Conversion Loan payments when due would result in an event of default with respect to such obligations and could result in substantial monetary damages and would likely materially disrupt our Yantai Tianzheng business, which could cause a material deterioration in our financial condition or operating results.

We have significant payment obligations under the Convertible Notes due April 5, 2016, and we continue to face difficulties in converting our cash on hand from RMB to US Dollars in order to make payment under the Notes. Any non-payment of the Notes when due in the absence of an extension of the maturity date would constitute event of default under the Notes, and our financial condition may be adversely affected.

As of the date of this prospectus, we have outstanding Convertible Notes in the aggregate amount of approximately $7,468,050, all of which were due April 5, 2016.  We had previously established an RMB denominated escrow account in China and deposited into such escrow account the remaining outstanding amount of the Notes. As of the date of this prospectus, the escrow account remains in place and we continue to work on converting RMB to Dollars in order to make payments under the Notes.  Any non-payment of the Notes when due would constitute an event of default under the Notes. In such event, we might be subject to, among other things, non-payment claims of the Note holders, and our financial condition may be adversely affected.

We have not yet developed comprehensive independent corporate governance.

Although we have formed audit, compensation, or nominating committees of our board of directors, we are inexperienced in formal U.S. corporate governance procedures.  A lack of functioning independent controls over our corporate affairs may result in potential or actual conflicts of interest between Mr. Qu and our shareholders.  We presently have no policy to resolve such conflicts.  The absence of customary standards of corporate governance may leave our shareholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and any potential investors may be reluctant to provide us with funds necessary to expand our operations.

We have been heavily dependent on sales of certain key products.

Five of our products, namely Tongbi Capsules, Tongbi Tablets, Lung Nourishing Syrup, Zhengxintai Capsules and Fangfengtongsheng Tablets represented approximately 30.5%, 12.6%, 18.4%, 12.5% and 18.6%, respectively, of total sales for the year ended June 30, 2013. We expect that a significant portion of our future revenue will continue to be derived from sales of these five products.  If one or more of these products were to become subject to a problem such as loss of Certificates of Protected Variety of Traditional Chinese Medicine, unexpected side effects, regulatory proceedings, publicity adversely affecting user confidence or pressure from competing products, or if a new, more effective treatment should be introduced, the negative impact on our revenues could be significant.  We held the Certificates of Protected Variety of Traditional Chinese Medicine (Grade Two) issued by State Food and Drug Administration of China (“SFDA”) for Tongbi Capsules and Shangtongning Tablets which gave exclusive or near-exclusive rights to manufacture and distribute these two medicines.  These certificates expired in September 2009, and the SFDA approved our request to extend the protection period for Tongbi Capsules to September 13, 2016. Fangfengtongsheng granule is in the process of applying for protection status and its application for protected status was received by SFDA on June 30, 2010. Zhengxintai renewed its protected status in January 2012 and will expire on August 9, 2017. We cannot assure you that we will be granted or will be able to renew the Certificate of Protected Variety of Traditional Chinese Medicine in the future and our failure to obtain such protection, or the loss of such protection, will have a material adverse effect on our revenues.  If we are unable to obtain or maintain such approvals, these products can be manufactured and sold by other pharmaceutical manufacturers in China once the relevant protection periods lapse, which would increase our competition and potentially have an adverse effect on our sales.

We may not be able to adequately protect our intellectual property, which could cause us to be less competitive and negatively impact our business.

We regard our trademarks, trade secrets, patents and similar intellectual property as critical to our success.  We hold the trademark “Xian Ge” registered with the PRC Trademark Bureau under the State Administration for Industry and Commerce with a valid term effective through March 27, 2020.  We have received a patent in the PRC for Lung Nourishing Syrup with its production method for the treatment of Lung-qi Deficiency Cough and Chronic Bronchitis.  If we are unable to obtain or maintain registered intellectual property protections for our proprietary products or methods, these products or methods could be infringed upon, which could materially adversely affect our business.

We rely on trademark, patent and trade secret law, as well as confidentiality agreement with certain of our employees to protect our proprietary rights.  For senior managers, we include a standard confidentiality clause into the employment agreement to prevent them from disclosing the formula or processing procedure to outside parties. No assurance can be given that our intellectual property will not be challenged, invalidated, infringed or circumvented, or that our intellectual property rights will provide competitive advantages to us.  Any material impairment of our intellectual property rights could have a material adverse effect on our business.

The availability of counterfeit versions of our products could adversely affect our sales volume, revenue and profitability and brand value.

The availability of sales of counterfeits of our products in China could adversely impact our sales and potentially damage the value and reputation of our brands.  For example, we discovered evidence of a counterfeit Tongbi Capsule sold in China which we believe infringes on our intellectual property rights in 2010. We have addressed this situation with applicable PRC authorities and do not believe it will adversely affect our company, but similar situations may arise in the future which could adversely impact our sales, profitability and brand value.  We are in the process of applying a patent for Tongbi Capsule, but no assurances can be given that such patent will be granted.  Additionally, consumers who mistake counterfeit Tongbi Capsules or counterfeits of our other products for our products may attribute quality and efficacy deficiencies in the counterfeit product to our brands and discontinue purchasing our brands, which would have an adverse effect on our sales and profitability.

We face competition in the pharmaceutical market in the PRC and such competition could cause our sales revenue and profits to decline.

Pursuant to rules promulgated by SFDA in China, pharmaceutical manufacturers are required to obtain  and maintain effective certificates of Good Manufacturing Practices Certification (“GMP”). . According to SFDA, there were approximately 19,000 pharmaceutical manufacturing companies in the PRC as of the end of 2010, 523 of which had ceased production due to failure to satisfy new GMP requirements. We successfully renewed our GMP certification in May 2014.  The certificates, permits, and licenses required for pharmaceutical operation in the PRC create a potentially significant barrier for new competitors seeking entrance into the market.  Despite these obstacles, we face competitors that will attempt to create, or are already marketing, products in the PRC that are similar to ours.  Many of our current and potential competitors have significantly longer operating histories and significantly greater managerial, financial, marketing, technical and other competitive resources, as well as greater name recognition, than we do.  These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers or adopt more aggressive pricing policies.  We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

Our business depends and will depend substantially on the continuing efforts of our present and future executive officers, and our business may be severely disrupted if we lose, are unable to obtain or unable to replace their services.

Our future prospects depend substantially on the continued services of our President, Chief Executive Officer, and Chairman of the Board, Mr. Qu.  We have no employment agreement with Mr. Qu and do not maintain key man life insurance on Mr. Qu’s life.  We also have other corporate officers and key employees, and if Mr. Qu or one or more of our future executive officers or key employees are unable or unwilling to continue in their positions, we may not be able to replace them readily, if at all.  Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain new officers.  In addition, if any of our executives joins a competitor or forms a competing company, we may lose some of our customers.

Our business and growth will suffer if we are unable to hire and retain key personnel that are in high demand.

Our future performance depends on our ability to attract and retain highly skilled chemists, pharmaceutical engineers, technical, marketing and sales personnel, especially qualified personnel for our operations in China.  Qualified individuals are in high demand in China, and there are insufficient experienced personnel to fill the demand.  Therefore, we may not be able to attract or retain the personnel we need to succeed.  Our business development would be hindered if we lost the services of some key personnel.

Our business is highly dependent on continually developing or acquiring new and advanced products, technologies, and processes and failure to do so may cause us to lose our competitiveness in the pharmaceutical industry and may cause our profits to decline.

To remain competitive in the pharmaceutical industry, it is important to continually develop new and advanced products, technologies and processes.  There is no assurance that our competitors’ new products, technologies and processes will not render our company’s existing products obsolete or non-competitive.  Our company’s competitiveness in the pharmaceutical market therefore relies upon our ability to enhance our current products, introduce new products, and develop and implement new technologies and processes.  Our company’s failure to technologically evolve and/or develop new or enhanced products may cause us to lose our competitiveness in the pharmaceutical industry and may cause our profits to decline.  It is likely that our efforts to grow our products lines will be focused on acquisitions of such products from third parties.  There are many risks attendant to the acquisition of assets or companies, including availability, pricing, competition and, if acquisitions are consummate, integration.  If we are unable to so acquire and integrate new products, our revenue and profitability may suffer.

Our research and development may be costly and/or untimely, and there are no assurances that our research and development will either be successful or completed within the anticipated timeframe, if ever at all.

We do not presently rely on research and development activities as our business is focused on expanding sales of our existing products.  However, in the future, the research and development of new products may play an important role for our company.  Development of new products requires significant research, development and clinical testing efforts, and we currently have limited resources to devote to and limited capabilities to conduct the development of new products.  We have only one full-time employee who is engaged in research and development, so we mainly dependent on a third-party, Yantai Tianzheng Medicine Research and Development Co., Ltd., to perform the limited amount of research and development that we undertake.  If research and development activities become more important for us, and if we or third parties that we retain are unable to perform research and development successfully, our business and results of operations could be negatively impacted. There was no research and development expenses occurred for the year ended of June 30, 2013.

The commercial performance of our products depends upon the degree of market acceptance among the medical community and failure to attain market acceptance among the medical community may have an adverse impact on our operations and profitability.

The commercial performance of our products depends upon the degree of market acceptance among the medical community, such as hospitals and physicians.  Even if our products are approved by SFDA, and even if our products are eligible for reimbursement under Chinese national medical insurance programs, there is no assurance that physicians will prescribe or recommend our products to patients.  Furthermore, a product’s prevalence and use at hospitals may be contingent upon our relationship with the medical community.  The acceptance of our products among the medical community may depend upon several factors, including but not limited to, the product’s acceptance by physicians and patients as a safe and effective treatment, cost effectiveness, potential advantages over alternative treatments, and the prevalence and severity of side effects.  Failure to attain market acceptance among the medical community may have an adverse impact on our operations and profitability.

We may not be able to obtain the regulatory approvals or clearances that are necessary to commercialize our products.

The PRC and other countries impose significant statutory and regulatory obligations upon the manufacture and sale of pharmaceutical products.  Each regulatory authority typically has a lengthy approval process in which it examines pre-clinical and clinical data and the facilities in which the product is manufactured.  Regulatory submissions must meet complex criteria to demonstrate the safety and efficacy of the ultimate products. Addressing these criteria requires considerable data collection, verification and analysis. We may spend time and money preparing regulatory submissions or applications without assurances as to whether they will be approved on a timely basis or at all.

Our product candidates, some of which are currently in the early stages of development, will require significant additional development and pre-clinical and clinical testing prior to their commercialization. These steps and the process of obtaining required approvals and clearances can be costly and time-consuming. If our potential products are not successfully developed, cannot be proven to be safe and effective through clinical trials, or do not receive applicable regulatory approvals and clearances, or if there are delays in the process:

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the commercialization of our products could be adversely affected;

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any competitive advantages of the products could be diminished; and

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revenue or collaborative milestones from the products could be reduced or delayed.

Governmental and regulatory authorities may approve a product candidate for fewer indications or narrower circumstances than requested or may condition approval on the performance of post-marketing studies for a product candidate. Even if a product receives regulatory approval and clearance, it may later exhibit adverse side effects that limit or prevent its widespread use or that would force us to withdraw the product from the market.

Any marketed product and its manufacturer will continue to be subject to strict regulation after approval. Results of post-marketing programs may limit or expand the further marketing of products. Unforeseen problems with an approved product or any violation of regulations could result in restrictions on the product, including its withdrawal from the market and possible civil actions.

In manufacturing our products we will be required to comply with applicable good manufacturing practices regulations, which include requirements relating to quality control and quality assurance, as well as the maintenance of records and documentation. If we cannot comply with regulatory requirements, including applicable good manufacturing practice requirements, we may not be allowed to develop or market the product candidates. If we or our manufacturers fail to comply with applicable regulatory requirements at any stage during the regulatory process, we may be subject to sanctions, including fines, product recalls or seizures, injunctions, refusal of regulatory agencies to review pending market approval applications or supplements to approve applications, total or partial suspension of production, civil penalties, withdrawals of previously approved marketing applications and criminal prosecution.

Our current and future products may have inadvertent and/or harmful side effects which would expose us to the risks of litigation and a loss of revenue.

All medicines have certain side effects.  Although all of our medicines sold on market have passed proper testing and are approved by SFDA, the products may still inadvertently adverse effects on the health of the consumers. If such side effect is identified after marketing and sale of the products, the products may be required to be withdrawn from the market, or have a change in labeling. If a product liability claim is brought against us, it may, regardless of merit or eventual outcome, result in damage to our reputation, breach of contracts with consumers, decreased demand for our products, costly litigation and loss of revenue.

Natural disasters, weather conditions and other environmental factors affect our raw material supply, and a reduction in the quality or quantity of our herb supplies may have material adverse consequences on our financial results.

Our business may be adversely affected by weather and environmental factors beyond our control, such as natural disasters and adverse weather conditions.  The production of our products depends on the availability of raw materials, a significant portion of which are herbs.  These herbs tend to be very sensitive crops, which can be readily damaged by harsh weather, by disease, and by pests.  If our suppliers’ crops are destroyed by drought, flood, storm, blight, or the other woes of farming, we will not be able to meet the demands of our customers, which will have a material adverse effect on our business and financial condition and results.

Our certificates, permits, and license are subject to governmental control and renewal, and the failure to obtain renewal would cause all or part of our operation to be suspended and have a material adverse effect on our financial condition.

We are subject to various PRC laws and regulations pertaining to the pharmaceutical industry.  We have obtained certain certificates, permits, and licenses required for the operation of a pharmaceutical enterprise and the manufacturing and distribution of pharmaceutical products in the PRC.  Some of the permits and license have expired or are about to expire.  We hold a Permit for the Production of Medicine (Lu Zb20050330) issued by Shandong Branch of SFDA on January 1, 2006 which allows us to engage in the production of tablets, capsules, granules, syrup, concentrated decoctions, tincture (for oral use) and medical wine.  Such permit, as renewed, expires on December 31, 2015.  We also hold a GMP Certificate (No. Lu K0587) issued by Shandong Branch of SFDA on June 18, 2009, the scope of inspection of which is tablets, capsules, granules, syrup, concentrated decoctions, tincture and medical wine.  Such certificate expires on June, 17, 2014.  The Permit for the Production of Medicine and GMP certificates are each valid for a term of five years and must be renewed before their expiration.  We hold a Drug Approval Number (“DAN”) for each of our products.  Our license to produce medical wine, as renewed, has a term valid through December 31, 2015.

During the application or renewal process for our licenses and permits, we will be evaluated and re-evaluated by the appropriate governmental authorities and must comply with the prevailing standards and regulations, which may change from time to time.  In the event that we are not able to obtain or renew the certificates, permits and licenses, all or part of our operations may be suspended by the government, which would have a material adverse effect on our business and financial condition.  Furthermore, if escalating compliance costs associated with governmental standards and regulations restrict or prohibit any part of our operations, it may adversely affect our results of operations and profitability.

We held the Certificates of Protected Variety of Traditional Chinese Medicine (Grade Two) (the “Certificate of Protection”) issued by SFDA for two of our products, Tongbi Capsules and Shangtongning Tablets. The protection periods for both Tongbi Capsules and Shangtongning Tablets expired in September 2009.  We submitted application to extend the protection period for Tongbi Capsules to extend such protection period on March 12, 2009 and such protection period was extended till September 13, 2016.  We have decided not to submit extension application of Shangtongning Tablets, because the SFDA will not approve a Certificate of Protection for Shangtongning Tablets or any other products that are currently produced by more than three manufacturers in China according to applicable Chinese SFDA regulations.  Fangfengtongsheng granule is in the process of applying for protection status and its application for protected status was received by SFDA on June 30, 2010. Zhengxintai capsule renewed its protected status in January 2012 and will expire on August 9, 2017. The loss of the Certificate of Protection for our product Shangtongning Tablets, may grant other manufactures the right to produce similar products, which would result in the loss of competitive advantage and could adversely impact our sales results.

Our failure to fully comply with PRC labor laws, including laws relating to social insurance, may expose us to potential liability and increased costs.

Companies operating in China must comply with a variety of labor laws, including certain pension, health insurance, unemployment insurance and other welfare-oriented payment obligations.  Our failure to comply with these laws could have a material adverse effect on our business.  For example, we are currently paying social insurance for our 253 full-time employees.  We also currently have approximately 136 sales representatives that we believe we are not required to pay social insurance for as these sales representatives are not legally employees of ours, but are rather independent contractors. We have not paid social insurance for 416 of our full-time employees whose personal identification files cannot be transferred to us since they are not registered residents in Yantai, Shandong Province, and as an alternative we have paid these employees compensation included in their monthly salary with an amount equals to the amount of monthly social insurance that we are required to pay and the employees could pay the social insurance by themselves. We believe these employees have been covered by social insurance and we are not required to make any contributions to the government in addition to the amount we have paid to these employees.  However, our interpretation of these requirements may be wrong, and the PRC regulatory authorities may not take the same view as we do on this subject.  If the PRC regulatory authorities take the view that we are required to pay social insurance for our independent contractors or other employees, our failure to make previous payments may be in violation of applicable PRC labor laws and we cannot assure you that PRC governmental authorities will not impose penalties on us for failure to comply.  In addition, in the event that any current or former employee files a complaint with the PRC government, we may be subject to making up the social insurance payment obligations as well as paying administrative fines.  The total cost of these payments and any related fines or penalties could be very significant and could have a material adverse effect on our working capital.

In addition, the new PRC Labor Contract Law took effect January 1, 2008 and governs standard terms and conditions for employment, including termination and lay-off rights, contract requirements, compensation levels and consultation with labor unions, among other topics.  In addition, the law limits non-competition agreements with senior management and other employees who have access to confidential information to two years and imposes restrictions or geographical limits.  This new labor contract law will increase our labor costs, which could adversely impact our results of operations.

We are subject to PRC government price control of drugs which may limit our profitability and even cause us to stop manufacturing certain products.

The State Development and Reform Commission of the PRC (“SDRC”) and the price administration bureaus of the relevant provinces of the PRC in which the pharmaceutical products are manufactured are responsible for the retail price control over our pharmaceutical products.  The SDRC sets the price ceilings for certain pharmaceutical products in the PRC. All of our products other than Tongbi Capsules, Lung Nourishing Syrup and Fangfengtongsheng Granule are subject to such price controls as of the date of this prospectus and we prices our medicines well under government-mandated caps. There is no assurance that whether our other products will remain unaffected by the price control.  Where our products are subject to a price ceiling, we will need to adjust the product price to meet the requirement and to accommodate for the pricing of competitors in the competition for market shares.  The price ceilings set by the SDRC may limit our profitability, and in some instances, such as where the price ceiling is below production costs, may cause us to stop manufacturing certain products which may adversely affect our results of operations.

Because we may not be able to obtain business insurance in the PRC, we may not be protected from risks that are customarily covered by insurance in the United States.

Business insurance is not readily available in the PRC.  To the extent that we suffer a loss of a type which would normally be covered by insurance in the United States, such as product liability and general liability insurance, we would incur significant expenses in both defending any action and in paying any claims that result from a settlement or judgment.  We have not obtained fire, casualty and theft insurance, and there is no insurance coverage for our raw materials, goods and merchandise, furniture and buildings in China.  Any losses incurred by us will have to be borne by us without any assistance, and we may not have sufficient capital to cover material damage to, or the loss of, our production facility due to fire, severe weather, flood or other cause, and such damage or loss would have a material adverse effect on our financial condition, business and prospects.

We may be subject to product liability claims, for which we have no insurance.

We may produce products which inadvertently have an adverse pharmaceutical effect on the health of individuals.  Existing laws and regulations in China do not require us to maintain third party liability insurance to cover product liability claims.  However, if a product liability claim is brought against us, it may, regardless of merit or eventual outcome, result in damage to our reputation, breach of contracts with our customers, decreased demand for our products, costly litigations, product recalls, loss of revenue, and our inability to commercialize some products.

Our indemnification obligations could adversely affect our business, financial condition and results of operations.

Our governing documents require us to indemnify our current and former directors, officers, employees and agents against most actions of a civil, criminal, administrative or investigative nature.  Generally, we are required to advance indemnification expenses prior to any final adjudication of an individual’s culpability.  The expense of indemnifying our current and former directors, officers and employees and agents in their defense or related expenses as a result of any actions related to the internal investigation and financial restatement may be significant and in excess of any insurance coverage we may have.  As such, there is a risk that our indemnification obligations could divert needed financial resources and may adversely affect our business, financial condition and results of operations.

 Potential environmental liability could have a material adverse effect on our operations and financial condition.

As a manufacturer, we are subject to various Chinese environmental laws and regulations on air emission, waste water discharge, solid wastes and noise.  We are in the process of applying for Pollution Discharge Permit, other than that we believe that our operations are in substantial compliance with current environmental laws and regulations. We cannot assure you that we may not be able to comply with these regulations at all times as the Chinese environmental legal regime is evolving and becoming more stringent.  Therefore, if the Chinese government imposes more stringent regulations in future, we may have to incur additional and potentially substantial costs and expenses in order to comply with new regulations, which may negatively affect our results of operations.  Furthermore, no assurance can be given that all potential environmental liabilities have been identified or properly quantified or that any prior owner, operator, or tenant has not created an environmental condition unknown to us.  If we fail to comply with any of the present or future environmental regulations in any material aspects, we may suffer from negative publicity and be subject to claims for damages that may require us to pay substantial fines or have our operations suspended or even be forced to cease operations.

 Risks Relating to the Our Corporate Structure

Our corporate structure, in particular the VIE Agreements, are subject to significant risks, as set forth in the following risk factors.

The PRC government may determine that the VIE Agreements which we utilize to control our operating subsidiary Bohai are not in compliance with applicable PRC laws, rules and regulations and that they are therefore unenforceable.

In the PRC it is widely understood that foreign invested enterprises are forbidden or restricted to engage in certain businesses or industries which are sensitive to the economy.  As we intend to centralize our management and operation in the PRC without being restricted to conduct certain business activities which are important for our current or future business but are restricted or might be restricted in the future, we believe our VIE Agreements will be essential for our business operation.  In order for WOFE to manage and operate our business through Bohai in the PRC, the VIE Agreements were entered into under which almost all the business activities of Bohai are managed and operated by WOFE and almost all economic benefits and risks arising from the business of Bohai are transferred to WOFE.

There are risks involved with the operation of Bohai under the VIE Agreements.  We have been advised by PRC legal counsel that if the PRC government determines the VIE Agreement used to control the operating company to be unenforceable as they circumvent the PRC restrictions relating to foreign investment restrictions, the relevant regulatory authorities would have broad discretion in dealing with such breach, including:

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imposing economic penalties;

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discontinuing or restricting the operations of WOFE or Bohai;

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imposing conditions or requirements in respect of the VIE Agreements with which WOFE may not be able to comply;

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requiring us to restructure the relevant ownership structure or operations;

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taking other regulatory or enforcement actions that could adversely affect our business; and

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revoking the business license and/or the licenses or certificates of WOFE, and/or voiding the VIE Agreements

Any of these actions could have a material adverse impact on our business, financial condition and results of operations.

We depend upon the VIE Agreements in conducting our production, manufacturing and distribution of traditional Chinese herbal medicines in the PRC, which may not be as effective as direct ownership.

We conduct our production, manufacturing and distribution of traditional Chinese herbal medicines in the PRC and generate the revenues from our Bohai business through the VIE Agreements.  The VIE Agreements may not be as effective in providing us with control over Bohai as direct ownership.  The VIE Agreements are governed by PRC laws and provide for the resolution of disputes through arbitration proceedings pursuant to PRC laws.  Accordingly, the VIE Agreements will be interpreted in accordance with PRC laws.  If Bohai or its Shareholders fail to perform the obligations under the VIE Agreements, we may have to rely on legal remedies under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, and there is a risk that we may be unable to obtain these remedies.  The legal environment in China is not as developed as in other jurisdictions.  As a result, uncertainties in the PRC legal system could limit our ability to enforce the VIE Agreements.

 The pricing arrangement under the VIE Agreements may be challenged by the PRC tax authorities.

We could face adverse tax consequences if the PRC tax authorities determine that the VIE Agreements were not entered into based on arm’s length negotiations.  If the PRC tax authorities determine that the VIE Agreements were not entered into on an arm’s length basis, they may adjust the income and expenses of our company for PRC tax purposes which could result in higher tax liability.

We rely on the approval certificates and business license held by Bohai and any deterioration of the relationship between WOFE and Bohai could materially and adversely affect the overall business operation of our company.

Pursuant to the VIE Agreements, our production, manufacturing and distribution of traditional Chinese herbal medicines in China is undertaken on the basis of the approvals, certificates and business license as well as other requisite licenses held by Bohai.  There is no assurance that Bohai will be able to renew its licenses or certificates when their terms expire with substantially similar terms as the ones they currently hold.

Further, our relationship with Bohai is governed by the VIE Agreements, which are intended to provide us, through our indirect ownership of WOFE, with effective control over the business operations of Bohai.  However, the VIE Agreements may not be effective in providing control over the applications for and maintenance of the licenses required for our business operations.  Bohai could violate the VIE Agreements, go bankrupt, suffer from difficulties in its business or otherwise become unable to perform its obligations under the VIE Agreements and, as a result, our operations, reputation, business and stock price could be severely harmed.

If WOFE exercises the purchase options over Bohai’s equity pursuant to the VIE Agreements, the payment of purchase prices could materially and adversely affect the financial position of our company.

Under the VIE Agreements, WOFE holds an option to purchase all or a portion of the equity of Bohai at a price, pro rata in case of not all, based on the capital paid in by the Bohai Shareholders (namely, $2.94 million or RMB 20 million ).  In the case that applicable PRC laws and regulations require an appraisal of the equity interest or provide other restriction on the purchase price, the purchase price shall be the lowest price permitted under the applicable PRC laws and regulations. As Bohai is already a contractually controlled affiliate to our company, WOFE’s purchase of Bohai’s equity would not bring immediate benefits to our company and the exercise of the option and payment of the purchase prices could adversely affect the financial position of our company.

Risks Associated With Doing Business in China

There are substantial risks associated with doing business in China, some of which are addressed in the following risk factors.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

We are dependent on our relationship with the local government in the province in which we operate our business.  The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership.  Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to the “protected” status of our products, the coverage of national health insurance for our products, taxation, environmental regulations, land use rights, property and other matters.  The central or local governments of in the PRC jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.  Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Future inflation in China may inhibit our ability to conduct business in China. In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation.  Rapid economic growth can lead to growth in the money supply and rising inflation.  If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability.  These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation.  High inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Our operations and assets in China are subject to significant political and economic uncertainties and we may lose all of our assets and operations if the Chinese government alters its policies to further restrict foreign participation in business operating in the PRC.

Changes in PRC laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition.  Under its current leadership, the Chinese government has been pursuing economic reform policies that encourage private economic activities and greater economic decentralization.  There is no assurance, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.  We may lose all of our assets and operations if the Chinese government alters its policies to further restrict foreign participation in business operating in the PRC.

We derive all of our sales in China and a slowdown or other adverse developments in the PRC economy may materially and adversely affect our customers, demand for our products and our business.

All of our sales are generated in China.  We anticipate that sales of our products in China will continue to represent all of our total sales in the near future.  Although the PRC economy has grown significantly in recent years, we cannot assure you that such growth will continue.  The industry which we are involved in the PRC is relatively new and growing, but we do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the PRC economy which may affect demand for our products.  In addition, the Chinese government also exercises significant control over Chinese economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.  Efforts by the Chinese government to slow the pace of growth of the Chinese economy could result in reduced demand for our products.  A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for our products and materially and adversely affect our business.

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert Chinese Renminbi into foreign currencies and, if Chinese Renminbi were to decline in value, reducing our revenue in U.S. dollar terms.

Our reporting currency is the U.S. dollar and our operations in China use their local currency as their functional currencies.  Substantially all of our revenue and expenses are in the Chinese currency, the Renminbi.  We are subject to the effects of exchange rate fluctuations with respect to any of these currencies.  For example, the value of the Renminbi depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market.  Since 1994, the official exchange rate for the conversion of the Renminbi to the U.S. dollar had generally been stable and the Renminbi had appreciated slightly against the U.S. dollar.  In July 2005, the Chinese government changed its policy of pegging the value of the Renminbi to the U.S. dollar.  Under this policy, which was halted in 2008 due to the worldwide financial crisis, the Renminbi was permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies.  In June 2010, the Chinese government announced its intention to again allow the Renminbi to fluctuate within the 2005 parameters.  It is possible that the Chinese government could adopt an even more flexible currency policy, which could result in more significant fluctuation of Renminbi against the U.S. dollar, or it could adopt a more restrictive policy.  We can offer no assurance that the Renminbi will be stable against the U.S. dollar or any other foreign currency.

Our financial statements are translated into U.S. dollars at the average exchange rates in each applicable period.  To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our international operations.  Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our international operations.  We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign consolidated subsidiaries into U.S. dollars in consolidation.  If there is a change in foreign currency exchange rates, the conversion of the foreign consolidated subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income.  In addition, we have certain assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency.  Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss.  We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future.  The availability and effectiveness of any hedging transaction may be limited and we may not be able to hedge our exchange rate risks.

The State Administration of Foreign Exchange (“SAFE”) restrictions on currency exchange may limit our ability to receive and use our sales revenue effectively and to pay dividends, and the restrictions may cause a delay in payment of interest or principal on the Notes.

On August 29, 2008, SAFE promulgated Circular 142, a notice regulating the conversion by a foreign-invested company of foreign currency denominated capital into Renminbi and restricting the use of such converted Renminbi. SAFE promulgated Circular 45 on November 16, 2011 in order to clarify the application of Circular 142. Under Circular 142 and Circular 45, a foreign-invested company can only use Renminbi converted from foreign currency denominated capital for purposes within its business scope, as approved by the applicable governmental authorities. In addition, Circular 142 and Circular 45 provide that a foreign-invested company may not use such converted Renminbi for equity investments in the PRC unless its business license specifically includes equity investments within its business scope.

All of our sales revenue and expenses are denominated in the Chinese currency, Renminbi.  Under PRC law, the Renminbi is currently convertible under the “current account,” which includes dividends and trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, our PRC operating subsidiary, Bohai, may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of SAFE, by complying with certain procedural requirements.  However, the relevant PRC government authorities may limit or eliminate our ability to purchase foreign currencies in the future.  Since a significant amount of our future revenue will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside China that are denominated in foreign currencies.

All of our income is derived from the consulting fees we receive from Bohai through the VIE Agreements.  SAFE restrictions may delay the payment of dividends, since we have to comply with certain procedural requirement and we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from the profits of WOFE, and it thus may delay our payment of interest to the Notes holders.

Foreign exchange transactions by PRC operating subsidiaries under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with PRC government authorities, including SAFE.  If we borrow foreign currency through loans from us or other foreign lenders, these loans must be registered with SAFE, and if we finance our company by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the Ministry of Commerce, or their respective local counterparts.  These limitations could affect our ability to obtain foreign exchange through debt or equity financing. In particular, the Notes are currently past due on an extended maturity date of April 5, 2013. We are working with Euro Pacific as representative of the investors on a fifth amendment to the Notes which would further extend the maturity date of the Notes to April 5, 2014. As of the date of this prospectus, no written agreement has been entered into in this regard. Because we faced (and continue to face) difficulties in converting our cash on hand from RMB to US Dollars and in turn remitting such amount outside China for purpose of the Note payments. We cannot assure you that this issue will not continue in the future.

The PRC government also may at its discretion restrict access in the future to foreign currencies for current account transactions.  If the foreign exchange control system prevents us from obtaining foreign currency, we may be unable to pay the interest and principal on the Notes, pay dividends or meet obligations that may be incurred in the future that require payment in foreign currency.

The PRC State Administration of Foreign Exchange restrictions on the use of offshore holding companies in mergers and acquisitions in China may create regulatory uncertainties that could restrict or limit our ability to operate.

In November 2005, SAFE issued a public notice, known as Circular 75, concerning foreign exchange registrations that are required in order to use offshore holding companies in mergers and acquisitions in China.  The public notice provides that if an offshore company controlled by PRC residents intends to acquire a PRC company, such acquisition will be subject to registration with the relevant foreign exchange authorities.  The public notice also suggested that registration with the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of shares in an offshore holding company that owns an onshore company.  PRC residents must each submit a registration form to the local SAFE branch with respect to their ownership interests in the offshore company, and must also file an amendment to such registration if the offshore company experiences material events, such as changes in the share capital, share transfer, mergers and acquisitions, spin-off transactions or use of assets in China to guarantee offshore obligations.

Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by: (i) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership; (ii) adding requirements relating to the source of the PRC resident’s funds used to establish or acquire the offshore entity; (iii) covering the use of existing offshore entities for offshore financings; (iv) purporting to cover situations in which an offshore special purpose vehicle, or SPV, establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (v) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds.  Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings.  In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions.  Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

The PRC regulatory authorities may take the view that our acquisition of indirect ownership and controlling interest in Bohai through VIE arrangements shall be subject to SAFE approval and registration. Any adverse action taken against us by PRC regulatory authorities could significantly and negatively impact our operations and the trading market for our common stock.

 PRC regulations and potential registration requirements relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate.  Similarly, our failure to obtain the prior approval of PRC authorities for our January 2010 private placement and the listing and trading of our common stock could have a material adverse effect on our business, operating results, reputation and trading price of our common stock.

On August 8, 2006, the PRC Ministry of Commerce (“MOC”), joined by the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”) and SAFE, released a substantially amended version of the Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises (the “Revised M&A Regulations”), which took effect September 8, 2006.  These new rules significantly revised China’s regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises.  These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOC as a key regulator for issues related to mergers and acquisitions in China and requiring MOC approval of a broad range of merger, acquisition and investment transactions.  Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

Among other things, the revised M&A Regulations include new provisions that purport to require that an offshore SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange.  On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings.  However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.

Our principal shareholder, Glory Period, is 100% owned by Joshua Tan, a Singapore citizen.  As of the date of this prospectus, Glory Period holds approximately 50% of our outstanding common stock.  Mr. Tan and Mr. Qu (the principal founder of Bohai and our Chairman, President and Chief Executive Officer) entered into the Call Option Agreement on December 7, 2009 by which Mr. Qu has an option to acquire all the issued and outstanding shares of Glory Period within three years for nominal consideration.  Chance High, as the wholly owned subsidiary of our company, formed WOFE on November 23, 2009 and WOFE obtained effective and substantial control over Bohai further through executing the VIE Agreements on December 7, 2009 by and among WOFE, Bohai and the three Shareholders of Bohai (including Mr. Qu).  The PRC regulatory authorities may take the view that entry into the VIE Agreements by WOFE and Bohai resulting in Mr. Qu, a PRC resident becoming the majority owner and effective controlling party of our company which acquired 100% indirect ownership of Bohai.  The PRC regulatory authorities may also take the view that the relevant parties should fully disclose to SAFE or MOC of the overall restructuring arrangements, the existence of the Share Exchange and related VIE Agreements.  If the PRC regulatory authorities take the view that the Share Exchange and VIE arrangement constitutes a reverse ,merger or round-trip investment under the M&A Regulations, we cannot assure you we may be able to obtain the approval required from the national offices of MOC.

If the PRC regulatory authorities take the view that the Share Exchange and the VIE Agreements constitutes a reverse merger acquisition or round-trip investment without the approval of the national offices of MOC, they could invalidate the Share Exchange and VIE Agreements.  Additionally, the PRC regulatory authorities may take the view that any public offering plan of us will require the prior approval of CSRC.  If we cannot obtain MOC or CSRC approval in case we are required to do so, our business and financial performance will be materially adversely affected.  We may also face regulatory actions or other sanctions from the MOC or other PRC regulatory agencies.  These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from the Private Placement into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock.

Also, if later the CSRC requires that we obtain its approval, we may be unable to obtain a waiver of the CSRC approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our common stock.  Furthermore, published news reports in China recently indicated that the CSRC may have curtailed or suspended overseas listings for Chinese private companies. These news reports have created further uncertainty regarding the approach that the CSRC and other PRC regulators may take with respect to transactions that we have engaged in our may in the future engage in.  Any adverse action taken against us by PRC regulatory authorities could significantly and negatively impact our operations and the trading market for our common stock.

Because our assets are located outside of the United States and half of our directors, including our Chairman, and the majority of our officers reside outside of the United States, it may be difficult for you to enforce your rights based on the United States federal securities laws against us and these persons in the United States or to enforce judgments of United States courts against us or him in the PRC.

Our Chairman of the Board and principal executive officer, Mr. Qu, resides outside of the United States in China.  In addition, another of our directors and a majority of our officers are also located in China.  Furthermore, our operating subsidiary is located in the PRC and all of its assets are located outside of the United States.  China does not have a treaty with United States providing for the reciprocal recognition and enforcement of judgments of courts.  It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the United States federal securities laws against us in the courts of either the United States or the PRC and, even if civil judgments are obtained in courts of the United States, to enforce such judgments in the PRC courts.  Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties, under the United States federal securities laws or otherwise.

We may have limited legal recourse under PRC laws if disputes arise under our contracts with third parties.

The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade.  However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable.  If our new business ventures are unsuccessful, or other adverse circumstances arise from these transactions, we face the risk that the parties to these ventures may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding the financial and business operations of these acquired companies.  The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under PRC laws, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring.  The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.  Although legislation in China over the past 30 years has significantly improved the protection afforded to various forms of foreign investment and contractual arrangements in China, these laws, regulations and legal requirements are relatively new and their interpretation and enforcement involve uncertainties, which could limit the legal protection available to us, and foreign investors, including you.  The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital and could have a material adverse impact on our operations.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business.  Foreign companies, including some of our competitors, are not subject to these prohibitions.  Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China.  If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage.

The government has recently taken anti-corruption measures to correct corrupt practices. In the pharmaceutical industry, such practices include, among others, acceptance of kickbacks, bribery or other illegal gains or benefits by the hospitals and medical practitioners from pharmaceutical distributors in connection with the prescription of a certain drug. While we maintain anti-corruption policies applicable to our internal sales force and third-party distributors, these policies may not be effective. If any of our employees or third-party distributors engage in such practices and the government takes enforcement action, our products may be seized and our own practices and involvement in the distributors’ practices may be investigated. If this occurs, our sales and reputation may be materially and adversely affected.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with SAFE.  We may also face regulatory uncertainties that could restrict our ability to adopt equity compensation plans for our directors and employees and other parties under PRC laws.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also known as “Circular 78.”  It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-PRC listed company, such as our company, after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan.  In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007.  We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming.

 In the future, we may adopt an equity incentive plan and make numerous stock option grants under the plan to our officers, directors and employees, some of whom are PRC citizens and may be required to register with SAFE.  If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees. In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

Due to various restrictions under PRC laws on the distribution of dividends by our PRC operating companies, we may not be able to pay dividends to our shareholders.

The Wholly-Foreign Owned Enterprise Law (1986), as amended and the Wholly-Foreign Owned Enterprise Law Implementing Rules (1990), as amended and the Company Law of the PRC (2006) contain the principal regulations governing dividend distributions by wholly foreign owned enterprises. Under these regulations, wholly foreign owned enterprises, such as WOFE, may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, WOFE is required to set aside a certain amount of their accumulated profits each year, if any, to fund certain reserve funds.  These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes.

Furthermore, if our consolidated subsidiaries in China incur debt on their own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or our consolidated subsidiaries are unable to receive all of the revenues from our operations due to these contractual or dividend arrangements, we may be unable to pay dividends on our common stock.

We may have difficulty establishing adequate management, governance, legal and financial controls in the PRC.

The PRC historically has been deficient in western style management, governance and financial reporting concepts and practices, as well as in modern banking, and other control systems.  Our current management has little experience with western style management, governance and financial reporting concepts and practices, and we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC.  As a result of these factors, we may experience difficulty in establishing management, governance legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet western standards.  We may have difficulty establishing adequate management, governance, legal and financial controls in the PRC.  Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002 and other  applicable laws, rules and regulations.  This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002.  Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business and the public announcement of such deficiencies could adversely impact our stock price.

It may be difficult to protect and enforce our intellectual property rights under PRC laws.

Intellectual property rights in China are still developing, and there are uncertainties involved in the protection and the enforcement of such rights.  We will need to pay special attention to protecting our intellectual property and trade secrets.  Failure to do so could lead to the loss of a competitive advantage that could not be compensated by our damages award.

If our land use rights are revoked, we would have no operational capabilities.

Under Chinese law land is owned by the state or rural collective economic organizations. The state issues to tenants the rights to use property.  Use rights can be revoked and the tenants forced to vacate at any time when redevelopment of the land is in the public interest.  The public interest rationale is interpreted quite broadly and the process of land appropriation may be less than transparent.  Through our operating subsidiary Bohai, we rely on these land use rights as the cornerstone of our operations for both our manufacturing facility and our corporate headquarters.  The loss of such rights would have a material adverse effect on our company as we would be required to relocate our facilities and obtain new land use rights, and there is a risk that we would not be able to accomplish such a relocation with reasonable cost or at all.

We currently have not obtained the land use right certificate for a piece of land located in Xingfu Twelve Village of Zhifu District with the area of 11,222 square meters, on which we maintain our corporate headquarter. Along with the development and the urban planning of Yantai City, the approved use of the aforesaid land use right has been changed from “industrial use” to “commercial use” and therefore, the approval process for the land use right certificates on five relevant parcels of land including the land occupied by us is suspended until the completion of the planning. The registration of the land use right for the two parcels both located in the high-tech development district of Laishan is still in process. We cannot assure you that we will eventually obtain the land use right certificate for these parcels. If we are asked by the local government to relocate our facility, we expect that the costs associate with relocation and other related expenses will be reimbursed by the local government.

The disclosures in our reports and other filings with the SEC and our other public pronouncements are not subject to the scrutiny of any regulatory bodies in the PRC.

We are regulated by the SEC and our reports and other filings with the SEC are subject to SEC review in accordance with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act. Our SEC reports and other disclosure and public pronouncements are not subject to the review or scrutiny of any PRC regulatory authority. For example, the disclosure in our SEC reports and other filings are not subject to the review by China Securities Regulatory Commission, a PRC regulator that is tasked with oversight of the capital markets in China. Accordingly, you should review our SEC reports, filings and our other public pronouncements with the understanding that no local regulator has done any review of our company, our SEC reports, other filings or any of our other public pronouncements.

Risks Related to Our Common Stock

If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price and reputation and could result in a loss of your investment in our stock, especially if such matter cannot be addressed and resolved favorably.

Recently, U.S. public companies that have substantially all of their operations in China, particularly companies like ours which have completed so-called reverse merger transactions, have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations.

It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our company, our business and our stock price, although we believe our stock price and investor following have suffered and may continue to suffer as a result of the scrutiny of Chinese companies like ours. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our company. This situation will be costly and time consuming and distract our management from growing our company. If such allegations are not proven to be groundless, our company and business operations will be severely and your investment in our stock could be rendered worthless.

The registration statement covering the shares of common stock underlying the Notes and Warrants may not remain effective, which could impact the liquidity of our common stock.

Under the terms of our January 2010 Registration Rights Agreement, we are obligated to include the shares of common stock underlying the Notes and Warrants in an effective registration statement.  From time to time, including following the filing of this prospectus, it will be necessary for us to file post-effective amendments to the registration statement when subsequent events so require (we are doing so via the registration statement of which this prospectus is a part).  We intend to use our best efforts to keep the registration statement current, but we may not be able to do so.  If the registration statement is not current in the future, we will incur penalties and investors’ ability to sell the shares of common stock underlying the Notes and Warrants will be limited, which would have a material adverse effect on the liquidity of our common stock.

There is currently an extremely limited trading market for our common stock, and the limited public trading market that may develop in the future may cause extreme volatility in our stock price.

Although our common stock is listed for quotation on the OTCQB, operated by OTC Markets Group, Inc., there has been only limited trading in our stock.  Trading in our common stock may not fully evolve for a variety of reasons, and even if a market for our stock develops, it may continue to be limited.  Even if a market for our common stock does develop, there is a risk that a meaningful, consistent and liquid trading market may not develop.  Moreover, stocks with limited trading markets have historically experienced extreme price and volume fluctuations and have particularly affected the market prices of many smaller companies like us.  Our common stock is thus expected to be subject to significant volatility when and if meaningful trading commences.  In addition, sales of substantial amounts of our common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock.

All of the foregoing risks are particularly true of our company as we are based in China and recently US-listed Chinese companies (especially those that obtained a US listing via a “reverse merger” transaction as we did) have come under significant scrutiny by US regulators and investors.  This scrutiny and related disfavor for companies like ours has had and may in the future a negative impact on our public stock price

An active and visible trading market for our common stock may not develop.

We cannot predict whether an active market for our common stock will develop in the future.  In the absence of an active trading market:

•

Investors may have difficulty buying and selling or obtaining market quotations;

•

Market visibility for our common stock may be limited; and

•

A lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

 The OTCQB is unorganized, inter-dealers, over-the-counter markets that provides significantly less liquidity than NASDAQ or the NYSE AMEX.  No assurances can be given that we will ever obtain a listing for our securities on a senior exchange.  The trading price of our common stock is therefore expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts’ earnings estimates, announcements of innovations by us or our competitors, general conditions in the industry in which we operate and other factors.  These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of our common stock.

The market price for our stock may be volatile.

The market price for our stock may be volatile and subject to wide fluctuations due to factors such as:

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the perception of US investors and regulators of US-listed Chinese companies;

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actual or anticipated fluctuations in our quarterly operating results;

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changes in financial estimates by securities research analysts;

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conditions in pharmaceutical markets;

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changes in the economic performance or market valuations of other pharmaceutical companies;

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announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

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addition or departure of key personnel;

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fluctuations of exchange rates between RMB and the U.S. dollar;

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intellectual property or other litigation; and

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general economic or political conditions in China.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies.  These market fluctuations may also materially and adversely affect the market price of our stock.

The accounting treatment for our convertible securities is complex and subject to judgments concerning the valuation of embedded derivative rights within the applicable securities.  Fluctuations in the valuation of these rights could cause us to take charges to our earnings and make our financial results unpredictable.

Our Notes and Warrants issued in January 2010 contain, or may be deemed to contain from time to time, embedded derivative rights in accordance with GAAP.  These derivative rights, or similar rights in convertible securities we may issue in the future, need to be, or may need to be, separately valued as of the end of each accounting period in accordance with GAAP.  Changes in the valuations of these rights, the valuation methodology or the assumptions on which the valuations are based could cause us to take charges to our earnings, which would adversely impact our results of operations.  Moreover, the methodologies, assumptions and related interpretations of accounting or regulatory authorities associated with these embedded derivatives are complex and in some cases uncertain, which could cause our accounting for these derivatives, and as a result, our financial results, to fluctuate.  There is a risk that questions could arise from investors or regulatory authorities concerning the appropriate accounting treatment of these instruments, which could require us to restate previous financial statements, which in turn could adversely impact our results of operations, our reputation and our public stock price.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

Pursuant to the terms of the Registration Rights Agreement and Securities Purchase Agreement, we agreed to file a registration statement with the SEC to register the common stock underlying the Notes, Warrants and Placement Agent Warrants for public resale.  All of such shares may be freely sold and transferred following conversion or exercise of the Notes and Warrants if such registration statement remains effective.  Additionally, concurrently with the closing of the Private Placement, we engaged in a Share Exchange, and following the Share Exchange, the former shareholders of Chance High (other than Glory Period) may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to such registration statement or SEC Rule 144, subject to certain limitations.  In general, pursuant to Rule 144, a shareholder (or shareholders whose shares are aggregated) who has satisfied an one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale.  As of the date of this prospectus, 1% of our issued and outstanding shares of common stock equal approximately 178,610.85  shares. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate that has satisfied a one-year holding period.  Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

Our controlling shareholder may exercise significant influence over us.

Our controlling shareholder, Glory Period Limited, owns approximately 50% of our outstanding common stock as of the closing of the Share Exchange.  Tan is the sole shareholder of Glory Period and Qu is the sole director of Glory Period.  Either Tan or Qu has a controlling influence in determining the outcome of any corporate transaction or other matters submitted to our shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions.  Tan and Qu may also have the power to prevent or cause a change in control.  In addition, without the consent of Tan and Qu, we could be prevented from entering into transactions that could be beneficial to us.  As Qu serves as our principal executive officer and Tan has provided consulting services to Bohai in the past, the interests of Tan and Qu may differ from the interests of our other shareholders, which could create conflicts of interest and the potential for approval of actions which may not be in the best interests of all of our shareholders.

Compliance with complex and changing regulation of corporate governance and public disclosure, and our management’s inexperience with such regulations, will result in additional expenses and creates a risk of non-compliance.

Changing laws, regulations and standards relating to corporate governance and public legal and accounting disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting.  Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.  In addition, our management located in the PRC has little experience with compliance with U.S. laws (including securities laws).  This inexperience may cause us to fall out of compliance with applicable regulatory requirements, which could lead to restatements of our financial statements, breaches of covenants in our investor agreements, regulatory enforcement actions against us and a negative impact on our stock price and our business generally.

The challenges we have with properly complying with applicable disclosure and accounting regulations were evidenced when we were required to restate our financial statements for the period ended March 31, 2010 to account for the embedded derivative liabilities associated with Notes and Warrants.  There is a risk that we will face similar challenges in the future.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

We are subject to reporting obligations under the U.S. securities laws.  The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of our internal controls over financial reporting.  In addition, we may be required to have an independent registered public accounting firm attest to and report on management’s assessment of the effectiveness of our internal controls over financial reporting.  Our management may conclude that our internal controls over our financial reporting are not effective.  Moreover, even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our management’s assessment or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us.  Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future.  Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to prevent fraud.  As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our stock.  Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

 Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which is currently quoted for trading on OTCQB, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Exchange Act, as amended.  Our common stock may be a “penny stock” if it meets one or more of the following conditions: (i) the stock trades at a price less than $5 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is not quoted on the Nasdaq Capital Market, or even if so, has a price less than $5 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.  The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act.  For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account.  Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.  This procedure requires the broker-dealer to: (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.  Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth. As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income. Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future. Moreover, investors may not be able to resell their common stock at or above the price they paid for them.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus that are not historical facts are “forward-looking statements” which can be identified by the use of terminology such as “estimates,” “projects,” “plans,” “believes,” “expects,” “anticipates,” “intends,” or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Registration Statement, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services and products. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events.  Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•

our financial position, business strategy and other plans and objectives for future operations;

•

the ability of our management team to execute its plans to meet its goals;

•

our ability to attract and retain qualified management personnel;

•

our growth strategies;

•

anticipated trends in our business;

•

our ability to consummate or integrate acquisitions;

•

our liquidity and ability to finance our operations and acquisition and development activities;

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the timing, cost and procedure for proposed acquisitions;

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the impact of government regulation in China and elsewhere;

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estimates regarding future net revenues or profits;

•

planned capital expenditures (including the amount and nature thereof);

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estimates, plans and projections relating to acquired properties or businesses;

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the possibility that our acquisitions may involve unexpected costs;

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the impact of competition;

•

general economic conditions, whether internationally, nationally or in the regional and local market areas in which we are doing business, that may be less favorable than expected;

•

other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors that may negatively impact our businesses, operations and pricing; and

•

our implementation of required financial, accounting and disclosure controls and procedures and related corporate governance policies.

All written and oral forward-looking statements made in connection with this prospectus that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.  Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders named herein.  There will be no proceeds to us from the sale of shares of common stock in this offering.

We will not receive any proceeds from the sale of shares by the selling stockholders other than the exercise price of any Warrants and Placement Agent Warrants that are exercised by the applicable selling stockholders, the proceeds of which we expect to use for our general working capital.  If all of these Warrants and Placement Agent Warrants are exercised for cash, then we will receive gross proceeds of $15,840,000.  No assurances can be given, however, that all or any portion of such warrants will ever be exercised.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell these shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices.  We will not receive any proceeds from the sale of shares by the selling stockholders but we may receive proceeds upon the exercise, if any, of the Warrants and Placement Agent Warrants.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations relates to the operations and financial condition reported in the unaudited condensed consolidated financial statements of the Company for the nine months ended March 31, 2013 and 2014, and audited condensed consolidated financial statements of the Company for the fiscal years ended June 30, 2012 and 2013,  and should be read in conjunction with such financial statements and related notes included in this prospectus.  Those statements in the following discussion that are not historical in nature should be considered to be forward looking statements that are inherently uncertain. Actual results and the timing of the events may differ materially from those contained in these forward looking statements due to a number of factors, including those discussed in the “Cautionary Note on Forward Looking Statements” set forth elsewhere in this prospectus.

Overview

We are engaged in the production, manufacturing and distribution in China of herbal pharmaceuticals based on traditional Chinese medicine, which we refer to herein as Traditional Chinese Medicine, or TCM. We are based in the city of Yantai, Shandong Province, China and our operations are exclusively in China.

Our medicines and formula address rheumatoid arthritis, viral infections, gynecological diseases, cardio vascular issues and respiratory diseases. Our initial operating subsidiary Bohai obtained Drug Approval Numbers (or DANs) for 29 varieties of traditional Chinese herbal medicines in 2005, an additional 14 varieties in December 2010. Through our acquisition of Yantai Tianzheng in August 2011, we obtained DANs for another 5 varieties in August 2011. We currently produce 7 varieties of approved traditional Chinese herbal medicines in six delivery systems: tablets, granules, capsules, formulations, concentrated powder, and medicinal wine. Of these 7 products, 4 are prescription drugs and 3 are over the counter (or OTC) products.

Three of Bohai’s leading products, Tongbi Capsules and Tablets and Lung Nourishing Syrup, are eligible for reimbursement under China’s National Medical Insurance Program (or NRDL), which we believe significantly increases the marketability of these products. In addition to these leading products, three of our current products and five of our formulas we acquired in 2010 are eligible for NRDL reimbursement. In addition, our Lung Nourishing Syrup was included in the new national Essential Drugs List (or EDL) issued by the Ministry of Health of China on March 15, 2013. The new EDL superseded its previous version formerly issued in 2009 and became effective on May 1, 2013. In addition to Lung Nourishing Syrup, we have another product, Fangfengtongsheng Granule, and four of its previously acquired formulas, which was listed in the 2009 version and is again included in the new EDL. Inclusion on either the EDL or NRDL allows for up to 100% insurance coverage by the Chinese government. Yantai Tianzheng owns five prescription products approved by the State Food and Drug Administration of China (which we refer to herein as the SFDA) and currently manufactures four of such products. Among Yantai Tianzheng’s products, Fangfengtongsheng Granule has an exclusive status and is on the EDL and NDRL, and Zhengxintai Capsule has renewed its protective status to August 2017 and is currently under the NDRL.

Prior to January 5, 2010, we were a public “shell” company operating under the name “Link Resources, Inc.” On January 5, 2010, we consummated a share exchange transaction (the “Share Exchange”) pursuant to which we acquired Chance High, the indirect parent company of Bohai, our principal operating subsidiary, which is a Chinese variable interest entity that we (through a Chinese wholly-owned foreign enterprise subsidiary) control through certain contractual arrangements. On August 8, 2011, WOFE II, a PRC company and a newly formed subsidiary of Chance High, entered into a Share Purchase Agreement pursuant to which we acquired, from the three individual holders thereof, one hundred percent (100%) of the outstanding shares of Yantai Tianzheng, which became our second operating subsidiary effective as of July 1, 2011.

Operating Results

Principal Factors Affecting Our Financial Performance

We believe that the following factors will continue to affect our financial performance:

Sales of Key Products

Our top selling products as a percentage of total net revenue consist of the following:

	For the three months ended March 31,		For the nine months ended March 31,
	2014 (unaudited)	2013 (unaudited)	2014 (unaudited)	2013 (unaudited)
Tongbi Capsules	31.9%	29.2%	30.8%	31.0%
Fangfengtongsheng Granule	20.9%	19.6%	21.1%	17.7%
Tongbi Tablets	17.7%	12.3%	17.7%	12.1%
Zhengxintai Capsule	12.5%	12.8%	12.6%	11.8%
Lung Nourishing Syrup	14.6%	22.9%	15.2%	18.2%
Other Products	2.4%	3.2%	2.6%	9.2%
Total Sales	100%	100%	100%	100%

We expect that a significant portion of our future revenue will continue to be derived from sales of our top five products.

We held the Certificates of Protected Variety of Traditional Chinese Medicine (Grade Two) issued by the SFDA for Tongbi Capsules and Anti-flu Granules which gave us exclusive or near-exclusive rights to manufacture and distribute these two medicines. Tongbi Capsules’ certificates expired in September 2009. We filed an application for extending the protection period on March 12, 2009 and received certification extension until September 13, 2016. Lung Nourishing Syrup received a patent with duration of 20 years from the State Intellectual Property Office of the PRC and the patent will expire on September 12, 2027.

Experienced Management

Management’s marketing strategies and business relationships gives us the ability to expand our product market areas, which provides us with leverage to acquire less sophisticated operators, increase production volumes, and implement quality standards. Our future prospects depend substantially on the continued services of our senior management team, especially our President, Chief Executive Officer and Chairman of the Board, Mr. Qu.

Price Control of Drugs by PRC Government and SDRC

The State Development and Reform Commission of the PRC (“SDRC”) and the price administration bureaus of the relevant provinces of the PRC in which the pharmaceutical products are manufactured are responsible for the retail price control over our pharmaceutical products. The SDRC sets the price ceilings for certain pharmaceutical products in the PRC.

On May 8, 2014, SDRC announced elimination of caps on retail prices for certain low-cost medicines, including 280 medicines made by foreign pharmaceutical companies and 250 Chinese patented drugs, among which are our Tongbi Capsules, Lung Nourishing Syrup and Fangfengtongsheng Granule.  Our other products continue to subject to price controls. Due to the recent trend that China is moving toward free-market pricing for pharmaceutical products,  three of our top selling products not subject to price ceiling, direct support of TCM by the Chinese government, and China’s immense market, we are optimistic regarding our continuous growth potential for TCM in China.

Operating Results

Comparison of the three months ended March 31, 2014 and 2013

BOHAI PHARMACEUTICALS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF

INCOME AND COMPREHENSIVE INCOME

(UNAUDITED)

	For the Three Months Ended March 31,		Change
	2014	2013	$	%
Net revenues	$ 39,722,126	$ 34,786,624	4,935,502	14%
Cost of revenues	10,125,405	8,919,666	1,205,739	14%
Gross profit	29,596,721	25,866,958	3,729,763	14%
Operating expenses:
Selling, general and administrative expenses	23,103,935	20,476,092	2,627,843	13%
Impairment Charge - drug formula	0	0	0
Depreciation and amortization	722,006	740,503	-18,497	-2%
Total Operating expenses	23,825,941	21,216,595	2,609,346	12%
Income from operations	5,770,780	4,650,363	1,120,417	24%
Other income (expenses):
Interest income	3,296	2,796	500	18%
Interest expenses	(336,645)	(456,930)	120,285	-26%
Other (expenses) income, net	(29)	(142)	113	-80%
Change in fair value of derivative liabilities	0	0
Total other (expenses) income	(333,378)	(454,276)	120,898	-27%
Income before provision for income taxes	5,437,402	4,196,087	1,241,315	30%
Provision for income taxes	(1,509,391)	(1,036,881)	(472,510)	46%
Net income	$ 3,928,011	$ 3,159,206	768,805	24%
Comprehensive income:
Net income	$ 3,928,011	$ 3,159,206	768,805	24%
Unrealized foreign currency translation (loss) gain	(1,187,686)	658,168	(1,845,854)	-280%
Comprehensive income	$ 2,740,325	$ 3,817,374	(1,077,049)	-28%
Net income per common share
Basic	$ 0.22	$ 0.18
Diluted	$ 0.19	$ 0.15
Weighted average common shares outstanding
Basic	17,943,988	17,943,988
Diluted	21,831,328	22,093,335

Net Revenues

Net revenues are comprised of sales of 11 traditional Chinese medicines (corresponding to 7 drug formulas) in China during the three months ended March 31, 2014. We previously sold 20 medicines (corresponding to 16 drug formulas) following our acquisition of YantaiTianzheng on August 8, 2012, but have made the strategic choice to narrow our focus to our top 11 products (corresponding to 7 drug formulas). Net revenues for the three months ended March 31, 2014 increased by $4,935,502, or 14.2%, to $39,722,126 as compared to $34,786,624 for the three months ended March 31, 2013. Net revenues were $26,434,265 and $13,287,861 for Bohai and YantaiTianzheng, respectively, for the three months ended March 31, 2014. Net revenues were $23,492,378 and $11,294,246 for Bohai and YantaiTianzheng, respectively, for the three months ended March 31, 2013.

The increase in Bohai’s revenue was primarily due to a net increase in revenues of 10.9% from three leadingproducts of Bohai: Lung Nourishing Syrup, Tongbi Capsules, and Tongbi Tablets, which together accounted for over 96.5% of our total net revenues for Bohai for the three months ended March 31, 2014. Lung Nourishing Syrup, Tongbi Capsules, and Tongbi Tablets together accounted for 95.4% of our total net revenues for Bohai for the three months ended March 31, 2013. All of our lead products of Bohai are listed for coverage and reimbursement under national medical insurance program starting in December 2009.

 The increase in Tianzheng’s revenue was primarily due to a net increase of 14.7% in revenue derived from two leading products of Tianzheng: Zhengxintai Capsule and Fangfengtongsheng Granule. The sales quantity of Fangfengtongsheng Granule increased 13.4% and the average unit sales prices of Fangfengtongsheng Granule increased 5.0% and 6.4% for the 10 bags per box and 18 bags per box, respectively during the three months ended March 31, 2014 compared the same period 2013. The sales quantity of in Tianzheng: Zhengxintai Capsule increased 8.3% and the average unit sales prices of in Tianzheng: Zhengxintai Capsule increased 2.6% during the three months ended March 31, 2014 compared the same period 2013.

The increase in our revenue is primarily due to increase in market demand for our key products that are included in the government’s essential drug list. The government encourages hospital and doctors to prescribe essential drugs to the patients.

The sale of our prescription drug products for the three months ended March 31, 2014 represented 84% of total net revenue compared to 74% for the same period in 2013.

Cost of Revenues

Cost of revenues is comprised of raw material costs, labor cost, overhead costs associated with the manufacturing processes and related expenses which are directly attributable to our revenues. Our cost of revenues for the three months ended March 31, 2014 was $10,125,405 as compared to $8,919,666 for the three months ended March 31, 2013, representing an increase of $1,205,739, or 13.5%. Cost of revenues were $6,311,869 and $3,813,536 for Bohai and YantaiTianzheng, respectively, for the three months ended March 31, 2014. Cost of revenues were$5,804,150 and $3,115,516 for Bohai and YantaiTianzheng, respectively, for the three months ended March 31, 2013. The increase in cost of revenues for the three months ended March 31, 2014, compared to the same period in 2013, was mainly due to increase in total costs of raw materials, labor, and overhead as a result of increase in our overall sales.

Gross Profit

Gross profit represents the difference between net revenues and cost of revenues. We achieved gross profit of $29,596,721 for the three months ended March 31, 2014, as compared to $25,866,958 for the same period in 2013, representing an increase of $3,729,763, or 14.4%, over the same period in 2013. The increase of the gross profit is mainly due to increased revenues.

Our overall gross profit margins as a percentage of net revenues increased by approximately 0.1% from 74.4% to 74.5% for the three months ended March 31, 2014, as compared to the same period in 2013.

Operating Expenses

Our operating expenses increased by $2,609,346, or 12.3%, to $23,825,941, for the three months ended March 31, 2014, as compared to $21,216,595 for the same fiscal period in 2013. The overall increase in selling, general, and administrative expenses was mainly due to increased sales commissions in line with an overall increase in sales activities. The percentage of operating expenses to net revenues was 60.0% and 61.0% for the three months ended March 31, 2014 and 2013, respectively, representing a decrease of 1.0% as a percentage of net revenues. Operating expenses increased slower than the increase in revenue during this period compared to the same period last year.

Sales commissions increased by $3,170,159, or 17.9%, to $20,910,232 for the three months ended March 31, 2014, as compared to $17,740,073 for the same period in 2013. Sales commissions accounted for 52.6% and 51.0% of the net revenue for the three months ended March 31, 2014 and 2013, respectively. The increase in commission is due to increased sales and increased collection of accounts receivable resulting from increased market demand during the three months ended March 31, 2014 compared to the same period last year.

Depreciation and amortization expenses in operating expenses decreased by $18,497, or 2.5%, to $722,006 for the three months ended March 31, 2014, as compared to $740,503 for the same fiscal period in 2013.

Total Other Income (Expenses)

Total other expenses comprised of interest income (expenses), and other income (expenses). Total other expenses were $333,378 for the three months ended March 31, 2014 compared to total other expenses of $454,276 for the period ended March 31, 2013, a decrease of total net other expenses of $120,898. The decrease in total other expenses were principally due to a decrease of $120,285 of interest expense. The decrease of interest expenses was mainly due to decreased short term loan, convertible notes, and notes payable for the three months ended March 31, 2014 compared to the same period in 2013.

On March 31, 2012, our Chinese operating subsidiary determined it was unable to convert a sufficient number of RMB needed to repay the notes issued to certain accredited investors on their original maturity date of January 5, 2012. As a result, we entered into a series of amendments to the notes with Euro Pacific Capital, Inc. (“Euro Pacific”), as representative of the investors, to extend to the maturity date and increase the interest rate on the notes. The outstanding balance of the notes amounted to $7,618,050 and $8,464,500 as of March 31, 2014 and June 30, 2013, respectively. On April 21, 2014, we and Euro Pacific entered into a Fifth Amendment to the convertible notes (the “Fifth Amendment”) to extend the maturity date of the convertible notes to April 5, 2016. The Fifth Amendment provides, among other things, that (i) the interest of the convertible notes will cease to accrue as of the date of the Fifth Amendment (the “Effective Date”), (ii) any accrued and unpaid interest as of the Effective Date in an aggregate amount of up to $1,000,000 (unless otherwise converted to our common stock pursuant to Section 5 of the Notes) shall be paid by cash as soon as practicable after the date of consummation of a financing by us conducted in the U.S. with net proceeds to us of at least $5 million, and (iii) in the event that the volume weighted average public trading price (as reported by Bloomberg Financial Markets) of the Company’s common stock exceeds $2.50 for 20 consecutive trading days (the “Trading Period”) with a daily average volume of 30,000 shares over such Trading Period, we will have the right, upon notice to the Investor Representative, to require mandatory conversion of the entire outstanding principal amount (including any accrued but unpaid interest) due thereunder into shares of common stock at a conversion price of $2.0 per share.

Provision for Income Tax

Our provision for income tax for the three months ended March 31, 2014 and 2013 was $1,509,391 and $1,036,881, respectively, an increase of $472,510, or 45.6%, for the three months ended March 31, 2014 over the same period last year. The increase in provision for income tax was mainly due to the increase of taxable income. The effective income tax rates were 28% and 25% for the three months ended March 31, 2014 and 2013, respectively.

Net Income

We had a net income of $3,928,011 for the three months ended March 31, 2014, as compared to net income of $3,159,206 for the three months ended March 31, 2013, an increase in net income of $768,805, or 24.3%. This translates into basic earnings per common share of $0.22 and $0.18, and diluted earnings per common share of $0.19 and $0.15, for the three months ended March 31, 2014 and 2013, respectively. The increase in net income was primarily attributable to an increase in total gross profit of $3,729,763, offset by increase in operating expenses of $2,609,346 for this year compared to the same period last year.

Net income margin was 9.9% for the three months ended March 31, 2014 as compared to net income margin 9.1% for the same period last year, an increase of 0.8%. The increase was mainly due to the increased selling and general and administrative expenses, which was smaller than the increase of gross income.

Comparison of years ended June 30, 2013 and 2012

BOHAI PHARMACEUTICALS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended June 30,		Change
	2013	2012	$	%
Net revenues	$ 151,792,917	$ 137,372,492	14,420,425	10%
Cost of revenues	37,196,569	33,532,900	3,663,669	11%
Gross profit	114,596,348	103,839,592	10,756,756	10%
Operating expenses:
Selling, general and administrative expenses	83,416,640	72,889,809	10,526,831	14%
Impairment Charge - drug formula	1,688,486	0	1,688,486	0%
Depreciation and amortization	2,613,040	2,578,316	34,724	1%
Total Operating expenses	87,718,166	75,468,125	12,250,041	16%
Income from operations	26,878,182	28,371,467	(1,493,285)	-5%
Other income (expenses):
Interest income	38,712	69,308	(30,596)	-44%
Interest expenses	(1,967,527)	(11,194,301)	9,226,774	-82%
Other (expenses) income, net	(16,795)	(10,198)	(6,597)	65%
Change in fair value of derivative liabilities	1,211,236	(273,369)	1,484,605	-543%
Total other (expenses) income	(734,374	(11,408,560)	10,674,186	-94%
Income before provision for income taxes	26,143,808	16,962,907	9,180,901	54%
Provision for income taxes	(7,020,291)	(7,314,882)	294,591	-4%
Net income	$ 19,123,517	$ 9,648,025	9,475,492	98%
Comprehensive income:
Net income	$ 19,123,517	$ 9,648,025	9,475,492	98%
Unrealized foreign currency translation (loss) gain	2,763,505	2,676,721	86,784	3%
Comprehensive income	$ 21,887,022	$ 12,324,746	9,562,276	78%
Net income per common share
Basic	$ 1.07	$ 0.54
Diluted	$ 0.91	$ 0.54
Weighted average common shares outstanding
Basic	17,943,988	17,943,988
Diluted	22,093,335	22,879,085

Net Revenues

Net revenues are comprised of sales of 13 traditional Chinese medicines (corresponding to 13 drug formulas) in China during the year ended June 30, 2013. We previously sold 20 medicines (corresponding to 16 drug formulas) following our acquisition of Yantai Tianzheng on August 8, 2012, but have in the fiscal year ended June 30, 2013 made the strategic choice to narrow our focus to just our top 11 products (corresponding to 7 drug formulas). Net revenues for the year ended June 30, 2013 increased by $14,420,425, or 10.5%, to $151,792,917 as compared to $137,372,492 for the year ended June 30, 2012. Net revenues were $103,393,264 and $48,399,653 for Bohai and Yantai Tianzheng, respectively, for the year ended June 30, 2013. Net revenues were $93,167,083 and $44,205,409 for Bohai and Yantai Tianzheng, respectively, for the year ended June 30, 2012. The increase in Bohai’s revenue was primarily due to a net increase in revenues of 24.8% from our four lead products in Bohai: Lung Nourishing Syrup, Tongbi Capsules, Tongbi Tablets, and Shangtongning Tablets, which together accounted for over 93.4% of our total net revenues for Bohai for the year ended June 30, 2013. Lung Nourishing Syrup, Tongbi Capsules, Tongbi Tablets, and Shangtongning Tablets together accounted for over 82.1% of our total net revenues for Bohai for the year ended June 30, 2012. We stopped production of Shangtongning Tablets since October 2012. The increased revenues from Lung Nourishing Syrup, Tongbi Capsules, and Tongbi Tablets offset the decreased sales from Shangtongning Tablets. All of our lead products from Bohai are listed for coverage and reimbursement under national medical insurance program starting in December 2009. The increase in Tianzheng’s revenue was primarily due to a net increase of 17.0% in revenue derived from our two lead products in Tianzheng: Zhengxintai Capsule, Fangfengtongsheng Granule. The sale of our prescription drug products for the year ended June 30, 2013 represented 78% of total net revenue compared to 78% for the same period in last year. The increase in prescription sales was primary due to increases in sales volume of our two prescription drugs, Tongbi Capsules and Tongbi Tablets as well as prescription product sales from Yantai Tianzheng. The increase in our revenue is primarily due to increase in market demand for our key products that are included in the government’s essential drug list. The government encourages hospital and doctors to prescribe essential drugs to the patients. The increase in the revenue is also a result of the increased sales caused by the temporary revised commission policy that increased the stipulated ratio by 5% from July to December 2012.

Cost of Revenues

Cost of revenues is comprised of raw material costs, labor cost, overhead costs associated with the manufacturing processes and related expenses which are directly attributable to our revenues. Our cost of revenues for the year ended June 30, 2013 was $37,196,569 as compared to $33,532,900 for the year ended June 30, 2012, representing an increase of $3,663,669, or 10.9%. Cost of revenues were $23,684,243 and $13,512,326 for Bohai and Yantai Tianzheng, respectively, for the year ended June 30, 2013. Cost of revenues were $20,269,019 and $13,263,881 for Bohai and Yantai Tianzheng, respectively, for the year ended June 30, 2012. The increase in cost of revenues for the year ended June 30, 2013, compared to the same period in last year, was mainly due to an increase in total costs of raw materials, labor, and overhead as a result of an increase in overall sales.

Gross Profit

Gross profit represents the difference between net revenues and cost of revenues. We achieved gross profit of $114,596,348 for the year ended June 30, 2013, as compared to $103,839,592 for the same period in 2012, representing an increase of $10,756,756, or 10.4%, over the same period in 2012. The increase of the gross profit is mainly due to increased revenues.

Our overall gross profit margins as a percentage of net revenues decreased by approximately 0.1% from 75.6% to 75.5% in the fiscal year of 2013 compared with 2012.

Operating Expenses

Our operating expenses increased by $12,250,041 or 16.2% to $87,718,166, for the year ended June 30, 2013, as compared to $75,468,125 for the same fiscal period in 2012. The overall increase in selling, general, and administrative expenses was due to increased sales commissions in line with an overall increase in sales activities, increased impairment cost, increased salary and welfare cost, and increased amortization expenses offset by decreased advertisement cost. The percentage of operating expenses to net revenues was 57.8% and 54.9% for the years ended June 30, 2013 and 2012, respectively, representing an increase of 2.9% as a percentage of net revenues. The increase of percentage of net revenue is because operating expenses increased faster than the increase of revenue this period compared to the same period last year.

Sales commissions increased by $14,406,530 or 23.6% to $75,414,664 for the year ended June 30, 2013, as compared to $61,008,134 for the same fiscal period in 2012. Sales commissions accounted for 49.7% and 44.4% of the total revenue for the years ended June 30, 2013 and 2012, respectively. We increased commission rates for key products as part of its strategy to streamline operation around a more focused product portfolio during the six months ended December 31, 2012. We also increased commission rates on certain products lines that are being discontinued in order to clear such inventories from stock. The increase of commission also is due to increased sales during the year ended June 30, 2013 compared to the same period last year.

Depreciation and amortization expenses increased by $34,724 or 1.3% to $2,613,040 for the year ended June 30, 2013, as compared to $2,578,316 for the same fiscal period in 2012. The increase is due to increased intangible assets including acquisition of land use right for $19,021,652 on November 5, 2012. Amortization expense for land use rights amounted to $685,524 and $676,515 for the years ended June 30, 2013 and 2012, respectively.

Advertising expenses are charged to expense as incurred. Advertising expenses decreased by $3,402,083 or 97.3% to $95,477 for the year ended June 30, 2013, as compared to $3,497,560 for the same fiscal period in 2012. We spent approximately $2 million in TV advertising and was doing advertisement in all routes of Shandong Airline during the fiscal year ended June 30, 2012. The advertisement in Shandong airline was suspended from July 2012 to December 2012 due to general restrictions in advertisement implemented by Shandong airline. We switched toEastern airlines afterwards and advertised in its19 routes servicing Shandong province during the later half of the fiscal year ended June 30, 2013 and the expenses for such advertisement decreased compared with the same period last year.

Other operating expenses amounted to $5,024,061 and $5,140,285 for the years ended June 30, 2013 and 2012, respectively.

Total Other Income (Expenses)

Total other income (expenses) are comprised of interest income (expenses), changes in fair value of derivative instruments, other income (expenses), and amortization of deferred financing fees. Total other income were $734,374 for the year ended June 30, 2013 compared to total other expenses of $11,408,560 for the period ended June 30, 2012, a decrease of total net other expenses of $10,674,186. The decrease in total other expenses were principally due to a decrease of $9,226,774 for interest expense and due to an increase of $1,484,605 in change of fair value of derivative liabilities. The decrease of interest expenses is mainly because effective interest expense decreased $9,747,509 and extension interest expense increased $426,771 compared to the year ended June 30, 2012.The increase of non-cash income in fair value of warrants is due to the effect of change of stock prices during the periods ended June 30, 2013 and 2012.

On March 31, 2012, our Chinese operating subsidiary determined it was unable to convert a sufficient number of RMB’s needed to repay the notes on their original maturity date of January 5, 2012. As a result, we entered into a series of amendments to the Notes with Euro Pacific as representative of the Investors to extend to the maturity date and increase the interest rate on the Notes. Pursuant to the most recent amendment, the maturity date of the notes was extended April 5, 2013 and the interest rate was increased to 12% per annum. We are negotiating with Euro Pacific to extend the maturity date to April 5, 2014 and in connection with such extension, we proposed to make a payment in the amount equal to 10% of the outstanding principal plus any accrued interest (at the current rate of 12% per annum). There is no written agreement related to the foregoing as of the date of this Prospectus and we cannot assure you that such agreement will be entered into. The Company did not make the payment due on April 5, 2013 as of report date.

Contractual interest expense amounted to $1,069,261 and $10,875,038 for the years ended June 30, 2013 and 2012, respectively. As of June 30, 2013, there were 4,232,250 shares of our Common Stock issuable upon conversion of the outstanding convertible notes (see Note 14).

Provision for Income Tax

Our provision for income taxes for the years ended June 30, 2013 and 2012 were $7,020,291 and $7,314,882, a decrease of $294,591, or 4.0%, for the year ended June 30, 2013 over the same period last year. The decrease in provision for income tax was mainly due to a decrease in taxable income under the PRC law from Bohai. The effective income tax rates were 27% and 43% for the years ended June 30, 2013 and 2012, respectively. The decrease in the effective income tax rate is because $9,747,509 effective interest expenses of convertible notes incurred in the year ended June 30, 2012. .

Net Income

We had a net income of $19,123,517 for the year ended June 30, 2013, as compared to net income of $9,648,025 for the year ended June 30, 2012, an increase in net income of $9,475,492, or 98.2%. This translates into basic earnings per common share of $1.07 and $0.54, and diluted earnings per common share of $0.91 and $0.54, for the years ended June 30, 2013 and 2012, respectively. The increase in net income was primarily attributable to an increase in total gross profit of $10,756,756 and a decrease in total other expenses (resulting from mostly effective interest charges) of $10,674,186, offset by an increase in operating expenses of $12,250,041 for this year compared to the same period of prior year.

Net income margin was 12.6% for the year ended June 30, 2013 as compared to net income margin 7.0% for the same period last year, an increase of 5.6%. The increase was mainly due to the net decrease in certain non-cash activities such as effective interest charges from convertible notes and increase in gross profit, offset by increased selling and general and administrative expenses.

Total other income included a non-cash charge in effective interest expenses of $0 for the year ended June 30, 2013 compared to $9,317,897 for the same period in 2012.

Total other income for the year ended June 30, 2013 also comprised of a non-cash credit for fair value of warrants of $1,211,236.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate adequate amounts of cash to meet its needs for working capital. As of March 31, 2014, we had cash and cash equivalents of $11,265,031 and restricted cash of $12,609,747, substantially almost all of which is located in financial institutions in China. The following table provides detailed information about our net cash flow for financial statement periods presented in this report:

Summary of Cash Flow Statements

	For the nine months ended March 31,
	2014	2013
Net cash provided by operating activities	$ 12,818,868	$ 7,873,829
Net cash used in investing activities	(12,310,177)	(22,131,301)
Net cash provided by (used in) financing activities	4,044,717	(507,329)
Effect of foreign currency translation on cash and cash equivalents	(236,349)	134,113
Net decrease in cash and cash equivalents	$ 4,317,059	$ (14,630,688)

Net Cash Provided By Operating Activities

Net cash provided by operating activities totaled $12,818,868 for the nine months ended March 31, 2014 as compared to net cash provided by operating activities of $7,873,829 for the nine months ended March 31, 2013. The increase in net cash provided by operating activities, for the nine months ended March 31, 2014 compared to the same period 2013, was primarily due to increased net income of $3.2 million, increased depreciation and amortization of $0.8 million, decreased net income from change in fair value of derivative liabilities of $1.2 million, a decrease of deferred income tax by $0.2 million, less decrease of $1.0 million in accrued expenses, and less increase of $3.4 million in accounts receivables, offset by increased purchase of inventories of $2.4 million, more decrease of prepaid expenses by $0.4 million, less decrease of accounts payable of $0.9 million, and decreased impairment of intangible assets of $1.7 million. We expect our cash flow from operating activities to maintain a positive flow in the year ended June 30, 2014 due to our continuous cash flow management.

Net Cash Used In Investing Activities

Net cash used in investing activities was $12,310,177for the nine months ended March 31, 2014 as compared to net cash used in investing activities of $22,131,301 for the nine months ended March 31, 2013. The net decrease in cash used in investing activities was mainly due to the cash payment of approximately $7.5 million more for our YantaiTianzheng acquisition in 2013, less cash payment of approximately $0.59 million for property, plant and equipment, and less cash payment of approximately $1.9 million for deposit for property, plant and equipment deposits, offset by more cash payment of approximately $0.17 million for land use rights payments during the nine months ended March 31, 2014 compared to the same period in 2013.

Net Cash Provided by (used in) Financing Activities

Net cash provided by financing activities totaled $4,044,717 for the nine months ended March 31, 2014 as compared to net cash used in financing activities of $507,329 for the same period in 2013. The reason for the increase in cash provided by financing activities was mainly due to proceeds from short-term loan and notes payable of $14.7 million, less repayment of $0.7 million convertible notes, offset by more repayments of short-term loan and notes payable of $9.8 million, and due to decreased net deposit of restricted cash of $1.1 million during the nine months ended March 31, 2014 compared to the same period in 2013. The short-term loan and note payable credit facility are all following the execution of third party guaranty arrangements.

Cash Position

As of March 31, 2014, we had cash of $11,265,031 as compared to $6,947,972 as of June 30, 2013, an increase of $4,317,059.

We believe that we can meet our liquidity and capital requirements for our ongoing operations from our currently available working capital and maintain our operations at our current levels.

However, during the current fiscal year and thereafter, we will require cash to meet certain obligations described under “Obligations under Material Contracts” below, in particular the payment of the principal and interest on our convertible notes for which the principal amount of $7,618,050 was not paid as of the date of this report.

We believe we would be able to generate enough cash flow from operating activities to meet these obligations. In case we will not be able to generate enough cash flow from operating activities, we may reduce capital expenditures or raise additional capital to fund these obligations, either through the issuance of debt or equity securities, bank loans or other methods. Readers are cautioned that additional funding, capital or loans may be unavailable to us on favorable terms, if at all. If adequate funds are not available, we would likely have to renegotiate the terms of these obligations, which we may be unable to do on favorable terms. We may thus be required to agree to unfavorable terms that could have a material adverse effect on us, our financial condition and our results of operations in 2013 and beyond. Moreover, to the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities would result in ownership and potentially economic dilution to existing shareholders.

In addition, if we are faced with worldwide financial and credit crisis as have occurred in recent years, it may make the future cost of raising funds through the debt or equity markets more expensive or make financial markets unavailable to us at times when we require additional financings.

Finally, it has been very difficult over the past several years for U.S.-listed Chinese companies to raise financing from investors. As a result, our ability to raise needed financing may be compromised.

Critical Accounting Policies and Estimates

As discussed in Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, of our Annual Report on Form 10-K for the fiscal year ended June 30, 2013, we consider our use of estimates, accounts receivable, revenue recognition, inventories, property plant and equipment, and income taxes to be the most critical accounting policies in understanding the judgments that are involved in preparing our audited consolidated financial statements. There have been no significant changes to these estimates in year ended June 30, 2013.

Recent Accounting Pronouncements Adopted

In July 2012, the FASB issued ASU 2012-02, “Intangibles-Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment." This ASU simplifies how entities test indefinite-lived intangible assets for impairment which improve consistency in impairment testing requirements among long-lived asset categories. These amended standards permit an assessment of qualitative factors to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying value. For assets in which this assessment concludes it is more likely than not that the fair value is more than its carrying value, these amended standards eliminate the requirement to perform quantitative impairment testing as outlined in the previously issued standards. The guidance is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, early adoption is permitted. The adoption of this standard did not have a material impact on our consolidated financial position or results of operations.

In February 2013, the FASB issued Accounting Standards Update (“ASU”) 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income”. The ASU does not change the current requirements for reporting net income or other comprehensive income in financial statements. However, this ASU requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts. The guidance is effective prospectively for reporting periods beginning after December 15, 2012 for public entities. The adoption of this standard did not have a material impact on our consolidated financial position or results of operations.

Recent Accounting Pronouncements Not Yet Adopted

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on our consolidated financial position or results of operations upon adoption.

Obligations under Material Contracts

The following table summarizes our contractual obligations as of June 30, 2013, and the effect these obligations are expected to have on our liquidity and cash flows in future periods.

	Payments Due by Period
		Less than	1-3	4-5	5
	Total	1 year	Years	years	Years+
Contractual Obligations:
Convertible notes	$ 8,464,500	$ 8,464,500	$ -	$ -	$ -

Construction In Process	497,403	497,403	-	-	-

Yantai Tianzheng acquisition	5,000,000	-	5,000,000	-	-

Land use right payable	6,471,759	6,471,759		-	-

Advertising	641,429	641,429	-	-	-

Equipment purchase	2,090,677	2,090,677	-	-	-

Contract Research and Development Arrangement	259,309	259,309	-	-	-

Total Contractual Obligations:	$ 23,425,077	$ 18,425,077	$ 5,000,000	$ -	$ -

Other than discussed above, there are no other foreseeable material commitments or contingencies as of June 30, 2013.

Off-Balance Sheet Arrangements

We did not engage in any “off-balance sheet arrangements” (as that term is defined in Item 303(a)(4)(ii) of Regulation S-K) during years ended June 30, 2013. We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our audited consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk, or credit support to us or engages in leasing, hedging, or research and development services with us.

Currency Exchange Risk

Our reporting currency is the U.S. dollar and our operations in China use their local currency as their functional currencies. Substantially all of our revenue and expenses are in the Chinese currency, the Renminbi. We are subject to the effects of exchange rate fluctuations with respect to any of these currencies.  For example, the value of the Renminbi depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market.  Since 1994, the official exchange rate for the conversion of the Renminbi to the U.S. dollar had generally been stable and the Renminbi had appreciated slightly against the U.S. dollar.  In July 2005, the Chinese government changed its policy of pegging the value of the Renminbi to the U.S. dollar.  Under this policy, which was halted in 2008 due to the worldwide financial crisis, the Renminbi was permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies.  In June 2010, the Chinese government announced its intention to again allow the Renminbi to fluctuate within the 2005 parameters.  It is possible that the Chinese government could adopt an even more flexible currency policy, which could result in more significant fluctuation of Renminbi against the U.S. dollar, or it could adopt a more restrictive policy. We can offer no assurance that the Renminbi will be stable against the U.S. dollar or any other foreign currency.

Our consolidated financial statements are translated into U.S. dollars at the average exchange rates in each applicable period.  To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our international operations.  Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our international operations.  We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign consolidated subsidiaries into U.S. dollars in consolidation.  If there is a change in foreign currency exchange rates, the conversion of the foreign consolidated subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income.  In addition, we have certain assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency. Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss.  We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future.  The availability and effectiveness of any hedging transaction may be limited and we may not be able to hedge our exchange rate risks. Most of our transactions are settled in Renminbi and U.S. dollars. We are not exposed to significant foreign currency risk.

Credit Risk

Our potential credit risk is mainly attributable to our debtors and bank balances.  In respect of debtors, we have policies in place to ensure that it will only accept customers from countries which are politically stable and customers with an appropriate credit history.  In addition, all the bank balances were made with financial institutions with high-credit quality.  Thus, we are not considered to be subject to significant credit risk.

Interest Rate Risk

Our interest rate risk is primarily attributable to our short-term borrowings, loan to a third party and loan to equity holders.  Our borrowings carry interest at fixed rate.  Our management has not used any interest rate swaps to hedge our exposure to interest rate risk.

Inflation

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has been more moderate since 1995, high inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

BUSINESS

Our Business

We are engaged in the production, manufacturing and distribution in China of herbal pharmaceuticals based on traditional Chinese medicine, which we refer to herein as Traditional Chinese Medicine, or TCM.  We are based in the city of Yantai, Shandong Province, China and our operations are exclusively in China.

Our medicines address rheumatoid arthritis, viral infections, gynecological diseases, cardio vascular issues and respiratory diseases.  Our initial operating subsidiary Bohai obtained Drug Approval Numbers (or DANs) for 29 varieties of traditional Chinese herbal medicines in 2005, and an additional 14 varieties in December 2010.  Through our acquisition of Yantai Tianzheng in August 2011, we obtained DANs for another 5 varieties in August 2011. We currently produce 7 varieties of approved traditional Chinese herbal medicines in seven delivery systems: tablets, granules, capsules, formulations, concentrated powder, tincture and medicinal wine.  Of these 7 products, 4 are prescription drugs and 3 are over the counter (or OTC) products.

Three of Bohai’s lead products, Tongbi Capsules and Tablets and Lung Nourishing Syrup, are eligible for reimbursement under China’s National Medical Insurance Program (or NRDL), which we believe significantly increases the marketability of these products.  In addition to these lead products, three of our current products and five of our formulas we acquired in 2010 are eligible for NRDL reimbursement. In addition, Bohai’s Lung Nourishing Syrup was included in the new national Essential Drugs List (or EDL) issued by the Ministry of Health of China on March 15, 2013. The new EDL superseded its previous version formerly issued in 2009 and became effective on May 1, 2013. In addition to Lung Nourishing Syrup, we have another product, Fangfengtongsheng Granule, and four of its previously acquired formulas, which was listed in the 2009 version and is again included in the new EDL. Inclusion on either the EDL or NRDL allows for up to 100% insurance coverage by the Chinese government.   Yantai Tianzheng owns five prescription products approved by the State Food and Drug Administration of China (which we refer to herein as the SFDA) and currently manufactures four of such products.  Among Yantai Tianzheng’s products, Fangfengtongsheng Granule has an exclusive status and is on the EDL and NDRL. Zhengxintai Capsule has renewed its protective status to August 2017 and is currently on the NDRL.

The Chinese government has previously awarded us exclusive rights to manufacture our Tongbi Capsules product. We share manufacturing rights with one or more manufacturers for our Anti-flu Granules product. We held the Certificates of Protected Variety of Traditional Chinese Medicine (Grade Two) (which we refer to herein as the Certificate of Protection) issued by the SFDA for Tongbi Capsules and Shangtongning Tablets, which give us exclusive or near-exclusive rights to manufacture and distribute these two medicines.  The protection periods for both Tongbi Capsules and Shangtongning Tablets expired in September 2009.  We submitted the application to extend such protection period for Tongbi Capsules on March 12, 2009.  The SFDA approved our request and the protection period for Tongbi Capsules has been extended to September 13, 2016.  We have decided to not  submit an extension of protection application for Shangtongning Tablets due to consideration with respect to time and cost related to such application, but will continue to manufacture this product. The fact of not being protected for Shangtongning Tablets is not going to affect our business significantly. Any producers, who want to produce the drug, need to apply to SFDA and the approval process is very strict and success rate is low.

Our strategy is to leverage the “protected” status and national insurance coverage for certain of our pharmaceutical products to aggressively increase market penetration throughout China, the world’s most populous nation.  By utilizing our distribution platform, in addition to utilizing mass media and other marketing methods to build awareness of our brand, we have been able to and will continue to seek to significantly grow our revenues and earnings.  In addition, as evidenced by our acquisition of Yantai Tianzheng, we may seek additional acquisition candidates or undertake other strategic transactions to broaden our product offerings and sales, marketing and manufacturing capabilities.

We are focusing a significant portion of our marketing efforts on our Lung Nourishing Syrup and expect to continue this effort over the next several years. Lung Nourishing Syrup is an ingestible liquid product and one of our most popular products. Its main ingredient, Laiyang Pear, to our knowledge, is not available in other similar pharmaceutical products. We applied for a Chinese patent for Lung Nourishing Syrup with its production method for the treatment of Lung Qi Deficiency Cough and Chronic Bronchitis, which application was approved by the State Intellectual Property Office of the PRC on June 23, 2010.  The patent was awarded for a period of 20 years starting from the day of its application on September 12, 2007. Even when the patent is expired, any producers who want to produce the same product will be required to obtain approval from us, thus effectively making us the exclusive producer of Lung Nourishing Syrup. For these reasons, we believe Lung Nourishing Syrup contains a novel formulation for the treatment of asthma and other common respiratory ailments with an emphasis on the improvement of overall lung function and health.  We believe this represents an exceptional market opportunity.

Our business strategy also seeks to capitalize on PRC government programs established in early 2009 to extend health insurance coverage to previously uncovered Chinese citizens.  The PRC government’s health care policies are also designed to encourage the use of TCM and its approach to wellness and treatment of disease.  As a result, the government continues to expand the number of TCMs eligible for reimbursement under national medical insurance programs.  This has resulted in medical professionals working in the state-run medical facilities to increasingly prescribe and recommend TCM products of the type we manufacture and market.  The state-run facilities provide the majority of medical care in China.  Three of our lead products, Lung Nourishing Syrup and Tongbi Capsules and Tablets, are eligible for insurance reimbursement coverage, with others expected to follow.  Currently, public health officials in China are developing general consumer awareness of increasing problems and concerns with respiratory and lung health caused by pervasive national air pollution.  This nationwide epidemic is an unfortunate by-product of the robust development of China’s expansive manufacturing and industrial activities.  Increased air pollution is a cause and contributory factor to a range of acute respiratory illnesses including chronic conditions such as asthma.  As a result, we intend to significantly increase promotions for our Lung Nourishing Syrup.

As of the date of this prospectus, we have approximately 664 employees operating from 15 offices throughout China.  As we are committed to strong sales efforts, approximately 136 of our employees are sales representatives.

As is not uncommon for Chinese companies listed in the U.S., we control our Chinese operating subsidiary, Bohai, pursuant to a series of variable interest entity contractual agreements (the “VIE Agreements”), under which we assume management of the business activities of Bohai and have the right to appoint all executives and senior management and the members of the board of directors of Bohai.  Under these arrangements, however, we do not, directly or indirectly, own any shares in Bohai, which are owned by Mr. Qu, our Chairman, President and Chief Executive Officer and two unaffiliated parties.  Please see “Contractual Arrangements with Bohai and its Shareholders” below.

We do, however, directly own our Yantai Tianzheng operating subsidiary through WOFE II.

Overview of Traditional Chinese Medicine

In China, Traditional Chinese Medicine is not an alternative form of therapy but is used in the state-run hospitals alongside modern medicine.  For its practitioners and advocates, TCM is a complete medical system that is used to treat disease in all its forms.  TCM is also believed to promote long term wellness and vigor. Many modern-day drugs have been developed from herbal sources.  These include drugs designed to treat asthma and hay fever such as ephedrine; hepatitis remedies from fruits and licorice roots and a number of anticancer agents from trees and shrubs.

For the Chinese, however, health is more than just the absence of disease.  Chinese herbal medicine is not only intended to cure but to enhance the capacity for enjoyment, fulfillment and happiness.  Accordingly, there are herbal drugs that are used to invigorate, nourish blood, calm tension and regulate menstruation.

The roots of TCM date back thousands of years and include a number of therapeutic approaches.  These include herbal medications, acupuncture, dietary manipulation, massage and others.  Very early works of Chinese medical literature date back as much as 2,500 years while other classics appeared approximately 2,000 years ago during the Han Dynasty.  Medicine in China continued to develop throughout the Middle Ages when emperors commissioned the creation of various scholarly works that compiled and documented hundreds of medicines derived from herbs, animal sources and minerals.  In addition, these works described their therapeutic uses.  In the 1950s, TCM was further modernized and reformed by the PRC government.

The emphasis on wellness and the avoidance of disease is considered by some to be a key distinction between TCM and western medical practice which has been seen as more heavily oriented toward the treatment of disease and less toward prevention.  While TCM has remained a substantial part of medical treatment in China and throughout East Asia, recent decades have seen increasing acceptance throughout the United States, Europe and elsewhere.  This growth is, in part, driven by increasingly educated and empowered consumers of medical care who seek organic, natural and alternative approaches to western medical treatments and prescription drugs.  Medical doctors are also accelerating the process of acceptance, as doctors trained in the western tradition in Europe, the United States and elsewhere are integrating TCM and alternative treatments in their everyday practice.  Additionally, a growing number of physicians specifically trained in TCM, acupuncture and other modalities are opening offices in communities in the U.S. and around the world.

We believe that the sales of TCM in China reflect the central and still growing role these therapies play in medical care in that nation. According to “China Chinese herbal medicine manufacturing industry sales revenue statistics 2012” from http://www.hdcmr.com, in 2012, total sales revenue for Chinese herbal medicine manufactured in China was approximately $63 billion which accounted for 23.5% of all medicine manufactured in China. In 2012, there were approximately 784 Chinese herbal medicine manufacturers. According to China News, as a result of the increasing wealth of China and an aging population, it is estimated that by 2015, China will be the second largest market in the worldand the herbal medicine production value will exceed more than $887 billion.

According to State Food And Drug Administration in China, in 2012 China had more than 14,000 distributors supplying pharmaceuticals to hospitals and pharmacies.  According to such report, most Chinese seeking medical care go directly to the hospitals where more than 80% of the medicines used throughout China are prescribed.  Only recently have chain drug stores begun to appear allowing drugs to be obtained in many areas without a visit to a hospital.

Our Products

Overview

Through our operating subsidiary Bohai, we obtained Drug Approval Numbers for 29 varieties of traditional Chinese herbal medicines in 2005 and an additional 14 varieties in December 2010 through a product acquisition and currently produce 15 TCM pharmaceutical products.  Through our Yantai Tianzheng operating subsidiary, we hold 5 additional varieties of traditional Chinese herbal medicines, of which we currently produce two. Of our 7 products in production, 4 are prescription drugs and 3 are OTC products.  All of our products are derived from herbal and organic sources.

The following is a list of the approved pharmaceutical products that we are producing with their intended uses:

Lung Nourishing Syrup.  Lung Nourishing Syrup is designed to moisten the lung and relieve coughs and can be used to treat weak lung and chest tightness, poor chronic cough, shortness of spontaneous breath and chronic bronchitis.

Tongbi Capsules.  This product is designed to promote blood circulation and relieve swelling and pain, and can be used to treat cold resistance, liver and kidney deficiency, arthralgia syndrome and rheumatoid arthritis.

Tongbi Tablets.  Tongbi Tablets are designed to regulate and fortify the blood promote blood circulation and relieve swelling pain and can be used to treat alpine resistance, liver and kidney deficiency, including rheumatoid arthritis.

Zhuangyuanshenhailong Medicinal Wine.  This liquid product is designed to promote kidney function and can be used to treat the weakness waist and knee fatigue, insomnia and forgetfulness.

BazhenYimu Cream.  This product is designed for menstruation conditioning and can be used to treat dizziness, palpitation, fatigue, weakness and other menstrual symptoms and can also be used to ease menstrual flow.

Fangfengtongsheng Granule. This product is used to treat fever, headache, constipation, measles and eczema.

Zhengxintai Capsule.  This product is used to improve kidney function and treat coronary artery disease and angina.

Of our 7 products currently in production, 4 (Tongbi Tablets, Tongbi Capsules, Fangfengtongsheng Granule and Zhengxintai Capsule) are available only through prescription.

 In addition to the 7 medicines currently in production, we hold the rights to produce 41 other herb-based pharmaceutical formulations which includes 20 pharmaceutical formulations we hold as defensive assets, and 21 pharmaceutical formulations that are impaired.We anticipate that we may commence the manufacturing and distribution of one or more of the pharmaceutical formulations we hold as defensive assets  if and when appropriate business conditions develop.

Product Types

Bohai and Tianzheng have five production lines for the manufacturing of medicines in five forms, including tablets, granules, capsules, syrup, and medicinal wine.

One of our pharmaceutical products has been granted “protected” status by the PRC government, a marketplace classification used by the government to regulate both production and distribution of traditional and herbal medicines in addition to the product formula right itself.  These “protected” medicines are not patented in the traditional commercial sense but are essentially proprietary.  The protection refers, in part, to standardizations of formulae which require that medicines of the same name have the same type and proportion of ingredients.  The “protected” designation grants us exclusive manufacturing and distribution rights within China over certain protected products or with up to six manufacturers in other cases.

We have the exclusive rights to manufacture Tongbi Capsules and we share manufacturing rights with one or more manufacturers for Shangtongning Tablets and Anti-flu Granules.  The exclusive rights usually have a term of seven years and can be extended for another seven year period after the initial seven year period elapses.  The protection periods for both Tongbi Capsules and Shangtongning Tablets expired in September 2009 and we have filed an application for extending the protection period on March 12, 2009 for Tongbi Capsules. SFDA approved our request to extend the protection period for Tongbi Capsules to September 13, 2016. We have decided not to submit extension application of Shangtongning Tablets, because the SFDA shall not approve Certificate of Protection for Shangtongning Tablets or any other products that are currently produced by more than three manufacturers in China according to applicable Chinese SFDA regulations.

During fiscal 2014, we expect to increase marketing and advertising of Tongbi Capsules and Tablets, which are formulated to treat various forms of arthritis.  Sales of our Tongbi medicines are expected to grow in fiscal 2014 due to its protective status and strong demands of drug consumption resulting from health insurance reform in China. In addition to the Tongbi medicines and the Lung Nourishing Syrup, other substantial contributors to our revenues due to strong demands of drug consumption resulting from health insurance reform in China and our marketing efforts.  Sales of our OTC product BazhenYimu Cream, used to strengthen the immune system, the enhancement of physical strength and conditioning, are also projected to grow in fiscal 2014 due to strong demands of drug consumption resulting from health insurance reform in China.  As our Tongbi Capsule has been included in the EDL for Shangdong Province, we will focus our marketing efforts in the rural hospitals in other provinces such as Guangdong and Jiangsu during fiscal 2014.

In addition, our Lung Nourishing Syrup, one of our key products, has been included in the new EDL issued by the Ministry of Health of China on March 15, 2013. The new EDL superseded its previous version formerly issued in 2009 and became effective on May 1, 2013. In addition to Lung Nourishing Syrup, we have another product, Fangfengtongsheng Granule, which was listed in the 2009 version and is again included in the new EDL.

We believe the inclusion on EDL would significantly increase the marketability of Lung Nourishing Syrup based on two reasons as follows:

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Firstly, the EDL allows for up to 100% insurance coverage by the Chinese government, resulting in price advantage for EDL listed products; and

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Secondly, all rural hospitals/clinics and level 2 hospitals in China have been mandated by law to limit their prescriptions to just EDL listed products. The inclusion on the EDL would thus substantially expand the distribution network for Lung Nourishing Syrup, especially in the rural areas, where a majority of China’s population resides.

Furthermore, we will continue to promote four products being sold by Yantai Tianzheng under its current marketing strategy combined with our existing national sales efforts.  In particular, we expect that sales from Yantai Tianzheng’s top two products (Fangfengtongsheng Granule and Zhengxintai Capsule) will continue to grow in 2014 due to their exclusive status and/or NDRL status.

We price our medicines well under government-mandated caps and at a premium to most competitors because we use high quality raw materials and rely on strict quality control and management to produce high quality finished products.  We therefore believe, subject to applicable clinical analysis, that the purity, potency and effectiveness of our ingredients are superior to similar products in the Chinese marketplace.  As Chinese pharmaceutical regulatory authorities continue to tighten drug regulations to improve Chinese drug quality and safety standards, future entry into the pharmaceutical industry has become an increasing challenge.

TCM Industry Drivers

We believe that demographic, governmental and related factors in the China will be favorable to growth and expansion of our business.

Growing Prosperity of the Chinese People.  The increased spending power of China’s population continues to be reflected in the increased consumption of health products and medical services between 2007 and 2013. According to Euromonitor data, spending by Chinese people on these goods and services will increase from $100 billion in 2007 to $145 billion in 2010. According to the Southern Medicine Economic Institute of the SFDA, sales of TCM increased 20% in 2010 as compared to 2009 in selected hospitals in the cities of Beijing, Guangzhou, Nanjing, Chongqing, Chengdu, Xi'an, Harbin, Shenyang, and Zhengzhou. Overall sales of TCM in such hospitals increased at an annual rate of more than 20% during the past three years.

Population and Aging

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The total population of China was 1.35 billion at the end of 2012, according to official government estimates.

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Due to improved healthcare, the elderly population of China is growing.

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The health/medical costs associated with care for elderly in China are approximately five (5x) times that of younger people.

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China had 194 million elderly people at the end of 2012 according to “China Elderly Development Report 2013” and will have an expected 221 million elderly by 2015 according to “China Elderly Development the 12th five year plan”.

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The proportion of the China’s population aged 65 and over will rise from just 10% of the overall population in 1995 to 22% by 2030, according to the World Bank.

From 1995 to 2030 it is estimated that the ratio of working-age people to pensioners will decrease from 9.7:1 to 4.2:1.  China’s national estimates vary slightly from World Bank figures, but still show in increase in the proportion of the population over 65 years from 7% in 2000 to 9.4% in 2012, according to 2012 National Economic and Social Development Statistical Report from National Bureau of Statistics of China.

Government Policies in Health Care and TCM.  In April of 2009 the PRC government implemented a new national medical and health plan.  Among other features, this new plan extended national medical insurance coverage to China’s rural areas, where the bulk of the population resides.  This expanded coverage will eventually encompass virtually all of China’s 1.35 billion citizens, greatly expanding the market for TCM pharmaceuticals, as well as other health care products and services. This has led to massive potential for increased sales growth for Bohai and other providers of TCM pharmaceutical products.

During 2006 to 2010, the PRC government had set aside subsidies of approximately over $1 billion to support pharmaceutical medicine development. Such subsidies will reach over $20 billion during 2011 to 2015.

Government Support of Traditional Chinese Medicine.  Among its public health initiatives, the Chinese government officially supports use of TCM to enhance wellness and to treat chronic and acute diseases. The government has also commenced a program to evaluate TCM and herbal-based pharmaceuticals for coverage and reimbursement under national medical insurance. In 2002, TCM was declared a “national strategic industry” in the government’s “Development Outline of Traditional Chinese Medicine Modernization (2002 - 2010).”

Growth Strategy

Our strategic initiatives for the foreseeable future are designed to aggressively capitalize on the health and wellness needs of increasingly wealthy and empowered consumer class in China.  In particular, we are seeking to capitalize on the government policies that extended medical insurance in 2009 to hundreds of millions of Chinese citizens living in rural areas, representing a vast untapped market of potential consumers who previously lacked access to national medical insurance. As part of its reforms to expand and improve public health and medical care, the PRC government is promoting the use of herbal-based TCM and expanding insurance coverage to 100% of an increasing number of medicines.

Our strategic initiatives include the following:

Grow Hospital Presence.  We have targeted over 500 hospitals in 100 locations throughout China for direct marketing of Bohai products.  As part of this initiative, our sales team will expand its marketing activities to educate hospital personnel about our product lines and train hospital employees in the preventative and curative qualities of these products.  The initial focus will capitalize on the best known and most popular of our products, such as Tongbi capsules using these as door-openers for our other medicines.

The average marketing cost to “open” each hospital to our products is $1,500.  For our base Bohai business, we are currently targeting the following provinces and the number of hospitals in such provinces indicted below:

Cities	Number of Hospitals
Zhejiang	40
Jiangsu	30
Anhui	20
Shandong	60
Sichuan	70
Hunan	20
Fujian	70
Shanghai	30
Hubei	20
Guangdong	66
Chongqing	21

Build Awareness of the Lung Nourishing Syrup.  We will continue to primarily target consumers through print advertising to expand awareness of the uses and effectiveness of our Lung Nourishing Syrup.  Our advertising targets smokers and workers with occupational diseases as well as city dwellers exposed to smog.

We believe the inclusion on EDL would significantly increase the marketability of Lung Nourishing Syrup based on two reasons as follows:

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Firstly, the EDL allows for up to 100% insurance coverage by the Chinese government, resulting in price advantage for EDL listed products; and

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Secondly, all rural hospitals/clinics and level 2 hospitals in China have been mandated by law to limit their prescriptions to just EDL listed products. The inclusion on the EDL would thus substantially expand the distribution network for Lung Nourishing Syrup, especially in the rural areas, where a majority of China’s population resides.

There is no budgeted TV ad spending for Lung Nourishing Syrup in our fiscal year 2014. By the end of our fiscal year 2013, we added 312 level 2 hospitals and 26 new drug store chains to our national network of retail locations in China currently selling our Lung Nourishing Syrup.  As a result, we now sell Lung Nourishing Syrup in more than 2,212 level 2 hospitals and more than 82 drug store chains across China.

Expand to Rural Areas.  We expect to execute a comprehensive marketing campaign targeting 160 rural counties as a result of the national government’s emphasis on expansion of healthcare and health insurance into the country’s rural areas.  We plan on starting our rural marketing in Guangdong, Jiangsu, shanghai and Hubei.  Our sales team will market its products to pharmacies, hospitals, physicians, herbal medicine experts, media outlets and other opinion leaders in these rural areas.  The main purpose is to be listed in the New Rural Cooperative Medical Directory which is farmer-friendly and assists these rural dwellers with reimbursement of medical expenses.

Generally, the marketing cost of this professional relationship-building with each rural county is $3,000. Total estimated marketing costs in the New Rural Cooperative Medical Directory could be in excess of $1,000,000. We plan to continue our efforts in hiring additional sale people under our current strategy as national health reform continue to focus in the rural areas.  All of these sales and marketing initiatives will involve both OTC and prescribed products.

Develop Our Product Lines and Product Awareness.  Brand awareness marketing will include the promotion and introduction to new markets of the current products.  We plan to have special trainers and presenters who can conduct promotional events and seminars to increase awareness of our products.

Seek Acquisitions of Complimentary Companies or Assets.  We believe that there may be TCM companies (such as Yantai Tianzheng) or assets in China that would be complimentary with our current product offerings and which could fit well with our sales and marketing platform.  We may seek to acquire such assets or other companies as a means to grow our revenue and profitability.

Competitive Advantages

We believe there are several key factors that will continue to differentiate us from our competition in the PRC:

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 “Protected” Status of Key Bohai Product.  One of our lead products (Tongbi Capsules) currently enjoys exclusive protected status by the PRC government.  We have submitted an application for extending the protection period for this product.  This status regulates competition, granting us exclusive or near-exclusive rights to manufacture and sell the protected products. SFDA approved our request to extend the protection period for Tongbi Capsules to September 13, 2016. We submitted to the SFDA our request for renewal of the protected status for Zhengxintai Capsule on February 26, 2010, and such protection period has been extended to August 2017. We are in the process of applying for protected status for Fangfengtongsheng Granule, and such application was received by SFDA on June 30, 2010.

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Inclusion of Lung Nourishing Syrup on new EDL. Such inclusion would significantly increase the marketability of based on two reasons as follows: firstly, the EDL allows for up to 100% insurance coverage by the Chinese government, resulting in price advantage for EDL listed products; and secondly, all rural hospitals/clinics and level 2 hospitals in China have been mandated by law to limit their prescriptions to just EDL listed products. The inclusion on the EDL would thus substantially expand the distribution network for Lung Nourishing Syrup, especially in the rural areas, where a majority of China’s population resides.

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Patent Granted for Lead Product.  We have received a patent in the PRC for our Lung Nourishing Syrup with its production method for the treatment of Lung Qi Deficiency Cough and Chronic Bronchitis. The patent was awarded for a period of 20 years starting from the day of its application on September 12, 2007.  For these reasons, we believe Lung Nourishing Syrup contains a novel formulation for the treatment of asthma and other common respiratory ailments with an emphasis on the improvement of overall lung function and health.  We believe this represents an exceptional market opportunity.

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Insurance Coverage for Lead Bohai Products.  Five  of our lead products, Lung Nourishing Syrup,  Tongbi Capsules and Tablets, Fangfengtongsheng Granule and Zhengxintai Capsule, are listed in the Catalogue Eligible for Medicine Reimbursement as of November 30, 2009.  This means that these medicines are eligible for reimbursement under the national health insurance.  We will seek to have additional (approximately 2-3) products listed in the catalogue.

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Low Development Costs.  We enjoy relatively low research and development (including acquisition) costs for our TCM products compared with western pharmaceuticals as our products are derived from recognized formulas.

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Effective Sales Force.  We maintain a highly trained sales force of approximately 315 people as of the date of this prospectus.

The principal raw materials used for the production of our distributed products are honey, laiyang pear paste, Sichuan fritillaria, pangolin, and Chinese angelica. Raw materials, as well as packaging materials, are sourced from various independent suppliers in the PRC. We have no long term agreements with our suppliers, and purchase raw materials on a purchase order basis. We try to maintain relationships with at least two vendors for each major raw material in order to ensure a reliable supply of raw materials at reasonable prices. We believe there is ample supply in the market for the foreseeable future of the ingredients for our products.

Our principal suppliers include Shandong Yantai Medicine Purchasing and Supply Station, Shanxi Guangsheng Capsule Ltd., and Yantai Tianyifeng Technology Development Ltd.. In the fiscal year ended June 30, 2013, one supplier accounted for 29.0% of our purchases of raw materials. Approximately 47% of the raw material is purchased from above three suppliers.

Research and Development

We currently have limited resources to devote to and limited capabilities to conduct the development of new products and as such research and development activities are not presently material to our business.  We have only one full-time employee who is engaged in research and development with an annual staff cost amounting to $7,982, so we are mainly dependent on a third-party, Yantai Tianzheng Medicine Research and Development Co., Ltd., to perform research and development for us.  We currently have two products, namely Forsythia Capsule and Fern Injection, under research and development in association with Yantai Tianzheng Medicine Research and Development Co., Ltd. Together, we sell 7 products to more than 23,500 hospitals, 37,254 medical centers and 96 drug stores in China by working with more than 80 distributors and 300 plus sales people.

We, like other TCM manufacturers, enjoy relatively low research and development expenses as most TCM medicines are based on standardized formulas.  In 2008, SFDA promulgated a notice of registration of Chinese traditional medicine providing that TCM composed of classic prescriptions will be exempted from pharmacological and toxicological tests and studies.  The notice defined classic prescription and classic TCM formulas as those herbal remedies recorded in ancient Chinese medicine books from Qing Dynasty or earlier which are currently widely used.  According to such notice, the production and manufacturing of TCM products are subject to non-clinical safety studies only and exempted from pharmacological and toxicological tests and studies.  Thus, TCM products are entitled to obtain faster SFDA approval.  As such, we enjoy relatively low research and development expenses because most of our products are based on classic TCM formulas that are covered by this notice.

The research and development process includes qualitative research, preparation for production and other miscellaneous costs.  We do not intend to introduce any new products in 2014.

Manufacturing

Although TCM is thousands of years old, we believe that our product manufacturing and procedures are the most modern and up-to-date available.  We employ rigorous standards for product quality control and safety.  The manufacturing facility owned by us is conducted in the city of Yantai in Shandong Province in a state-of-the-art 18,000 square-meter facility that meets or exceeds the latest Good Manufacturing and Quality Management Practice standards (referred to in China as “GMP”).

Yantai Tianzheng owns a manufacturing facility with a total area of 10,908.83 square meters (approximately 117,000 square feet) that also meets or exceeds the latest GMP.

GMP standards are the government’s benchmark for pharmaceutical manufacturers in China and must be met for the manufacturer to be eligible to market domestically or enter world markets.  On March 31, 2009, we completed a GMP review which included examination of 225 items including development technology, production, quality assurance, quality control, material handling and engineering.  As a result of that review, we were been re-certified for a new five-year period.

Through stringent application of GMP standards, the PRC government has reduced the number of marginal medicine manufacturers by one-third, from 6,000 to 4,000.  The new GMP standards established in 2011 could potentially eliminate additional 500 medicine manufacturers.  It is expected that TCM and pharmaceutical companies such as ours that have received full GMP approval by the government will enjoy the competitive benefits of their strict adherence to quality control, safety, health and manufacturing standards.

Our advanced and mechanized facilities utilize controlled, clean-room procedures with sophisticated water filtration and materials processing systems.  The manufacturing staff consists of approximately 412 production employees and approximately 19 quality control inspectors as of June 30, 2013.  We believe that we operated at approximately 60% of our manufacturing capacity during as of June 30, 2013.

In February 2010 and November 2012, we acquired land use right for a parcel of land totaling 333,335 square meters and 266,668 square meters separately in Yantai City which we use as reserve to expand our manufacturing capability.

Marketing, Sales and Distribution

Bohai’s products are sold either by prescription through hospitals or Over the Counter (OTC) through hospitals, local pharmacies and retail drug store chains. Sales and distribution are managed and executed by approximately 315 sales representatives located in 19 offices throughout China as of June 30, 2013. These employees are trained in all details of each product and are encouraged to develop professional relationships with physicians, hospitals and pharmacies in their local areas.

Our distribution and marketing initiatives for the next several years will be focused on achieving the following goals:

Expand hospital presence.  We intend to further develop business in over 500 hospitals in provinces we already serve including Shandong, Zhejiang, Jiangsu, Anhui, Sichuan, Hubei and other provinces.  We believe that we will generate additional revenue from the newly developed hospitals in those provinces.  During the fiscal year ended June 30, 2013, we added 312 level 2 hospitals and 26 new drug store chains to its national network of retail locations in China currently selling our Lung Nourishing Syrup. As a result, we now sells Lung Nourishing Syrup in approximately 2,212 level 2 hospitals and 82 drug store chains across China. Currently, we sell our products to more than 23,500 hospitals, medical centers and 92 drug stores in more than 21 provinces and special districts in China.

Expand distribution to the rural market.  We believe that the Chinese government’s expansion in 2009 of national medical insurance reimbursement coverage to the rural population provides us with new and largely untapped markets.  Some of our products, namely Lung Nourishing Syrup, Tongbi Capsules and Tongbi Tablets, have been listed in government’s New National Medical Insurance Catalogue in Shandong and Anhui Province as of November 30, 2009, and we expect to gain a competitive advantage in these newly accessible rural markets.  With the addition of more than 7,500 level 2 hospitals、 medical centers and 26 drug store chains to our national distribution network during the fiscal year ended June 30, 2013, we expect considerable growth in our sales in the rural market.

Expand prescription medicine sales organization.  A key element of our growth strategy is increased outreach to physicians.  These outreach programs will focus on the eight current pharmaceutical products of ours that are available by prescription only and will typically take place at state-run hospitals where virtually all Chinese citizens obtain their medical care.  Our educational training programs will be designed to inform doctors of the range of our pharmaceutical products including diseases or health/wellness concerns targeted and proper usage of the medicines.

Expand OTC team to drive market share.  Our management intends to accelerate and expand sales of our OTC medicines through promotion and advertising targeting consumers.  The marketing programs will principally utilize television, print advertising and news releases.

Competition

China’s domestic pharmaceutical industry is highly competitive, with hundreds of companies vying to reach consumers through more than 100,000 pharmacies.  In some categories in which we compete there are many other companies offering the same competitive products.  The market continues to attract new entrants because the per capita medicine consumption in China is still low, compared to developed countries, and that shows promise for substantial growth.

Competitive factors primarily include price and quality. We believe that we are able to effectively compete in our market segment in China based upon the quality of our product, given our new GMP certified manufacturing facility and our reputation in the market place.

Many of our current and potential competitors have significantly longer operating histories and significantly greater managerial, financial, marketing, technical and other competitive resources, as well as greater name recognition, than we do. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers or adopt more aggressive pricing policies. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

Intellectual Property

We market our products under the trademark “Xian Ge” which is registered with the PRC Trademark Bureau under the State Administration for Industry and Commerce.  Currently, another company is licensed to utilize our registered trademark “Xian Ge”.  We have also received a patent in the PRC for our Lung Nourishing Syrup with its production method for the treatment of Lung Qi Deficiency Cough and Chronic Bronchitis.

Government Regulation

We are subject to many general regulations governing business entities and their behavior in China and in any other jurisdiction in which we have operations. In particular, we are subject to laws and regulations covering food, dietary supplements and pharmaceutical products.  Such regulations typically deal with licensing, approvals and permits.  Any change in product licensing may make our products more or less available on the market.  Such changes may have a positive or negative impact on the sale of our products and may directly impact the associated costs in compliance and our operational and financial viability.

Our only sales market is presently in China.  We are subject to the Pharmaceutical Administrative Law, which governs the licensing, manufacturing, marketing and distribution of pharmaceutical products in China and sets penalties for violations of the law.  We are also subject to the Food Sanitation Law, which provides for the food sanitation standards to be followed.

Under SFDA guidelines for licensing of pharmaceutical products, all pharmaceutical manufacturers must obtain and maintain GMP Certificate.  We hold a GMP Certificate (No. Lu K0587), which was issued by Shandong Branch of SFDA on June 18, 2009 and a GMP Certificate (No. Lu L0763), which was issued by Shandong Branch of SFDA on November 15, 2010 for Yantai Tianzheng.  Because our manufacturing facility has obtained the National GMP Certificate, we are authorized to produce products in seven modes which are tablets, capsules, granules, syrup, concentrated decoctions, tincture and medical wine.  Such certificate expires on June 14, 2014 for us and on November 14, 2014 for Yantai Tianzheng  and we will seek to renew the certificate before its expiration date.

We hold a Permit for the Production of Medicine (Lu Zb20050330) issued by Shandong Branch of SFDA on January 1, 2006 which allows us to engage in the production of tablets, capsules, granules, syrup, concentrated decoctions, tincture (for oral use) and medical wine.  Such permit expires on December 31, 2010 and was renewed through December 31, 2015.  Yantai Tianzheng  holds a Permit for the Production of Medicine (Lu 20100140) issued by Shandong Branch of SFDA on January 1, 2011 which allows Tianzheng  to engage in the production of tablets, capsules, and granules.  Such permit expires on December 31, 2015.

The Permit for the Production of Medicine and GMP certificates are each valid for a term of five years and must be renewed before their expiration.

We obtained a Drug Approval Number for each of our products in 2004. The valid terms of such Drug Approval Numbers have been extended through September 2015.

In China, it usually takes at least eight years to have a new drug formula be invented, tested, and approved for production,get a certification and sales to the market by the government. The whole process of getting a certificate from the government generally takes one and a half to two years. The governmental approval process in China’s newly developed health product is as follows: a product sample is sent to a clinical testing agent designated by the Ministry of Health, which conducts extensive clinical testing and examinations to verify if the product has the specified functions as stated by the company producing the product. A report will be issued by the clinical testing agent confirming or negating such functions. It generally takes approximately six months to one year for the report to be issued. This report then has to be submitted to a provincial Health Management Commission for approval. A letter of approval issued by such commission will then be submitted to the Ministry of Health for the issuance of a certificate that authorizes the sales  and marketing of the product in China.

Because our subsidiaries WOFE I  and WOFE II are wholly foreign owned enterprises, we are subject to the law on foreign investment enterprises in China, and the foreign company provisions of the Company Law of China, which governs the conduct of our operating subsidiary and its officers and directors. Additionally, we are also subject to varying degrees of regulations and permit system by the Chinese government.

Currently we have not developed a market in U.S. so we believe we are not subject to any of regulations by the U.S. Food and Drug Administration.

Environment Regulation

As of the date of this prospectus, we believe we are in compliance with the Environmental Protection Law of the PRC, as well as applicable local regulations (including the City of Yantai, where both Bohai and Yantai Tianzheng are located).  In addition to compliance with PRC laws and local regulations, we consistently undertake active efforts to ensure the environmental sustainability of our operations.  Because the manufacturing of herb and plant-based products does not generally cause significant damage or pollution to the environment, the cost of complying with applicable environmental laws is not material.  In the event we fail to comply with applicable laws, we may be subject to penalties.

Properties

Our corporate headquarters is located at No. 9 Daxin Road, Zhifu District, Yantai, Shandong Province, China. Under the current PRC laws, land is owned by the state, and parcels of land in rural areas which is known as collective land is owned by the rural collective economic organization. “Land use rights” are granted to an individual or entity after payment of a land use right fee is made to the applicable state or rural collective economic organization. Land use rights allow the holder of the right to use the land for a specified long-term period.

We have a land use right, expiring in 2047, for a total of approximately 30,637 square meters of land, on which we maintain our headquarters and manufacturing facility. We currently have not obtained the land use right certificate for a piece of land located in Xingfu Twelve Village of Zhifu District with the area of 11,222 square meters, on which we maintain a manufacturing facility. Along with the development and urban planning of Yantai City, the approved use of the aforesaid land use right has been changed from “industrial use” to “commercial use” and therefore, the approval process for the land use right certificates on five relevant parcels of land including the land occupied by us is suspended until the completion of the planning. We cannot assure you that we will eventually obtain the land use right certificate for these parcels. If we are asked by the local government to relocate our facility, we expect the costs associate with relocation and other related expenses will be reimbursed by the local government.

With a view to the boom in building has resulted in the local land being more valuable, the company acquired two new land use rights as reserve for expanding manufacturing capability.

On February 22, 2010, we entered into a land-use right purchase agreement with Shandong Yantai Bureau of Land and Resources, pursuant to which we acquired the land use right for a parcel of land totaling 333,335 square meters located in the high-tech development district of Laishan for RMB 97,500,000 (approximately $14,480,284).  As of March 31, 2011, this purchase price was paid in full.

On November 5, 2012, we entered into a land-use right purchase agreement with Shandong Yantai Bureau of Land and Resources, pursuant to which we acquired the land use right for a parcel of land totaling 266,668 square meters located in the high-tech development district of Laishan for RMB 120,000,000 (approximately $19.42 million).  As of June 30, 2013, we are obligated to make one remaining installment payment of RMB 40,000,000 (approximately $6.47 million) due on December 31, 2013.

Registration of the land use right for the two parcels both located in the high-tech development district of Laishan is still in process.

Yantai Tianzheng owns a land use right for a total area of 33,503 square meters at its current manufacturing located at No 9 Tianzheng Road, Laishan District, Yantai, China 264003. Its manufacturing facility has a total area of 10,908.83 square meters (approximately 117,422 square feet) that also meets or exceeds the latest GMP.

Employees

All of our employees are located in China. As of the date of this prospectus, we have approximately 664 employees, including approximately 136 sales representatives, operating from 15 offices throughout China.  There are no collective bargaining contracts covering any of our employees.  We believe our relationship with our employees is satisfactory.

 We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including medical insurance, unemployment insurance and job injuries insurance, and a housing assistance fund, in accordance with relevant regulations.  In the last three years, we contributed approximately $113,575, $326,117 and $418,907 for the fiscal years ended June 30, 2011, 2012 and 2013, respectively. We expect the amount of contribution to the government’s social insurance funds to increase in the future as we expand our workforce and operations.

Executive Offices in China

Our executive office is located at No. 9 Daxin Road, Zhifu District, Yantai, Shandong Province, P.R. China 264000. Our telephone number is +86(535)-685-7928

January 2010 Share Exchange and Private Placement Transaction

We were originally incorporated under the laws of the State of Nevada under the name Link Resources Inc. on January 9, 2008.  Our principal office was in Calgary, Alberta, Canada.  Prior to January 5, 2010, we were a public “shell” company in the exploration stage since our formation and had not yet realized any revenues.  We entered into a Mineral Lease Agreement on April 1, 2008 for two mining claims in Pershing County, Nevada, in an area known as the Goldbanks East Prospect.  We terminated the lease on July 7, 2009.

Share Exchange with Chance High

Pursuant to the Share Exchange Agreement entered into on January 5, 2010, we acquired Chance High and its indirect, controlled subsidiary Bohai, a Chinese company engaged the production, manufacturing and distribution in China of herbal medicines, including capsules and other products, based on Traditional Chinese Medicine.  On January 5, 2010, pursuant to the terms of the Share Exchange Agreement, we acquired all of the Chance High Shares of Chance High from the Chance High Shareholders, and the Chance High Shareholders transferred and contributed all of their Chance High Shares to us.  In exchange, we issued to Chance High Shareholders an aggregate of 13,162,500 newly issued shares of our common stock.  Certain of the Chance High Shareholders are selling stockholders hereunder.

In addition, pursuant to the terms of the Share Exchange Agreement, Zaradic, our former sole officer and director, cancelled a total of 1,500,000 shares of common stock owned by him.  As a further condition of the Share Exchange, effective as of January 5, 2010, Zaradic resigned from all of his positions with our company and Qu, the former principal stockholder and Executive Director of Bohai, was appointed as our President, Chief Executive Officer, Interim Chief Financial Officer, Treasurer and Secretary and also, effective January 16, 2010, as our sole director.  In June 2010, Mr. Qu relinquished the positions of Interim Chief Financial Officer, Treasurer and Secretary and we appointed Gene Hsiao as our Chief Financial Officer.  On July 12, 2010, we appointed three independent directors to our board of directors.

Private Placement and Related Agreements

Securities Purchase Agreement.  On January 5, 2010, we entered into the Securities Purchase with the Investors and Euro Pacific, as representative of the Investors, relating to a private placement by us of 6,000,000 units consisting of Notes and Warrants.  The consummation of the private placement resulted in gross proceeds to us of $12,000,000 and net proceeds of approximately $9,700,000.  Each unit consisted of a $2.00 principal amount, two year convertible Note and a three year Warrant to purchase one share of our common stock at $2.40 per share, subject to certain conditions.  Euro Pacific acted as the lead placement agent and Chardan Capital Markets, LLC acted as co-placement agent of the private placement.

Registration Rights Agreement.  In connection with the private placement, we entered into the Registration Rights Agreement with the Investors which sets forth the rights of the Investors to have the shares of common stock underlying the Notes and Warrants issued in the private placement registered with the SEC for public resale.  The filing of the registration statement of which this prospectus is a part was intended to satisfy certain of our obligations the Registration Rights Agreement.  Such registration statement was declared effective by the SEC on August 12, 2010.

Pursuant to the Registration Rights Agreement, we agreed to file a registration statement on Form S-1 (“Registration Statement”) by March 5, 2010 (which agreement was fulfilled) and use our commercially reasonable best efforts to have the Registration Statement declared effective by the SEC within 160 days after the required filing deadline to register 100% of the common stock underlying: (i) the Notes, (ii) the Warrants and the Private Placement Warrants, and (iii) any capital stock of the Company issued or issuable, with respect to the registered shares of common stock as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise, without regard to any limitations on exercises of the Warrants.

The Registration Rights Agreement provides that if we fail to file, obtain and maintain effectiveness of Registration Statement due to “filing failure” or “maintenance failure” (each as defined in the Registration Rights Agreement), we shall pay to Investors, distributed pro rata, equal to one percent (1%) of the aggregate purchase price paid for the Notes and Warrants (the “Registration Delay Payments”), provided that in no event shall the aggregate amount of Registration Delay Payments exceed, in the aggregate, six percent (6%) of such aggregate purchase price, or $720,000.

Securities Escrow Agreement.  Also in connection with the private placement, we entered into the Securities Escrow Agreement with Euro Pacific, as representative of the Investors, our principal stockholder, Glory Period, and the Escrow Agent.  Pursuant to the Securities Escrow Agreement, Glory Period has pledged and deposited a stock certificate representing 1 million shares of our common stock (the “Escrow Shares”) into escrow in order to provide security to the Investors in the event of an occurrence of an event of default under the Notes.  Upon the earlier to occur of the full repayment of all amounts due to the Investors under the Notes or the conversion of fifty percent of the principal face value of Notes into shares of common stock, the Investors’ rights in and to the Escrow Shares shall terminate.  Glory Period is controlled by Qu through certain contractual relationships described elsewhere in this prospectus.

Closing Escrow Agreement. Pursuant to the Closing Escrow Agreement that we entered into in connection with the private placement on December 10, 2009, we placed a total of $240,000 of proceeds from the private placement (the “Holdback Amount”) with the Escrow Agent.  The Holdback Amount represents an amount sufficient to satisfy the payment to the Investors of one quarterly interest payment due on the aggregate principal amount of all Notes issued in the private placement.  If, subject to certain conditions and after applicable notice and cure periods, an event of default is declared by Euro Pacific with respect to our failure to make a quarterly interest payment to Investors, the Escrow Agent shall disburse such portion of the Holdback Amount to the Investors, and we shall be obligated to deposit additional amounts equal to the Holdback Amount with Escrow Agent.  At such time as seventy-five percent of the aggregate shares of common stock underlying the Notes have been issued upon conversion of the Notes, all remaining funds of the Holdback Amount shall promptly be disbursed to us.

Certain Rights of Euro Pacific.  From and after the closing of the private placement, we have agreed with Euro Pacific that if we decide to engage any placement agent, underwriter or investment bank on a fee basis in connection with any private placement of our securities or our affiliates and executive officers (a “Subsequent Offering”) for a period of twelve (12) months from the date of the closing of the private placement, we shall give prompt written notice of such an event to Euro Pacific, and Euro Pacific shall be entitled to a 5 day right of first refusal, beginning on the day Euro Pacific receives such written notice from us of such Subsequent Offering, to act as agent or manager for such private placement.  In addition, Euro Pacific shall be entitled 10.0% of the gross proceeds received by us with respect to any equity or equity-linked financing transactions consummated within twelve (12) months from the closing of the private placement with any investor introduced to is by Euro Pacific.

Contractual Arrangements with Bohai and their Shareholders

On January 9, 2008, our company was incorporated under the laws of the State of Nevada under the name Link Resources Inc. On July 2, 2009, we established our wholly owned subsidiary, Chance High International Limited., in Hong Kong. Other than our equity interest in Chance High, we do not own any assets or conduct any operations. On November 23, 2009, Chance High established one wholly owned subsidiary, Yantai Shencaojishi Pharmaceuticals Co., Ltd. (“WFOE” or “Shencaojishi”) in Yantai, Shandong Province of PRC. Other than Shencaojishi, Chance High does not own any assets or conduct any operations. Shencaojishi was formed to operate Yantai Bohai Pharmaceuticals Group, Inc. (the “Domestic Company” or “Yantai Bohai”) by contract.

On December 7, 2009, the WFOE entered into a series of variable interest entity contractual agreements (the “VIE Agreements”) with Bohai and its three shareholders, including Mr. Hongwei Qu, Jianwei Wang and Lu Liang (the “Bohai Shareholders”).  Pursuant to the VIE Agreements, WFOE effectively assumed management of the business activities of Bohai and has the right to appoint all executives and senior management and the members of the board of directors of Bohai.  The VIE Agreements are comprised of a series of agreements, including a Consulting Services Agreement, Operating Agreement and Proxy Agreement, through which WFOE has the right to advise, consult, manage and operate Bohai for an annual fee in the amount of Bohai’s yearly net profits after tax.  Additionally, Bohai’s shareholders have pledged their rights, titles and equity interest in Bohai as security for WFOE to collect consulting and services fees provided to Bohai through an Equity Pledge Agreement.  In order to further reinforce WFOE’s rights to control and operate Bohai, Bohai’s shareholders granted WFOE an exclusive right and option to acquire all of their equity interests in Bohai through an Option Agreement.  Accordingly, we have consolidated Bohai’s historical financial results in our financial statements as a variable interest entity pursuant to U.S. GAAP following the date of the agreements and combined such results prior to the date of the agreements.

We have been advised by PRC legal counsel AllBright Law Offices, in an opinion dated December 31, 2009, that: (1) our inner-PRC shareholding structure complies with PRC laws and regulations; (2) the contractual arrangements between the WFOE, Chance High, Bohai and Bohai’s shareholders are valid and binding on all parties to these arrangements and do not violate relevant PRC laws or regulations; (3) the each of the WFOE and Bohai has the requisite corporate power to own, lease and operate its properties, to enter into contracts and to conduct its business and (4) each of the WFOE and Bohai is qualified to do business in the respective jurisdiction of its establishment.

Equity Interest Pledge Agreement. The WFOE and Bohai Shareholders have entered into Equity Interest Pledge Agreements, pursuant to which each shareholder pledges all of his shares of Bohai to the WFOE in order to guarantee cash-flow payments under the applicable Consulting Services Agreement. The Equity Pledge Agreement further entitles the WFOE to collect dividends from Bohai during the term of the pledge.

Consulting Service Agreement. Bohai and the WFOE has entered into a Consulting Services Agreement, which provides that the WFOE will be the exclusive provider of technology services to Bohai and Bohai will pay all of its net income based on the quarterly financial statements to the WFOE for such services.  Any such payment from the WFOE to us would need to comply with applicable Chinese laws affecting payments from Chinese companies to non-Chinese companies.  See “Risk Factors – Risks Associated With Doing Business in China.”

Operating Agreement. Pursuant to the operating agreement among the WFOE, Bohai and each of Bohai Shareholder, the WFOE provides guidance and instructions on Bohai’s daily operations and financial affairs. The Bohai Shareholders must designate the candidates recommended by the WFOE as their representatives on their respective boards of directors. The WFOE has the right to appoint senior executives of Bohai. In addition, the WFOE agrees to guarantee Bohai’s performance under any agreements or arrangements relating to Bohai’s business arrangements with any third party. Bohai, in return, agrees to pledge its accounts receivable and all of its assets to the WFOE. Moreover, Bohai agrees that without the prior consent of the WFOE, Bohai will not engage in any transactions that could materially affect its assets, liabilities, rights or operations, including, without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party or transfer of any agreements relating to its business operation to any third party.

MANAGEMENT

The following table sets forth the name, age, and position of our directors, our executive officers and key employees as of the date of this prospectus.  Executive officers are elected annually by our board of directors.  Each executive officer or key employee holds his office until he resigns, is removed by the board of directors, or his successor is elected and qualified, subject to applicable employment agreements.  We have a classified board of directors under which each of our directors is designated as a part of one of three separate classes, with the directors in one class being elected annually by our shareholders at our annual meeting of shareholders for a term of three years.  Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.  As used below, the term “Bohai” means YantaiBohai Pharmaceuticals Group Co., Ltd., a PRC company and our operating subsidiary.

Name	Age	Position/Director Class
Hongwei Qu	39	President, Chief Executive Officer and Chairman of the Board of Directors (Class 1)

Chunhong Jiang	49	Secretary and Treasurer
Chengde Wang	66	Director (Class 1)
Thomas Tan	52	Director (Class 2)

Hongwei Qu.  Mr. Qu became our President, Chief Executive Officer, Interim Chief Financial Officer, Treasurer and Secretary as of January 5, 2010, and, became the sole director and Chairman of the our board of directors effective as of January 16, 2010 upon filing of Schedule 14(f) with the SEC on January 6, 2010 in compliance with Section 14(f) of the Exchange Act.  Mr. Qu relinquished the positions of Interim Chief Financial Officer, Secretary and Treasurer in June 2010.  From 2001 to May 2007, Mr. Qu was the founder and principal officer of YantaiHangwei Medical Trading Co., a PRC company engaged in the wholesale of drugs and medical products and retail of medical devices. In May 2007, Mr. Qu took principal responsibilities for the acquisition of Bohai.  From May 2007 until present, Mr. Qu has served as the General Manger and Executive Director of Boha. Mr. Qu has significant experience in the medical and pharmaceutical sectors in China.  Mr. Qu graduated from Shandong Economic University with a bachelor degree.

Chunhong Jiang was appointed as Bohai’s General Manager of Finance, Secretary and Treasurer in May 2007 and as our Secretary and Treasurer in June 2010.  Ms. Jiang has over 20 years of experience in corporate finance, accounting and management.  Prior to her appointment with Bohai, Ms. Jiang served as Financial Manager for YantaiFurao Trading Group from 2004 to 2007.  She served as Financial Manager and department director for Yantai Garment Company, a subsidiary of China Garment Group from 1994 to 2003, where she was responsible for overall accounting and financial reporting functions. She served as statistician, accountant and financial chief for Yantai Hardware Factory from 1987 to 1993, where she managed the overall statistics, accounting and financial reporting functions.  She graduated from Shandong Economic University.

Chengde Wang became an independent director of our Company on July 12, 2010.  Mr. Wang has served as the director medical doctor and Ph.D./MD advisor of Beijing Shuntiande Chinese Medicine Hospital since October 2005, where he is responsible for managing medical practice and research projects.  Prior to joining Beijing Shuntiande Chinese Medicine Hospital, Mr. Wang worked at GuangAnmen Hospital under China Academy of Chinese Medical Science and was the professor and the chief physician in the Beijing University of Chinese Medicine.  Mr. Wang is an expert in Traditional Chinese Medicine and has been honored by the P.R.C. State Council.  He is a member of National Committee of The Chinese People’s Political Consultative Conference, a director of Cooperation Center of State Administration of Traditional Chinese Medicine with Taiwan, Hong Kong and Macao, director and Secretary-General of the Center of Traditional Chinese Medicine Society and expert of review committee of National Essential Drugs Association.  Mr. Wang graduated from Beijing University of Chinese Medicine.

Thomas Tan became an independent director of our Company on September 6, 2011. Mr. Tan has over 15 years of experience in corporate finance and management in the United States. In the last 3 years, he has served as the Managing Director of Capital Markets Group at Euro Pacific Capital, Inc., responsible for leading private placements for US listed Chinese companies and Canadian listed mining companies.  In addition, Mr. Tan has focused on the precious metals and mining sectors since 2004, becoming, at the time, a popular independent blogger, writer and contributor for many financial and precious metal websites.  Many of Mr. Tan’s articles were published and treated as Editor’s Picks by Seeking Alpha.  Before joining Euro Pacific in 2008, from 1998 to 2008, Mr. Tan served in various corporate finance positions at Pfizer, Inc. in the financial planning and analysis area, supporting research and development, legal and manufacturing functions.  In 1997, he worked briefly as a banker for the Capital Markets Group at Cargill, Inc.  Mr. Tan holds an MBA in Finance from the Fuqua School of Business at Duke University and has held the Chartered Financial Analyst (CFA) designation since 2004.

Committees and Director Independence

Our board of directors is comprised of a majority of “independent” directors (as defined under the Nasdaq Marketplace rules).

As part of obligations under the Securities Purchase Agreement in connection with our January 2010 private placement, one of our directors is designated by Euro Pacific Capital, the lead placement agent for such private placement.  Thomas Tan is the director designated by Euro Pacific Capital.

We currently do not have standing audit, nominating or compensation committees. Our board of directors handles the functions that would otherwise be handled by each of the committees. We intend, however, to establish an audit committee, a nominating committee and a compensation committee of the board of directors as soon as practicable.

Audit Committee

We do not presently have a separately-designated standing audit committee. Our entire board of directors performs the functions of an audit committee, but no written charter governs the actions of the board when performing the functions of what would generally be performed by an audit committee.

The primary functions of an audit committee carried out by the entire board of directors include:

•

appointing, approving the compensation of, and assessing the independence of our independent auditors;

•

assisting in the oversight of the integrity of our financial statements, our company’s compliance with legal and regulatory requirements, its independent auditors’ qualifications, and independence and the performance of the independent auditors;

•

overseeing the work of our independent auditors, including through the receipt and consideration of certain reports from the independent auditors;

•

reviewing and discussing with management and the independent auditors our annual and quarterly financial statements and related disclosures;

•

coordinating the oversight of our internal control over financial reporting, disclosure controls and procedures and code of conduct and ethics; and

•

establishing procedures for the receipt and retention of accounting related complaints and concerns; meeting independently with our internal auditing staff, independent auditors and management.

The Board of Directors has determined that Mr. Tan qualifies as an “audit committee financial expert” as defined by applicable SEC rules.

Communication with our Directors

Shareholders or other interested parties may communicate with our directors by sending mail to Mr. Hongwei Qu, c/o YantaiBohai Pharmaceuticals Group Co. Ltd., No.9 Daxin Road, Zhifu District, Yantai, Shandong Province, China 264000.

Board of Directors’ Meetings

During our fiscal year ended June 30, 2013, we did not hold any meetings of the board of directors, although our board of directors did act by unanimous written consent.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities (“ten percent shareholders”) to file reports of ownership and changes in ownership with the SEC. Officers, directors and ten percent shareholders are charged by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of copies of Section 16(a) reports and representations received by us from reporting persons, and without conducting any independent investigation of our own, in fiscal year ended on June 30, 2013, our officers, directors and ten percent shareholders are in compliance with Section 16(a).

EXECUTIVE COMPENSATION

The following table sets forth all compensation received during the last two fiscal years by our Chief Executive Officer, Chief Financial Officer and each of the other most highly compensated executive officers whose total compensation exceeds $100,000 in such fiscal years.  These officers are referred to as the Named Executive Officers in this prospectus.

All the executive officers were paid in RMB and the amounts reported in this table have been converted from Renminbi to U.S. dollars based on the June 30, 2013 conversion rate of RMB 6.28 to $1.00.

SUMMARY COMPENSATION TABLE
Name and Principal	Fiscal	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)

Hongwei Qu	2013	$ 69,304						69,304
Chief Executive Officer	2012	$ 36,211	-	-	-	-	-	36,211

Employment Agreements

We presently do not have any employment agreements or other compensation arrangements with Mr. Qu.

Name (a)	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Hongwei Qu	2013	$ 69,304						69,304
Chief Executive Officer	2012	$ 36,211	-	-	-	-	-	36,211

Hongwei Qu is paid in his capacity as executive officer of our Company and he does not receive any additional compensation for his service as director.

On January 11, 2010, Dr. Chengde Wang entered into such agreements with us, which became effective on July 12, 2010 with his appointments to our board of directors and our execution thereof.  On September 6, 2011, Thomas Tan entered into an independent director and indemnification agreement with the Company and it is effective as of such date.  The form of independent director and indemnification agreements are filed as Exhibit 10.1 to our Current Report on Form 8-K, dated July 13, 2010 (the “Independent Director Agreement”).

Pursuant to the Independent Director Agreements:

(i)

each independent director will be retained as a director of the Company until the director or the Company terminates the agreement upon thirty (30) days prior written notice, with or without cause;

(ii)

Mr. Tan receives a $20,000 annual director’s fee and a five year non-qualified option to purchase 6,000 shares of restricted common stock of the Company at a price equal to $2.00 per share with cashless exercise feature; and

(iii)

Dr. Wang receives a $22,000 annual director’s fee.

The Independent Director Agreement also contains standard confidentiality provisions and provides that the Company shall indemnify the directors to the fullest extent permitted by law against personal liability for actions taken in the performance of their duties to the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Chance High owns 100% of the issued and outstanding capital stock of WOFE, a wholly foreign owned enterprise incorporated under the laws of the PRC.  On December 7, 2009, WOFE entered into the VIE Agreements with Bohai, a company incorporated under the laws of the PRC, and its three shareholders which include Mr. Qu (our President and Chief Executive Officer, who owns 90% of Bohai’s shares) and two unaffiliated parties.  Pursuant to the VIE Agreements, WOFE does not directly own the equity of our operating subsidiary, but rather assumed management of the business activities of Bohai and has the right to appoint all executives and senior management and the members of the board of directors of Bohai.  The VIE Agreements are comprised of a series of agreements, including a Consulting Services Agreement, Operating Agreement, Proxy Agreement, Equity Pledge Agreement, and Option Agreement, through which WOFE has the right to advise, consult, manage and operate Bohai for an annual fee in the amount of Bohai’s yearly net profits after tax.  Additionally, Bohai’s shareholders have pledged their rights, titles and equity interest in Bohai as security for WOFE to collect consulting and services fees provided to Bohai through an Equity Pledge Agreement. In order to further reinforce WOFE’s rights to control and operate Bohai, Bohai’s shareholders have granted WOFE the exclusive right and option to acquire all of their equity interests in Bohai through an Option Agreement.

Through WOFE, Chance High operates and controls Bohai through the VIE Agreements. WOFE used the contractual arrangements to acquire control of Bohai, instead of using a complete acquisition of Bohai’s assets or equity to make Bohai a wholly-owned subsidiary of WOFE because: (i) PRC laws governing share exchanges with foreign entities, which became effective on September 8, 2006, make the consequences of such acquisitions uncertain and (ii) other than by share exchange transactions, PRC laws require Bohai to be acquired for cash and WOFE was not able to raise sufficient funds to pay the full appraised value for Bohai’s assets or shares as required under PRC laws.

Slow Walk Arrangements

On December 7, 2009, Mr. Qu, who is a PRC citizen, entered into the Call Option Agreement with Joshua Tan, a Singapore passport holder and the sole shareholder of Glory Period.  Under the Call Option Agreement, Mr. Qu shall have right and option to acquire up to 100% shares of Glory Period for nominal consideration within the next 3 years.  The Call Option Agreement also provides that Mr. Tan shall not dispose any of the shares of Glory Period without Mr. Qu’s consent.

Other

Other than employment and the foregoing arrangements, none of the following persons has any direct or indirect material interest in any transaction to which we are a party since our incorporation or in any proposed transaction to which we are proposed to be a party: (i) any of Bohai’s directors or officers; (ii) any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our common stock; or any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of our company.

Review, Approval or Ratification of Related Party Transactions

Our board of directors is responsible for reviewing all “Related Person Transactions” as defined by Item 404 of Regulation S-K of the rules promulgated by the SEC.  Directors and executive officers are responsible for bringing a potential Related Person Transaction to the attention of our Board.

In reviewing a related person transaction, our board of directors will, after reviewing all material information regarding the transaction, take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table sets forth below certain information regarding the beneficial ownership of our common stock as of the date of this prospectus, based on 17,985,440 aggregate shares of common stock outstanding as of such date, by: (i) each person who is known by us to own beneficially more than 5% of our outstanding common stock with the address of each such person, (ii) each of our present directors and officers, and (iii) all officers and directors as a group. Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated. Unless otherwise noted, the principal address of each of the shareholders, directors and officers listed below is No. 9 Daxin Road, Zhifu District, Yantai, Shandong Province, China. All share ownership figures include shares of our Common Stock issuable upon securities convertible or exchangeable into shares of our Common Stock within sixty (60) days of the date of this prospectus, which are deemed outstanding and beneficially owned by such person for purposes of computing his or her percentage ownership, but not for purposes of computing the percentage ownership of any other person.

Name of Beneficial Owner	Shares of Common Stock Owned	Percent of Class Beneficially Owned (1)
Glory Period Limited (2)(3)(4)	8,942,471	49.84%
Hongwei Qu (4)	8,942,471	49.84%
Chengde Wang (5)	-	-
Thomas Tan (6)	-	-
All Executive Officers and Directors as a group	8,982,471	49.84%

(1)

Based on 17,985,440 shares of common stock issued and outstanding as of July 10, 2014.

(2)

Joshua Tan is the sole shareholder of Glory Period, but pursuant to a Call Option Agreement, he has no right to sell any shares without prior written consent by Hongwei Qu.

(3)

Hongwei Qu is the executive director of Glory Period.

(4)

On December 7, 2009, Mr. Qu, who is a PRC citizen, entered into the Call Option Agreement with Mr. Tan, a Singapore passport holder and the sole shareholder of Glory Period.  Under the Call Option Agreement, Mr. Qu shall have right and option to acquire up to 100% shares of Glory Period for nominal consideration within the next 3 years.  The Call Option Agreement also provides that Mr. Tan shall not dispose any of the shares of Glory Period without Mr. Qu’s consent.

(5)

Dr, Wang is a director of our company.

(6)

Mr. Tan is a director of the Company. Pursuant to his independent directors agreement with us, Mr. Chan is expected to receive, effective September 6, 2011, and provided he is still serving with our Company, a five year non-qualified option to purchase 20,000 shares of restricted common stock of the Company at a price equal to $2.00 per share with cashless exercise feature

DESCRIPTION OF SECURITIES

Our common stock was registered under the Securities Exchange Act of 1934, as amended, pursuant to a Form 8-A (File Number 000-53401) that was filed with the SEC on September 4, 2008. On March 2, 2010, we filed a registration statement on Form S-1, as amended, relating to the shares of common stock underlying the Notes and Warrants issued in the January 2010 private placement, and such registration statement was declared effective by the SEC on August 12, 2010.

Our authorized capital consists of 150,000,000 shares of common stock and 10,000,000 shares of preferred stock, par value $01 per share.  There are no outstanding shares of preferred stock as of the date of this prospectus.  A majority of our then stockholders approved an amendment to our Articles of Incorporation to increase our authorized shares of common stock from 75,000,000 to 150,000,000, which amendment was filed with the Secretary of State of Nevada on December 17, 2009.

As of the date of this prospectus, we have 17,985,440 shares of common stock issued and outstanding.

Description of Common Stock.  Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors.  Except as otherwise required by law, the holders of common stock will possess all voting power.  Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy.  Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders.  Our Articles of Incorporation, as amended, do not provide for cumulative voting in the election of directors.  Holders of common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the common stock.

Holders of our common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Notes Issued in Connection with the Private Placement.  In connection with our January 2010 private placement, we offered and sold $12,000,000 worth of Notes convertible into 6,000,000 shares of common stock (plus additional shares which may be issued upon conversion of interest underlying the Notes).

The Notes are unsecured, payable on January 5, 2012 and carry an interest rate of 8% per annum payable quarterly in arrears.  We have placed in escrow with the Escrow Agent an amount of the proceeds of the private placement equal to one quarter worth of interest payments on the Notes to secure prompt interest payments, or $240,000.  Until such time as 75% of the Notes are converted into shares of common stock, if such escrow is depleted in order to make interest payments, we will replenish such escrow amount.

At the option of each holder, the Notes may be converted into common stock at a price of $2.00 per share, which conversion price is subject to customary weighted average and stock based anti-dilution protection.

The Notes contains standard events of default, including: (i) failure to file the Registration Statement with the SEC within the prescribed period; (ii) failure to have the Registration Statement deemed effective by the SEC within the prescribed period; (iii) failure to maintain the effectiveness of the Registration Statement thereafter; (iv) nonpayment of principal or interest; (v) termination of registration or suspension of reporting obligations under the Securities Exchange Act of 1934, as amended, suspension from trading on the OTCBB (or an exchange), or failure to file reports with the SEC on a timely basis as required by the Securities Exchange Act of 1934, as amended; (vi) material breach of representations, warranties and other obligations under the transaction documents associated with the Securities Purchase Agreement; (vii) enforcement proceedings; (viii) cross default and cross acceleration; (ix) insolvency, winding up and other market standard analogous events; (x) moratorium and nationalization; (xi) proceedings against us or our consolidated subsidiaries with potential loss/damage of U.S.$5 million or more; and (xii) illegality of Notes under any applicable law.

The Notes also contain customary affirmative and negative covenants, including negative covenants which restrict our ability to do the following without the consent of Euro Pacific, as representative of the Investors: (i) incur, or permit to exist, any indebtedness  for borrowed money in excess of (A) US$10,000,000 during the twelve (12) month period beginning on January 5, 2010, or (B) US$15,000,000 during period beginning on January 5, 2010 and ending on January 5, 2012 (the maturity date of the Notes), except in the ordinary course of our business; (ii) lend or advance money, credit or property to or invest in (by capital contribution, loan, purchase or otherwise) any person or entity in excess of US$2,000,000 except: (A) investments in United States Government obligations, certificates of deposit of any banking institution with combined capital and surplus of at least $200,000,000; (B) accounts receivable arising out of sales in the ordinary course of business; and (C) inter-company loans between and among us and our subsidiaries; (iii) pay dividends or make any other distribution on shares of our capital stock; (iv) create, assume or permit to exist, any lien on any of our property or assets now owned or hereafter acquired, subject to existing liens and certain exceptions; (v) assume guarantees, subject to certain exceptions; (vi) engage in “sale-leaseback” transactions, subject to certain exceptions; (vii) make capital expenditures in excess of US$5,000,000 in any fiscal year, subject to certain exceptions; and (viii) materially alter our business.

Warrants.  We issued Warrants to purchase 6,000,000 shares of common stock in conjunction with the private placement.  Each Warrant entitles the holder to purchase one share of common stock.  The Warrants shall be exercisable in whole or in part, at an initial exercise price per share of $2.40, which exercise price is subject to customary weighted average and stock based anti-dilution protection.  The Warrants may be exercised at any time upon the election of the holder, beginning on the date of issuance and ending of the third anniversary of the closing of the private placement, or January 5, 2013.  The Warrants are not redeemable.

In the event of our liquidation, dissolution or winding up, the holders of Warrants will not be entitled to participate in the distribution of our assets.  In addition, holders of Warrants do not have voting, pre-emptive, subscription or other rights of stockholders in respect of the Warrants, nor shall such holders be entitled to receive dividends.

Placement Agent Warrants.  In connection with the private placement, on January 5, 2010, we issued to affiliates of Euro Pacific and to Chardan Capital Markets, LLC (“Chardan”) three-year Placement Agent Warrants to purchase 600,000 shares of common stock at an exercise price of $2.40 per share.  The Placement Agent Warrants are substantially identical to the Warrants issued to the Investors in the Private Placement, except that such warrants may not be exercised until the six (6) month anniversary of the later of: (i) the date of effectiveness of the registration statement of which this prospectus is a part or (ii) the date of commencement of sales in connection with this offering pursuant to separate lock-up agreements.  The holders of the Placement Agent Warrants are selling stockholders hereunder.

Transfer Agent and Registrar

The transfer agent for our common stock is Island Stock Transfer.  Our transfer agent’s address is 100 2nd Avenue South, Suite 705 S, St.Petersburg, FL, 33701.

SELLING STOCKHOLDERS

We are registering for the resale shares of our common stock held by the selling stockholders identified below.  We are registering the shares to permit the selling stockholders and their pledges, donees, transferees and other successors-in-interest that receive their shares from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate.

The following table presents information as of the date of this prospectus and sets forth:

•

the name of the selling stockholders;

•

the number of shares of our common stock that may be offered for resale for the account of the selling stockholder under this prospectus;

•

the number and percentage of shares of our common stock that the selling stockholder beneficially owned prior to the offering for resale of the shares under this prospectus; and

•

the number and percentage of shares of our common stock to be beneficially owned by the selling stockholder after the offering of the resale shares (assuming all of the offered resale shares are sold by the selling stockholders).

The 19,544,826 shares of our common stock registered for public resale pursuant to this prospectus and listed under the column “Shares of Common Stock Included in Prospectus” on the table set forth below consist of:

(i)

7,032,529 shares that were: (i) issued on January 5, 2010 in connection with the Share Exchange or (ii) held by holders of “restricted” shares under applicable law, in each case as described in the footnotes to the table below;

(ii)

Up to 11,912,297 shares issuable or issued upon conversion or exercise of Notes (including principal and, potentially, interest) and Warrants that were issued in our January 2010 private placement; and

(iii)

600,000 shares issuable upon exercise of the Placement Agent Warrants.

Euro Pacific Capital, Inc. (“Euro Pacific”) and Chardan Capital Markets, LLC (“Chardan”) were engaged by us to provide placement agent services in connection with our Janaury 2010 private placement.  In exchange for providing these services, Euro Pacific and Chardan received an aggregate $1,200,000 in cash commissions and an aggregate of three-year Placement Agent Warrants to purchase 600,000 shares of common stock at exercise price of $2.40 per share, of which 31,500 placement agent warrants were issued to Chardan and 568,500 placement agent warrants were issued to affiliates of Euro Pacific.  The Placement Agent Warrants are substantially identical to the Warrants issued to the Investors in the private placement, except that such warrants may not be exercised until the six (6) month anniversary of the later of: (i) the date of effectiveness of the registration statement of which this prospectus is a part or (ii) the date of commencement of sales in connection with this offering pursuant to separate lock-up agreements.  Euro Pacific and Chardan received these securities to be resold in the ordinary course of business and at the time of the issuance of the securities to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

The below table assumes that all of the currently outstanding Warrants and Notes will be exercised and converted for common stock and all of the securities will be sold in this offering.  However, any or all of the securities listed below may be retained by any of the selling stockholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling stockholders upon termination of this offering.  The selling stockholders are not making any representation that any shares covered by this prospectus will be offered for sale. We believe that, based on information provided to us by each of the selling stockholders, the selling stockholders listed in the table have sole voting and investment powers with respect to the securities indicated.  As indicated below, certain selling stockholders are broker-dealers or affiliates of broker-dealers.

Name of Selling Stockholders	Shares of Common Stock Included In Prospectus	Shares Beneficially Owned Prior To Offering (1)	Percentage of Shares Before Offering (1)	Shares Beneficially Owned After Offering (2)	Percentage of Shares After Offering (2)
IRA FBO Robert Stephen Adams Pershing LLC As Custodian (3)	100,000	100,000	*	0	0%
Selwyn Adelson (3)	60,000	60,000	*	0	0%
Syed Hasnat Ahmed & Mirian F Ahmed JT TEN (3)	110,000	110,000	*	0	0%
Am-Per Enterprises Inc. (3)	100,000	100,000	*	0	0%
David Arita Tod Dtd 05/10/2009 (3)	50,000	50,000	*	0	0%
William C Arthur By Pass Trust Dated 10/18/1990 UAD 10/18/90 (3)	43,200	43,200	*	0	0%
James V. Bacon Trust Dtd 09/14/1995 UAD 03/26/09 (3)	250,000	250,000	1.39%	0	0%
IRA FBO Jeffrey P Baker Pershing LLC as Custodian (3)	50,000	50,000	*	0	0%
Michael Baldwin (3)	50,000	50,000	*	0	0%
Balfour Hollow LLC (3)	50,000	50,000	*	0	0%
The Sarah J. Basler Living Trust UAD 07/02/98 (3)	50,000	50,000	*	0	0%
Richard E Benamy (3)	50,000	50,000	*	0	0%
Middlesex Ortho Surgeons 401k FBO Lawrence Berson (3)	50,000	50,000	*	0	0%
Jeff Blackburn (3)	50,000	50,000	*	0	0%
Ronald Bovasso & Linda Bovasso JT TEN (3)	50,000	50,000	*	0	0%
Bradley Anesthesiology PC Proft Sharing Plan & Tst (3)	100,000	100,000	*	0	0%
Ten Brink Trust Dated 10/02/1986 UAD 10/02/86 (3)	100,000	100,000	*	0	0%
White Pine Productions Defined Benefit Pension Plan (3)	50,000	50,000	*	0	0%
SEP FBO James Brown, Pershing LLC as Custodian (3)	90,000	90,000	*	0	0%
IRA FBO Pat Browne Pershing LLC as Custodian (3)	50,000	50,000	*	0	0%
Scott Burns (3)	50,000	50,000	*	0	0%
Robert Carlson & Michelle Carlson JT TEN (3)	50,000	50,000	*	0	0%
Brad K Carr & Roxane Carr JT TEN (3)	50,000	50,000	*	0	0%
Lowell Cerise (3)	75,000	75,000	*	0	0%
SRC Corporation Defined Benefit Pension Plan (3)	50,000	50,000	*	0	0%
Donald T Clemetson (3)	50,000	50,000	*	0	0%
Roland Cram Tod Dtd 06/03/2009 (3)	50,000	50,000	*	0	0%
Integrity Funds LP (3)	50,000	50,000	*	0	0%

The 2000 Jorge &Elena Echeverria Family Trust UAD 11/09/00 (3)	50,000	50,000	*	0	0%
IRA FBO Hy Echt Pershing LLC As Custodian (3)	60,000	60,000	*	0	0%
IRA FBO Ralph Dale Edson Pershing LLC as Custodian (3)	100,000	100,000	*	0	0%
Jonathan Edwards & Virginia C Adams JT TEN (3)	50,000	50,000	*	0	0%
The Arthur Eklund & Janet Eklund 1998 Inter Vivos Trust (3)	50,000	50,000	*	0	0%
Steven Jay Epstein (3)	50,000	50,000	*	0	0%
IRA FBO Donald Fagen Pershing LLC as Custodian (3)	125,000	125,000	*	0	0%
Sep FBO Vic Ferrer Pershing LLC as Custodian (3)	50,000	50,000	*	0	0%
Walter Friesen (3)	75,000	75,000	*	0	0%
The Alexander Galuz and Yana Galuz Jt Living Tst UAD 08/24/05 (3)	25,000	25,000	*	0	0%
Andrew Garnock (3)	100,000	100,000	*	0	0%
Richard Glaser MDDBPP and Trust (3)	50,000	50,000	*	0	0%
The Goldschlager Family Trust UAD 06/24/04 (3)	50,000	50,000	*	0	0%
Richard Griff & Jackie Griff JT TEN (3)	100,000	100,000	*	0	0%
Richard D Helppie Jr Trust UAD 04/02/92 (3)	50,000	50,000	*	0	0%
Howard J Hickingbotham Jr & Sandra B Hickingbotham JT TEN(3)	50,000	50,000	*	0	0%
The Robert K Heimann Living Trust UAD 07/24/01 (3)	50,000	50,000	*	0	0%
Hoke Living Trust UAD 04/19/02 (3)	50,000	50,000	*	0	0%
Ulrich Honighausen & Amanda Honighausen JT TEN (3)	50,000	50,000	*	0	0%
Herschel Hunter Trust UAD 11/30/88 (3)	50,000	50,000	*	0	0%
IRA FBO Bert Huntsinger Pershing LLC as Custodian (3)	199,000	199,000	1.2%	0	0%
Ingram Living Trust Dated 11/02/2005 UAD 11/02/05 (3)	50,000	50,000	*	0	0%
Ajay Kalra (3)	80,000	80,000	*	0	0%
Karges Revocable Intervivos Trust UAD 04/29/85 (3)	50,000	50,000	*	0	0%
IRA FBO Jon Murray Karkow Pershing LLC as Custodian (3)	50,000	50,000	*	0	0%
Patrick Kirk & Gloria Kirk JTWROS (3)	50,000	50,000	*	0	0%
Darrel Lee Kloeckner (3)	50,000	50,000	*	0	0%
Norman S Kramer & Linda L Kramer JT TEN (3)	100,000	100,000	*	0	0%

IRA FBO Thomas A Ladner Pershing LLC as Custodian (3)	100,000	100,000	*	0	0%
Scott and Lori Langmack Family Trust UAD 06/22/02 (3)	50,000	50,000	*	0	0%
Sep FBO Carter Laren Pershing LLC as Custodian (3)	100,000	100,000	*	0	0%
David W Larson & Jennifer L Larson JT TEN (3)	50,000	50,000	*	0	0%
Scott R. Lennes IRA LLC (3)	100,000	100,000	*	0	0%
IRA FBO Gregg Linhoff Pershing LLC as Custodian (3)	110,000	110,000	*	0	0%
Sep FBO George Madaraz Pershing LLC as Custodian (3)	70,000	70,000	*	0	0%
Sep FBO Gerald E Manwill Pershing LLC as Custodian (3)	75,000	75,000	*	0	0%
David Marble (3)	50,000	50,000	*	0	0%
Northern Star Growth Trust Dtd 10/20/1998 UAD 10/20/98 (3)	50,000	50,000	*	0	0%
Mitchell Martin & Deborah Martin JT TEN (3)	50,000	50,000	*	0	0%
Brent May PS Plan FBO F Brent May, Francis Brent TTWW; Dr. May DMD	50,000	50,000	*	0	0%
Stephen P Mccarron PSP-Pershing LLC as Custodian (3)	100,000	100,000	*	0	0%
IRA FBO Joseph McCarthy Pershing LLC as Custodian (3)	50,000	50,000	*	0	0%
Rod Mcintyre Trust UA Dated 5/1/01 (3)	50,000	50,000	*	0	0%
IRA FBO Jerry Mcwilliams Pershing LLC as Custodian (3)	50,000	50,000	*	0	0%
The Meister Non-Exempt Marital Trust UAD 11/17/83 (3)	100,000	100,000	*	0	0%
Carlos Alfonso Merino Rev Living Trust UAD 12/04/96 (3)	50,000	50,000	*	0	0%
IRA FBO Mark Mitchell Pershing LLC as Custodian (3)	50,000	50,000	*	0	0%
Mark R Mitchell M.D., a Medical Corporation (3)	50,000	50,000	*	0	0%
MMH Group, LLC (3)	95,800	95,800	*	0	0%
IRA FBO Gerald Mona Pershing LLC as Custodian (3)	50,000	50,000	*	0	0%
Kevin Moore (3)	75,000	75,000	*	0	0%
Deepak Munjal (3)	50,000	50,000	*	0	0%
IRA FBO Kenneth Henry Nass Pershing LLC as Custodian (3)	100,000	100,000	*	0	0%
IRA FBO Tim Nass Pershing LLC as Custodian (3)	62,000	62,000	*	0	0%
Mary Neiberg (3)	100,000	100,000	*	0	0%
Kevin P O'neill & Suzanne Odell Oneill JT TEN (3)	50,000	50,000	*	0	0%

Joseph A & Pamela M Panella Living Trust 1 UAD 05/11/04 (3)	50,000	50,000	*	0	0%
Brent Paulger and Sharissa Paulger JT TEN (3)	50,000	50,000	*	0	0%
Tina C Peterson & Hendrikus M Schraven JT TEN (3)	200,000	200,000	*	0	0%
E.A. Pickering Painting Inc. (3)	60,000	60,000	*	0	0%
POM Investments LLC (3)	100,000	100,000	*	0	0%
Bruce Walker Ravenel III (3)	250,000	250,000	1.39%	0	0%
M. Carl Rice Self Employed Retirement Plan #1 (3)	250,000	250,000	1.39%	0	0%
John Russell Riedmueller & Nicole Cameron Riedmueller Ten Com (3)	50,000	50,000	*	0	0%
John A Rupp Trust UAD 03/25/94 (3)	50,000	50,000	*	0	0%
Steven V Sann Tod Dtd 10/16/2009 (3)	50,000	50,000	*	0	0%
Robert C Sayson & Alice K Sayson JT TEN (3)	100,000	100,000	*	0	0%
Peter Schortmann and Susan Schortmann JT TEN (3)	50,000	50,000	*	0	0%
Kimberly S Schwenke (3)	50,000	50,000	*	0	0%
Christianna Seidel Separate Property Trust UAD 11/05/99 (3)	50,000	50,000	*	0	0%
James A Sheahan & Melody K Sheahan JT TEN (3)	100,000	100,000	*	0	0%
IRA FBO Donald Francis Shoff Pershing LLC as Custodian (3)	50,000	50,000	*	0	0%
John D Smead (3)	75,000	75,000	*	0	0%
Spielman and Elkin Revocable Trust UAD 06/14/19(3)	50,000	50,000	*	0	0%
IRA FBO Diane Spolum Pershing LLC as Custodian (3)	125,000	125,000	1.39%	0	0%
Spongbob Ventures II LLC (3)	50,000	50,000	*	0	0%
Amy J Stefanik Revocable Trust UAD 02/06/01 (3)	100,000	100,000	*	0	0%
IRA FBO Lynn Rollins Stull Pershing LLC as Custodian (3)	50,000	50,000	*	0	0%
IRA FBO Charles Sullivan Pershing LLC as Custodian (3)	50,000	50,000	*	0	0%
IRA FBO Gerard Surerus Pershing LLC as Custodian (3)	50,000	50,000	*	0	0%
IRA FBO James A Tamborello Pershing LLC as Custodian (3)	100,000	100,000	*	0	0%
Abdolhosayn Taslimi and Shidan Taslimi JT TEN (3)	100,000	100,000	*	0	0%
Mehran M Taslimi (3)	500,000	500,000	*	0	0%
Ruha Taslimi and Shidan Taslimi JT TEN (3)	100,000	100,000	*	0	0%
Shidan Taslimi (3)	500,000	500,000	3.03%	0	0%
Susanne A Taslimi (3)	100,000	100,000	*	0	0%

Trillion Growth China LP (3)	250,000	250,000	1.54%	0	0%
Robert Vecchione (3)	50,000	50,000	*	0	0%
IRA FBO Matthew A Walton Pershing LLC as Custodian (3)	110,000	110,000	*	0	0%
Timothy M Weaver (3)	250,000	250,000	1.39%	0	0%
Gramercy 87 LLC (3)	50,000	50,000	*	0	0%
Dipaolo Worthington Family Trust Dtd 1/31/2008 UAD 01/31/08 (3)	100,000	100,000	*	0	0%
Lambert Wu & Liying Chu JT TEN (3)	50,000	50,000	*	0	0%
Wymond Investments, LLC (3)	500,000	500,000	3.03%	0	0%
Layne Yoshida (3)	50,000	50,000	*	0	0%
IRA FBO Paul Harper Zink Pershing LLC as Custodian (3)	50,000	50,000	*	0	0%
Jayhawk Private Equity II, L.P. (3)	250,000	250,000	1.51%	0	0%
North Military Ltd. (3)	200,000	200,000	1.2%	0	0%
Chadds Ford Ltd. (3)	50,000	50,000	*	0	0%
Chardan SPAC Asset Management (3)	75,000	75,000	*	0	0%
Cawston Enterprises, Ltd. (4)	812,500	812,500	4.92%	0	0%
Regeneration Capital Group, LLC (5)	491,875	491,875	2.98%	0	0%
Perry A Lerner (5)	87,500	87,500	*	0	0%
SAI LLC (5)	87,500	87,500	*	0	0%
Emanuel Addington Living Trust (5)	62,500	62,500	*	0	0%
Joseph Douek (5)	87,500	87,500	*	0	0%
IRA For The Benefit of Barry Fox (5)	87,500	87,500	*	0	0%
La Mancha Capital, LLC (5)	95,000	95,000	*	0	0%
Altbachco, LLC (5)	106,375	106,375	*	0	0%
Richard Kaufman (5)	87,000	87,000	*	0	0%
Trilogy Capital Partners, Inc. (5)	31,250	31,250	*	0	0%
JHVM Investments LLC (5)	25,000	25,000	*	0	0%
Genesis Capital Advisors, LLC (5)	125,000	125,000	*	0	0%
Michael Rosenblum (5)	31,250	31,250	*	0	0%
Norman Kunin (5)	15,625	15,625	*	0	0%
Dene LLC (5)	31,250	31,250	*	0	0%
Michael Levitt (5)	9,375	9,375	*	0	0%
Barry Cervantes (6)	12,500	12,500	*	0	0%

Steven Straub (6)	12,500	12,500	*	0	0%
SODA Ventures LLC (6)	100,000	100,000	*	0	0%
Regeneration Capital Group, LLC (6)	50,000	50,000	*	0	0%
Gerald Altbach (7)	152,500	152,500	*	0	0%
Wang Shulian (8)	650,228	650,228	3.94%	0	0%
Liu Shaocui (8)	487,013	487,013	2.95%	0	0%
Jia Peicai (8)	161,899	161.899	*	0	0%
Zhang Jingxin (8)	161,899	161,899	*	0	0%
Liang Jianxin (8)	161,899	161,899	*	0	0%
Yu Bohai (8)	325,114	325,114	1.97%	0	0%
An Zhongnan (8)	161,899	161,899	*	0	0%
Xu Xiaosheng (8)	161,899	161,899	*	0	0%
Dong Qin (8)	81,213	81,213	*	0	0%
Li Yanzhi (8)	406,195	406,195	2.46%	0	0%
Fu Wei (8)	487,013	487,013	2.95%	0	0%
Wang Zhizhen (8)	487,013	487,013	2.95%	0	0%
Portswealth Holdings Ltd. (8)	486,745	486,745	2.95%	0	0%
Thomas Z. Tan (9)	150,000	150,000	*	0	0%
Peter D. Schiff (9)	209,250	209,250	1.27%	0	0%
William G. McBean (9)	209,250	209,250	1.27%	0	0%
Chardan Capital Markets, LLC (10)	31,500	31,500	*	0	0%
Lawrence D and Christine I Isen Family Trust (11)	50,000	50,000	*	0	0%
TGR Group, LLC (11)	30,000	30,000	*	0	0%
Robert Gleckman (11)	10,000	10,000	*	0	0%
David Bahr (11)	20,000	20,000	*	0	0%
David S Nagelberg Revocable Trust July 2, 2003 (11)	42,500	42,500	*	0	0%
Core Energy Enterprises, Inc. (11)	42,500	42,500	*	0	0%
Richard Cohen (11)	8,000	8,000	*	0	0%
Marc Levy (11)	8,000	8,000	*	0	0%

*

Represents less than 1% of total outstanding common stock.

(1)

Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 16,500,000 shares of common stock outstanding as of the date of this prospectus.

(2)

Assumes that all securities registered will be sold.

(3)

We issued an aggregate of 6,000,000 of units for gross proceeds of $12 million on January 5, 2010.  Each unit consisted of an unsecured $2.00 principal amount Notes payable 24 months from January 5, 2010 with an interest rate of 8% per annum payable quarterly in arrears, and a three year Warrant to purchase one share of our common stock.  The amount of shares referenced for the selling stockholder includes: (i) shares of common stock beneficially owned by the selling stockholder or shares which are issuable upon conversion of the Note held by the selling stockholder at an exercise price at $2.00 per share, which shares represent 50% of the registrable securities held by the selling stockholder; (ii) up to a maximum aggregate of 690,000 shares of common stock (which are not reflected in the table about due to the contingent nature of the issuance thereof) representing conversion of interest underlying the Notes (with each selling stockholder eligible to receive a portion of such shares depending on when they convert their Notes) and (iii) shares of common stock beneficially owned by the selling stockholder which are issuable upon exercise of the Warrant at an exercise price at $2.40 per share, which shares represent 50% of the registrable securities held by the selling stockholder.

(4)

Cawston Enterprises Ltd. acted as PRC financial advisor to Bohai in connection with the Share Exchange and concurrent private placement transaction, for which Cawston received shares of our common stock as compensation.

(5)

The shares held by the selling stockholder are part of an aggregate of 1,637,500 shares of common stock issued to Regeneration Capital Group, LLC and its affiliates (“Regeneration”) or subsequently privately sold by Regeneration (see Footnote 12).  Regeneration and its affiliates: (i) were investors in our company prior to the consummation of the January 5, 2010 Share Exchange and/or (ii) acted as U.S. financial advisor to Bohai in connection with the Share Exchange and concurrent private placement transaction, for which Regeneration received shares of our common stock as compensation.

(6)

The shares held by the selling stockholder are part of an aggregate 200,000 shares of common stock issued upon conversion of short term bridge loans totaling $400,000 which were obtained from four investors in June 2009.

(7)

Selling stockholder acted as a consultant to us prior to our January 5, 2010 share exchange and private placement.

(8)

Selling stockholder was a minority shareholder of Chance High Limited and received the registrable securities as part of the Share Exchange transaction which closed on January 5, 2010.

(9)

Selling stockholder is an affiliate of Euro Pacific, a FINRA member and SEC registered broker-dealer that acted as the lead placement agent in our January 5, 2010 private placement.  Securities represent shares of common stock underlying the Placement Agent Warrant issued to the selling stockholder.

(10)

Chardan is a FINRA member and SEC registered broker-dealer that acted as co-placement agent in our January 5, 2010 private placement.  Registrable securities represents shares of common stock underlying the Placement Agent Warrant issued to the selling stockholder.

(11)

The shares held by the selling stockholder were privately purchased from members of Regeneration in April and May 2010 in transactions exempt from registration under the Securities Act of 1933, as amended.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal;

•

facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately-negotiated transactions;

•

broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•

through the writing of options on the shares;

•

a combination of any such methods of sale; and

•

any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act, the Exchange Act and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter.  The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any member of the FINRA may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus.

Selling stockholders hereunder that are FINRA members, or affiliates of FINRA members, are precluded from, directly or indirectly, offering, selling, agreeing to offer or sell, transferring, assigning, pledging, hypothecating or subjecting to hedging, short sale, derivative, put or call transaction, all or any portion of those certain placement agents’ warrants of the Company issued to such selling stockholders on January 5, 2010, or any shares of the company’s common stock thereunder, for the period beginning on the later of: (i) the date of effectiveness of the registration statement of which this prospectus forms a part or (ii) the date of commencement of sales pursuant to this prospectus and ending on the six (6) month anniversary of such date, except in accordance with FINRA Rule 5110 (g)(2).

Euro Pacific and Chardan are FINRA members and were engaged by us to provide placement agent services in connection with our January 2010 private placement.  In exchange for providing these services, Euro Pacific and Chardan received an aggregate $1,200,000 in cash commissions and three-year Placement Agent Warrants to purchase an aggregate of 600,000 shares of common stock at an exercise price of $2.40 per share.  31,500 Placement Agent Warrants were issued to Chardan, and 568,500 Placement Agent Warrants were issued to affiliates of Euro Pacific consisting of Thomas Z. Tan, Peter D. Schiff and William G. McBean, who received 150,000, 209,250 and 209,250 Placement Agent Warrants, respectively.  The Placement Agent Warrants are substantially identical to the Warrants issued to the Investors in the private placement, except with respect to the lock-up period described above.  Euro Pacific, its affiliates and Chardan received these securities to be resold in the ordinary course of business and at the time of the issuance and as of the date of this prospectus, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

Euro Pacific, Chardan, and Euro Pacific’s affiliates have no role in this offering, except that Chardan and Messrs. Tan, Schiff and McBean are selling stockholders, and Euro Pacific and Chardan may engage in ordinary brokerage transactions for any selling stockholders or act as broker-dealers in the ordinary course of business with respect to the shares offered hereby, in all such cases for commissions not to exceed 4.5% in the aggregate.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is listed for quotation on the OTCQB under the symbol “BOPH.”

There is very limited trading in our common stock.  On July 9, 2014, the most recent day that our stock traded, the last reported price per share of our common stock was $1.55.  The absence of meaningful transactions in the common stock indicates there is no established trading market for our common stock.  You are urged to obtain current market quotations of our common stock before purchasing any of the shares being offered for sale pursuant to this prospectus.

Holders

As of July 10, 2014, there were 17,985,440 shares of our common stock outstanding held by approximately 62 stockholders of record.  The number of our stockholders of record excludes any estimate by us of the number of beneficial owners of shares held in street name, the accuracy of which cannot be guaranteed.

Dividend Policy

We have not paid any cash dividends on our common stock to date, and we have no intention of paying cash dividends in the foreseeable future. Whether we will declare and pay dividends in the future will be determined by our board of directors at their discretion, subject to certain limitations imposed under Delaware corporate law. In addition, our ability to pay dividends may be affected by the foreign exchange controls in China. The timing, amount and form of dividends, if any, will depend on, among other things, our results of operations, financial condition, cash requirements and other factors deemed relevant by our board of directors.

LEGAL MATTERS

The validity of our common stock offered hereby has been passed upon by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The consolidated balance sheet of the Company and its subsidiary  for the fiscal years ended June 30, 2013 and 2012 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows appearing in this registration statement have been so included in reliance on the Report of Marcum Bernstein & Pinchuk LLP, an independent registered public accounting firm, appearing elsewhere in this prospectus, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-1 we have filed with the SEC. We have not included in this prospectus all of the information contained in the Registration Statement and you should refer to our Registration Statement and its exhibits for further information.

We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information about the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

BOHAI PHARMACEUTICALS GROUP, INC.

AND ITS SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS

BOHAI PHARMACEUTICALS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2014 (UNAUDITED)	June 30, 2013
ASSETS
Current assets:
Cash	$ 11,265,031	$ 6,947,972
Restricted cash	12,609,747	12,574,051
Accounts receivable	46,496,963	38,716,023
Inventories	4,504,744	2,781,734
Prepaid expenses and other current assets	939,555	1,007,365
Total current assets	75,816,040	62,027,145
Non-current assets:
Property, plant and equipment, net	17,327,863	17,678,453
Prepayment for property, plant and equipment	996,286	604,739
Intangible assets - pharmaceutical formulas	14,149,231	14,109,169
Intangible assets - land use right, net	37,350,012	37,863,464
Other intangible assets, net	24,851,359	28,139,219
Goodwill	5,216,982	5,202,209
Total non-current assets	99,891,733	103,597,253
TOTAL ASSETS	$ 175,707,773	$ 165,624,398
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$ 9,735,203	$ 9,707,638
Short-term loan	4,867,601	0
Accounts payable	5,137,420	5,081,913
Accrued expenses	11,805,864	12,185,615
Land use right payable	0	6,471,759
Income taxes payable	2,073,289	2,222,476
Due to a related party	55,741	52,830
Total current liabilities	33,675,118	35,722,231
Non-current liabilities:
Acquisition purchase price payable - non-current portion	0	5,000,000
Deferred tax liability	7,922,428	8,048,113
Convertible notes, net	7,618,050	8,464,500
Total non-current liabilities	15,540,478	21,512,613
TOTAL LIABILITIES	49,215,596	57,234,844
COMMITMENTS, CONTINGENCIES, AND OTHER MATTERS
STOCKHOLDERS' EQUITY
Common stock, $0.001 par value, 150,000,000 shares authorized, 17,861,085 shares issued and outstanding as of March 31, 2014 and June 30, 2013, respectively	17,861	17,861
Additional paid-in capital	24,615,353	24,615,353
Accumulated other comprehensive income	9,077,431	8,999,581
Retained earnings	92,781,532	74,756,759
Total stockholders’ equity	126,492,177	108,389,554
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 175,707,773	$ 165,624,398

See accompanying notes to the condensed consolidated financial statements

BOHAI PHARMACEUTICALS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF

INCOME AND COMPREHENSIVE INCOME

 (UNAUDITED)

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2014	2013	2014	2013
Net revenues	$ 39,722,126	$ 34,786,624	$ 129,284,445	$ 111,067,950
Cost of revenues	10,125,405	8,919,666	30,879,154	27,098,204
Gross profit	29,596,721	25,866,958	98,405,291	83,969,746
Operating expenses:
Selling, general and administrative expenses	23,103,935	20,476,092	70,348,334	60,230,015
Impairment Charge - drug formula	0	0	0	1,688,486
Depreciation and amortization	722,006	740,503	2,154,368	2,088,424
Total Operating expenses	23,825,941	21,216,595	72,502,702	64,006,925
Income from operations	5,770,780	4,650,363	25,902,589	19,962,821
Other income (expenses):
Interest income	3,296	2,796	78,016	29,122
Interest expenses	(336,645)	(456,930)	(1,555,573)	(1,396,286)
Other (expenses) income, net	(29)	(142)	(31,329)	(16,733)
Change in fair value of derivative liabilities	0	0	0	1,211,236
Total other (expenses) income	(333,378)	(454,276)	(1,508,886)	(172,661)
Income before provision for income taxes	5,437,402	4,196,087	24,393,703	19,790,160
Provision for income taxes	(1,509,391)	(1,036,881)	(6,368,930)	(4,976,705)
Net income	$ 3,928,011	$ 3,159,206	$ 18,024,773	$ 14,813,455
Comprehensive income:
Net income	$ 3,928,011	$ 3,159,206	$ 18,024,773	$ 14,813,455
Unrealized foreign currency translation (loss) gain	(1,187,686)	658,168	77,850	862,251
Comprehensive income	$ 2,740,325	$ 3,817,374	$ 18,102,623	$ 15,675,706
Net income per common share
Basic	$ 0.22	$ 0.18	$ 1.10	$ 0.83
Diluted	$ 0.19	$ 0.15	$ 0.85	$ 0.71
Weighted average common shares outstanding
Basic	17,861,085	17,861,085	17,861,085	17,861,085
Diluted	21,831,328	22,093,335	21,957,639	22,093,335

See accompanying notes to the condensed consolidated financial statements

BOHAI PHARMACEUTICALS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

 (UNAUDITED)

	For the Nine Months Ended
	March 31, 2014	March 31, 2013
Cash flows from operating activities:
Net income	$ 18,024,773	$ 14,813,455
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,854,759	4,053,576
Impairment of intangible assets-pharmaceutical formulas	0	1,688,486
Loss on disposal of property, plant and equipment	9,944	0
Change in fair value of warrants	0	(1,211,236)
Deferred income taxes	(149,182)	(331,999)
Changes in operating assets and liabilities:
Accounts receivable	(7,704,260)	(11,091,285)
Prepaid expenses and other current assets	37,775	426,946
Inventories	(1,722,546)	714,984
Accounts payable	41,256	941,963
Accrued expenses	(417,479)	(1,415,975)
Income taxes payable	(156,172)	(715,086)
Net cash provided by operating activities	12,818,868	7,873,829
Cash flows used in investing activities:
Purchases of property, plant and equipment	(195,192)	(781,176)
Land use rights payments	(6,518,267)	(6,349,206)
Prepayment for property, plant and equipment	(596,718)	(2,528,104)
Cash paid for acquisition of business	(5,000,000)	(12,472,815)
Net cash used in investing activities	(12,310,177)	(21,079,479)
Cash flows from financing activities:
Proceeds from short-term	4,888,701	0
Proceeds from notes payable	9,777,401	0
Borrowing from related party	0	12,349
Repayment to related party	2,466	0
Repayment of convertible notes	(846,450)	(1,571,500)
Repayment of short-term loan	(9,777,401)	0
Deposit of restricted cash-convertible note escrow deposit	0	(1,494,964)
Release of restricted cash-convertible note escrow deposit	0	2,546,786
Net cash flows provided by (used in) financing activities	4,044,717	(507,329)
Effect of foreign currency translation on cash and cash equivalents	(236,349)	134,113
Net increase (decrease) in cash and cash equivalents	4,317,059	(14,630,688)
Cash and cash equivalents at beginning of period	6,947,972	18,386,288
Cash and cash equivalents at end of period	$ 11,265,031	$ 3,755,600
Cash paid during the period for:
Interest	$ 749,350	$ 875,286
Income taxes	$ 6,674,283	$ 6,023,796

See accompanying notes to the condensed consolidated financial statements

BOHAI PHARMACEUTICALS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED MARCH 31, 2014

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

The Company’s Operations

Bohai Pharmaceuticals Group, Inc. (“BPGI”) was incorporated under the laws of the State of Nevada on January 9, 2008 under the name of Link Resources, Inc. Prior to January 5, 2010; BPGI was a public “shell” company. BPGI became a public operating company on January 5, 2010 pursuant to a Share Exchange Transaction completed on January 5, 2010.

BPGI is engaged in the production, manufacturing and distribution of herbal pharmaceuticals based on traditional Chinese medicine (“TCM”) in the People’s Republic of China (“China” or the “PRC”) through the following two operating subsidiaries:

(i)

YantaiBohai Pharmaceuticals Group Co., Ltd., (“Bohai”) a PRC company and the Company’s original operating subsidiary. BPGI controls Bohai through a variable interest entity arrangement (“VIE”) described below; and

(ii)

YantaiTianzheng Pharmaceuticals Company, Ltd., a PRC company (“YantaiTianzheng”), which BPGI acquired effective July 1, 2011 through a newly formed PRC wholly-foreign owned enterprise subsidiary, YantaiNirui Pharmaceuticals, Ltd. (“WOFE II”).

BPGI owns 100 % of Chance High International Limited, a British Virgin Islands company (“Chance High”). Chance High owns 100 % of the issued and outstanding shares of capital stock of a Chinese wholly-foreign owned enterprise known as YantaiShencaojishi Pharmaceuticals Co., Ltd. (the “WOFE”). On December 7, 2009 (prior to the date of the Share Exchange Transaction), the WOFE entered into a series of variable interest entity contractual agreements (the “VIE Agreements”) with Bohai and its three shareholders, including Mr. Hongwei Qu, the Company’s current Chairman and Chief Executive Officer (“Mr. Qu”). Mr. Qu currently owns 96.7 % of the outstanding equity interests of Bohai and two other shareholders who collectively own the remaining 3.3% of Bohai.

The VIE Agreements include (i) a Consulting Services Agreement, (ii) an Operating Agreement, and (iii) a Proxy Agreement, through which the WOFE has the right to advise, consult, manage and operate Bohai for an annual fee equal to all of Bohai’s yearly net profits after tax. Pursuant to these agreements, the WOFE indirectly owns but has100 % managerial and economic control of the business activities of Bohai including the right to appoint all executives and senior management and members of the board of directors of Bohai. Additionally, Bohai’s shareholders pledged their rights, titles and equity interest in Bohai as security for the WOFE to collect consulting and services fees provided to Bohai pursuant to an equity pledge agreement. In order to further reinforce the WOFE’s rights to control and operate Bohai, Bohai’s shareholders granted the WOFE an exclusive right and option to acquire all of their equity interests in Bohai through an option agreement. The VIE Agreements have perpetual terms unless otherwise determined by PRC law, and can (particularly in the case of the Consulting Services Agreement (which is the principal VIE Agreement) be terminated by the parties under certain circumstances, including material breach, the termination of Bohai’s business or a liquidation of Bohai. The WOFE (which is controlled indirectly by BPGI through Chance High) can also terminate the Consulting Services Agreement at will.

BPGI, its wholly owned subsidiary Chance High, WOFE, WOFE II, Bohai and YantaiTianzheng are referred to herein collectively and as a consolidated basis as the “Company” or “we”, “us” or “our” or similar terminology. Mr. Qu currently serves the Company’s Chairman, Chief Executive Officer and President. As used herein, the term “Common Stock” means the common stock of BPGI, $0.001 par value per share.

BPGI is headquartered and maintains its principal operations in the city of Yantai, Shandong Province, China, and conducts business operations exclusively in the PRC.

On January 17, 2014, the Company merged WOFE with and into WOFE II.  In connection with the merger, and in accordance with relevant PRC laws and regulations, all of WOFE’s rights relating to Bohai transferred to WOFE II.

2. LIQUIDITY AND FINANCIAL CONDITION

The Company’s net income amounted to $3,928,011 and $18,024,773 for the three and nine-month periods ended March 31, 2014. The Company’s cash flows provided by operating activities amounted to $12,818,868 for the nine months ended March 31, 2014. The Company had working capital of $42,140,922 as of March 31, 2014. The Company has historically financed its operations principally from cash flows generated from operating activities and external financing through short-term bank loans, convertible notes, and notes payable.

On August 8, 2011, the Company, through WOFE II, signed a share transfer agreement with the shareholders of YantaiTianzheng to acquire 100% of YantaiTianzheng for total purchase consideration of US$35,000,000 and the balance was fully paid as of March31, 2014.

The Company is gaining the benefits of the economies of scale that is realized by having combined and streamlined the cost structures of the historical Bohai and the acquired YantaiTianzheng businesses. The Company has committed to a plan of streamlining the combined business around a more focused portfolio of products that include non-prescription drug products acquired as part of the Yantai Tianzheng’s product portfolio.

On June 8, 2010, YantaiTianzheng signed an agreement with Yantai Huanghai Construction Co. to construct certain portions of a factory. The total contract price amounted to approximately $3.16 million (RMB 19.5 million). The construction is 100% completed and transferred into buildings as of March 31, 2014.

On November 5, 2012, the Company acquired a new land use right of 266,668 square meters located in the high-tech development district of Laishan, Yantai, Shandong Province. The Company was granted the right to use the land for a period of 50 years at a total cost of approximately $19.47 million (RMB 120,000,000 ). The Company paid in full $19.47 million (RMB 120,000,000) as of March 31, 2014. (See Note 7).

The Company is also required to repay the remaining $7,618,050 convertible notes balance, which pursuant to four amendments to the original notes, as of March 31, 2014, was due on an extended maturity date of April 5, 2013. The Company and Euro Pacific, the representative of the investors of the Notes, signed a fifth amendment to the Notes. The fifth amendment further extends the maturity date of the Notes to April 5, 2016 (See Note 23). The Company made payments toward principal of $846,450 during the nine months ended March 31, 2014

As described elsewhere herein, the Company has at times, been in temporary default of its obligation to repay the convertible notes at previously extended maturity dates. The Company cannot predict what the implications of the non-payment of the notes would be. The Company will continue to experience difficulty converting sufficient currency and will maintain an escrow account of restricted funds intended to secure the Note’s repayment. The non-payment of the notes could have a material adverse effect on the Company should the note holders pursue further action.

Management believes, based on the Company’s historical ability to fund operations using internally generated cash flow, that the Company’s currently available cash and funds it expects to generate from operations and through potential short term loans financing from banks will enable it to operate the business and satisfy short term obligations through at least March31, 2015. Notwithstanding, the Company still has substantial obligations as described herein and there is no assurance that unforeseen circumstances would not have a material adverse effect on the Company’s financial condition.

The Company will require significant additional capital in order to fund these obligations and execute its longer term business plan. If the Company is unable to generate sufficient operating cash flows or raise additional capital, or encounters unforeseen circumstances that place constraints on its capital resources, management will be required to take various measures to conserve liquidity. Such measures could include, but not necessarily be limited to, curtailing the Company’s business development activities (as was done recently when the Company determined to streamline its operations to focus on the continued distribution of a smaller number of key products), suspending the pursuit of one or more elements of its business plan, and controlling overhead expenses. There is a material risk, and management cannot provide any assurances, that the Company will be able to raise additional capital if needed.

On August 15, 2013, the Company obtained a short term loan from Yantai Rural Commercial Bank Ltd. (“RCB”) due on August 14, 2014 in the amount of $4,867,601 (RMB 30,000,000), which was guaranteed by a third party, Shandong Guangyuan Group Ltd. (“Guangyuan”) and the principal shareholder of the Company, Hongwei Qu. Guangyuan is an unrelated third party and has no business relationship with the Company (See Note 13).  Except for the loan from RCB, the Company has not received any commitments for new financing, and cannot provide any assurance that new financing will be available to the Company on acceptable terms, if at all. The failure of the Company to fund its obligations when needed would have a material adverse effect on its business and results of operations.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of BPGI, its wholly-owned subsidiary Chance High, WOFE, WOFE II, YantaiTianzheng and Bohai. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company, in determining whether it is required to consolidate investee businesses, considers both the voting and variable interest models of consolidation as required under applicable GAAP. The Company adopted FAS Accounting Standards Codification (“ASC”) 810- 10 -15-14 and also ASC 810- 10 -05-8, which requires that a VIE be consolidated if that company is entitled to receive a majority of the VIE’s residual returns and has direct ability to make decisions on all operating activities of the VIE. The Company controls Bohai through the VIE Agreements described in Note 1, under the following series of agreements entered into on December 7, 2009.

Under the Operating Agreement entered into between WOFE and Bohai, the WOFE has the direct ability to make decisions on all the operating activities and exercise all voting rights of Bohai. Under the Consulting Services Agreement entered into between WOFE and Bohai, Bohai agreed to pay all of its net income to WOFE quarterly as a consulting fee. Accordingly, WOFE has the right to receive the expected residual returns of Bohai. As such, the Company is the primary beneficiary of and maintains controlling managerial and financial interest in, Bohai in accordance with ASC 810-10-15-14. Accordingly, Bohai’s financial position and results of operations are consolidated with those of the Company for all periods presented.

We initially measured the assets, liabilities, and non-controlling interests of Bohai at their carrying amounts as of the date of the Share Exchange. We have subsequently accounted for the assets, liabilities, and non-controlling interest of Bohai as if it was consolidated based on voting interests. The usual accounting rules for which the VIE operates are applied as they would to a consolidated subsidiary as follows:

• Carrying amounts of the VIE are consolidated into the financial statements of the Company as the primary beneficiary, or Primary Beneficiary (“PB”); and

• Inter-company transactions and balances, such as revenues and costs, receivables and payables between or among the PB and the VIE(s) are eliminated in their entirety.

The carrying amount and classification of Bohai’s assets and liabilities included in the consolidated balance sheets are as follows:

	March 31, 2014	June 30, 2013
Total current assets*	$ 78,784,249	$ 58,857,580
Total assets*	149,323,537	130,683,952
Total current liabilities**	25,992,090	24,065,824
Total liabilities**	$ 29,807,146	$ 27,729,581

*           Includes intercompany accounts in the amounts of $37,308,891 and $26,417,979 in current assets as of March 31, 2014 and June 30, 2013, respectively, which were eliminated in consolidation.

**         Includes intercompany accounts in the amounts of $9,416,538 and $ 4,372,634 in current liabilities as of March 31, 2014 and June 30, 2013, respectively, which were eliminated in consolidation.

Business Combinations

The Company uses the acquisition method of accounting for business combinations which requires that the assets acquired and liabilities assumed be recorded at the date of the acquisition at their respective fair values. Assets acquired and liabilities assumed in a business combination that arise from contingencies are recognized at fair value if fair value can reasonably be estimated. If the acquisition date fair value of an asset acquired or liability assumed that arises from a contingency cannot be determined, the asset or liability is recognized if probable and reasonably estimable; if these criteria are not met, no asset or liability is recognized. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Any excess of the purchase price (consideration transferred) over the estimated fair values of net assets acquired is recorded as goodwill. Transaction costs and costs to restructure the acquired company are charged to expense as incurred. The operating results of acquired business are reflected in the acquirer’s consolidated financial statements and results of operations after the date of the acquisition.

Basis of Presentation

The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements and with the instructions to Form 10-Q and Article 8 of Regulation S-X of the United States Securities and Exchange Commission (“SEC”). Accordingly, they do not contain all information and footnotes required by GAAP for annual financial statements. In the opinion of the Company’s management, the accompanying unaudited condensed consolidated financial statements contain all adjustments necessary (consisting only of normal recurring accruals) to present the financial position of the Company as of March 31, 2014 and the results of operations and cash flows for the periods presented. The results of operations for the nine months ended March 31, 2014 are not necessarily indicative of the operating results for the full fiscal year or any future period. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes thereto included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2013. The Company’s accounting policies are described in the Notes to Consolidated Financial Statements in its Annual Report on Form 10-K for the year ended June 30, 2013, filed on September 27, 2013, and updated, as necessary, in this Quarterly Report on Form 10-Q.

Reclassifications

Certain amounts in the March 31, 2013 condensed consolidated financial statement have been reclassified to conform to the March 31, 2014 presentation.

Business Segments

The Company’s operates its business through a single reporting segment.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ materially from those results.

Significant estimates and assumptions include allocating purchase consideration issued in business combinations, valuing equity securities and derivative financial instruments issued in financing transactions and in share-based payment arrangements, accounts receivable reserves, inventory reserves, and evaluating the carrying amounts and useful lives of intangible assets. Certain estimates, including accounts receivable and inventory reserves and the carrying amounts of intangible assets (including present value of future cash flow estimates for the Company’s pharmaceutical formulas) could be affected by external conditions including those unique to the Company’s industry and general economic conditions. It is reasonably possible that these external factors could have an effect on management’s estimates that could cause actual results to differ from management’s estimates.

Company management re-evaluates all of the accounting estimates at least quarterly based on these conditions and records adjustments, when necessary.

Cash and Cash Equivalents

We consider all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. We maintain bank accounts in the PRC and a checking account in the United States of America that principally consist of demand deposits. We also have restricted cash accounts in the United States that include funds designated for interest payments due to convertible note holders and for use in investor relations programs pursuant to a securities purchase agreement.

Restricted Cash

Escrow account balances amounted to $12,609,747 and $ 12,574,051 as of March 31, 2014 and June 30, 2013, respectively.

The Company is required by its Note holders to maintain deposits in escrow accounts to fund the principal and interest payments under the Convertible Notes obligation. As of March 31, 2014 and June 30, 2013, there was $7,742,146 and $7,720,232 of cash restricted for this purpose.

The Company has certain outstanding notes payable in the amount of $9,735,203 and $9,707,638 as of March 31, 2014 and June 30, 2013, respectively, and it is required to maintain a portion of these outstanding draft amounts in its bank as restricted cash. As of March 31, 2014 and June 30, 2013, there was $4,867,601 and $4,853,819cash restricted for this purpose.

Accounts Receivable

Accounts receivable consists of amounts due from customers. The Company’s credit terms generally range from 90 to 180 days. The Company’s policy with respect to accounts receivable reserves is to establish an allowance for doubtful accounts based on management’s assessment of known requirements, aging of receivables, payment history, specific customer’s current credit worthiness, and the economic environment. The Company has a significantly low history of credit losses and no historical pattern of making any price or collection concessions with respect to its accounts receivable balances. Accordingly, an allowance for doubtful accounts is not considered necessary based on management’s assessment.

Inventories

Inventories are valued at the lower of cost, determined using the weighted average method, or market. Finished goods inventories include the costs of raw materials, direct labor and overhead associated with the manufacturing process. In assessing the ultimate realization of inventories, management makes judgments as to future demand requirements compared to current or committed inventory levels. Our reserve requirements generally increase/decrease due to management’s projected demand requirements, market conditions and product life cycle changes. As of March 31, 2014 and June 30, 2013, management does not believe that any inventory reserves are necessary.

Property, Plant and Equipment

Property, plant and equipment are carried at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets that range from 5 to 10 years for office equipment, machinery, and vehicles and 30 to 40 years for buildings. The cost of repairs and maintenance is charged to expense as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. We examine the possibility of impairment in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Intangible Asset – Pharmaceutical Formulas

The Company has purchased pharmaceutical formulas that were approved by the State Food and Drug Administration of China (“SFDA”). These formulas can be renewed every 5years without limitation for a minimum fee and are subject to certain protections under PRC drug regulations for an indefinite period of time. These regulations mitigate competition and the ability of other suppliers to replicate the Company’s products or produce comparable substitutes. These intangible assets are measured initially at cost not subject to amortization and are tested for impairment annually or in interim reporting periods if events or changes in circumstances indicate that the carrying amounts of these intangible assets might not be recoverable.

During the year ended June 30, 2013, we determined that we would no longer manufacture or seek to develop a market for ten of our products due to a change in our business strategy as more fully described in Note 2. As a result of this decision, we recorded an impairment charge in the amount of $1,668,486 during the year ended June 30, 2013. In addition to the above, we reclassified certain other formulas with an aggregate carrying amount of approximately $10 million (RMB 63,855,371) to other intangible assets. The Company has suspended plans to develop and manufacture products to be derived from these formulas but intends to retain them to mitigate competition and maintain the option of using these formulas should they be useful in the future. Accordingly, the Company has determined these formulas, which are approved by the State Food and Drug Administration, should be held as defensive assets. The Company determined that these formulas have an estimated useful life of 8 years as defensive assets.

Common Stock Purchase Warrants and Other Derivative Financial Instruments

The Company accounts for the issuance of common stock purchase warrants issued as free standing financial instruments in accordance with the applicable provisions ASC 810 “Derivatives and Hedging Activities.” Based on this guidance, the Company classifies as equity any contracts that (i) require physical settlement or net-share settlement or (ii) gives the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). The Company classifies as assets or liabilities any contracts that require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the control of the Company) or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). The Company assesses classification of its freestanding derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required. The common stock purchase warrants have expired as of June 30, 2013.

Fair Value Measurements and Fair Value of Financial Instruments

We adopted the guidance of ASC 820 for fair value measurements, which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2 - Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other then quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3 - Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets for cash, accounts receivable, other receivables, short-term borrowings, accounts payable and accrued expenses, customer advances, and amounts due from related parties approximate their fair market value based on the short-term maturity of these instruments.

ASC 825-10 “ Financial Instruments, ” allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. We use Level 3 inputs to value the Company’s derivative liabilities.

The following table reflects gains and losses for the nine months ended March 31, 2014 and year ended June 30, 2013 for all financial assets and liabilities categorized as Level 3.

Liabilities:

Balance of warrant liabilities as of June 30, 2012	$ 1,211,236
Change in the fair value of warrant liabilities	(1,211,236)
Balance of warrant liabilities as of June 30, 2013	-
Change in the fair value of warrant liabilities	-
Balance of warrant liabilities as of March 31, 2014	$ -

Estimating the fair value of derivative financial instruments require the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. The assumptions used to value the Company’s derivatives, which had a direct effect on the fair values. In addition, valuation techniques are sensitive to changes in the trading market price of the our Common Stock and its estimated volatility interest rate changes and other variables or market conditions not within the Company’s control that can significantly affect management’s estimates of fair value and changes in fair value. Because derivative financial instruments are initially and subsequently carried at fair value, the Company’s net income may include significant charges or credits as these estimates and assumptions change.

The warrants expired on January 5, 2013. At the expiration time, the portion of this warrant not exercised prior thereto shall be and become void and of no value and this warrant shall be terminated and shall no longer be outstanding.

Foreign Currency Translation

The Company’s reporting currency is the U.S. dollar. The functional currency of the Company’s operating business based in the PRC is the RMB. For the Company’s subsidiaries and affiliates whose functional currencies are the RMB, results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the exchange rate in effect as of the end of the period, and equity is translated at historical exchange rates. Translation adjustments resulting from the process of translating the functional currency financial statements into U.S. dollars are included in comprehensive income.

Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods. All of the Company’s revenue transactions are transacted in the functional currency. The Company has not entered into any material transactions that are either originated, or to be settled, in currencies other than the RMB. Accordingly, transaction gains or losses have not had, and are not expected to have a material effect on the Company’s results of operations.

Period end exchange rates used to translate assets and liabilities and average exchange rates used to translate results of operations in each of the reporting periods are as follows:

	Nine months ended March 31, 2014	Nine months ended March 31, 2013
Period end US$: RMB exchange rate	6.1632	6.2741
Average periodic US$: RMB exchange rate	6.1366	6.3000

The RMB is not freely convertible into any other currencies. In addition, all foreign exchange transactions in the PRC must be conducted through authorized institutions. Accordingly, management cannot provide any assurance that the RMB underlying the condensed consolidated financial statement amounts could have been, or could be, converted into US dollars at the exchange rates used to translate the functional currency into the reporting currency.

Revenue Recognition

Revenue represents the invoiced value of goods sold recognized upon the delivery of goods to distributors. Pursuant to the guidance of ASC Topic 605 and ASC Topic 36, revenue is recognized when all of the following criteria are met:

•

Persuasive evidence of an arrangement exists;

•

Delivery has occurred or services have been rendered;

•

The seller’s price to the buyer is fixed or determinable; and

•

Collectability is reasonably assured.

Cost of Revenue

Cost of revenue consists primarily of raw material costs, labor cost, overhead costs associated with the manufacturing process and related expenses which are directly attributable to our revenues.

Stock-based Compensation

Stock based compensation is accounted for based on the requirements of the Share-Based Payment topic of ASC 718 which requires recognition in the consolidated financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the employee or director’s requisite service period (presumptively, the vesting period). The FASB Accounting Standards Codification also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC Topic 505-50, for share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date.” The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. We record compensation expense based on the fair value of the award at the reporting date. The awards to consultants and other third-parties are then revalued, or the total compensation is recalculated based on the then current fair value, at each subsequent reporting date.

Research and Development Costs

Research and development costs are charged to expense as incurred and included in operating expenses. We have only one full-time employee who is engaged in research and development, so the Company is mainly dependent on third-parties to perform the limited amount of research and development that the Company undertakes (see Note16). On March 1, 2013, the Company entered into a series of contracts with Binzhou Medical College to establish an institute named Bohai Pharmaceutical Institute in the following 5 years. On May 31, 2013, these two parties entered into two contracts agreeing on performing researches on two pharmaceutical products, namely Lung Nourishing Cream and Tongbi Capsules, in the following 17 months, respectively. These three contracts amount to $243,380 (RMB 1,500,000), which have been fully paid as of March31, 2014. Research and development costs amounted to $25,699 and $1,995 for the three months ended March 31, 2014 and 2013, respectively. Research and development costs amounted to $88,450 and $5,985 for the nine months ended March 31, 2014 and 2013, respectively.

Shipping costs

Shipping costs are included in selling, general and administrative expense. Shipping costs amounted to $267,295 and $216,032 for the three months ended March 31, 2014 and 2013, respectively. Shipping costs are included in selling, general and administrative expense. Shipping costs amounted to $746,679 and $770,013 for the nine months ended March 31, 2014 and 2013, respectively.

Advertising

Advertising and promotion costs are charged to expense as incurred. Advertising expenses included in selling, general and administrative expenses amounted to $11,692 and $127,463 for the three months ended March 31, 2014 and 2013, respectively. Advertising expenses included in selling, general and administrative expenses amounted to $676,660 and $231,168 for the nine months ended March 31, 2014 and 2013, respectively.

Income Taxes

We are governed by the PRC’s Income Tax Laws and the Internal Revenue Code of the United States. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement and income tax base of assets and liabilities and operating loss and tax credit carry-forwards. Deferred tax assets are reduced by a valuation allowance to the extent that management concludes it is more likely than not that the benefit of such tax assets will not be realized in future periods. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the periods that include the enactment date.

We account for certain tax positions based upon authoritative guidance that prescribes a recognition threshold and measurement processes for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The guidance also provides direction on recognition, classification, interest and penalties, accounting in interim periods and related disclosure.

Our policy is to classify assessments, if any, for tax related to interest as interest expense and penalties as general and administrative expense.

Earnings per Share

We report earnings per share in accordance with ASC Topic 260, “Earnings Per Share”. Basic earnings (loss) per share are computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period. Common equivalent shares are excluded from the computation of diluted shares in periods for which they have an anti-dilutive effect. Diluted shares underlying stock options and common stock purchase warrants are included in the determination of diluted earnings per share using the treasury stock method. Diluted shares underlying convertible debt obligations are included in the determination of diluted loss per share using the “if converted” method (Note 17).

Recent Accounting Pronouncements

In February 2013, the FASB issued Accounting Standards Update (“ASU”) 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income”. The ASU does not change the current requirements for reporting net income or other comprehensive income in financial statements. However, this ASU requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts. The guidance is effective prospectively for reporting periods beginning after December 15, 2012 for public entities. The adoption of this standard did not have a material impact on the Company’s consolidated financial position or results of operations.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial position or results of operations upon adoption

4. INVENTORIES

Inventories consist of the following:

	March 31, 2014 (unaudited)	June 30, 2013
Raw materials	$ 2,620,565	$ 1,415,071
Work in progress	750,510	840,954
Finished goods	1,133,669	525,709
Total inventories	$ 4,504,744	$ 2,781,734

5. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consist of the following:

	March 31, 2014 (unaudited)	June 30, 2013
Buildings	$ 11,520,404	$ 9,121,541
Plant equipment	8,832,992	8,548,658
Office equipment	285,153	250,339
Motor vehicles	278,667	291,784
Total	20,917,215	18,212,322

Less: accumulated depreciation	(3,668,064)	-2,827,442
Construction in progress	78,712	2,293,573

Property, plant and equipment, net	$ 17,327,863	$ 17,678,453

Depreciation expense for property, plant and equipment for the three months ended March 31, 2014 and 2013 amounted to $293,168 and $139,789, respectively. Depreciation expense for property, plant and equipment for the nine months ended March 31, 2014 and 2013 amounted to $848,747 and $427,279, respectively.

On June 8, 2010, YantaiTianzheng signed an agreement with Yantai Huanghai Construction Co. to construct certain portions of a factory. The total contract price amounted to approximately $3.16 million (RMB 19.5 million). The construction is 100% completed and transferred into buildings as of March 31, 2014.

6. INDEFINITE LIVED INTANGIBLE ASSETS – PHARMACEUTICAL FORMULAS

 The Company purchased, and currently owns exclusive rights to, a series of pharmaceutical formulas that were approved by the SFDA. This asset includes 12 formulas that are included in the Chinese government’s Essential Drug List (“EDL”) and 25 medicines included in the National Drug Reimbursement List (“NDRL”). The intellectual property underlying these formulas can be renewed every 5 years without limitation for a minimum fee and are subject to certain protections under PRC drug regulations for an indefinite period of time. These regulations mitigate competition and the ability of other suppliers to replicate the Company’s products or produce comparable substitutes. These intangible assets are measured initially at cost not subject to amortization and are tested for impairment annually or in interim reporting periods if events or changes in circumstances indicate that the carrying amounts of these intangible assets might not be recoverable.

Pharmaceutical formulas with indefinite lives consist of the following:

	March 31, 2014 (unaudited)	June 30, 2013
Pharmaceutical formulas, without amortization, at cost	$ 14,149,231	$ 14,109,169

7. INTANGIBLE ASSETS - LAND USE RIGHTS, NET

	March 31, 2014 (unaudited)	June 30, 2013
Land use rights, at cost	$ 40,207,257	$ 40,093,414
Less: Accumulated amortization	(2,857,245)	(2,229,950)
Intangible assets – land use rights, net	$ 37,350,012	$ 37,863,464

The Company acquired a new land use right for 266,668 square meters on November 5, 2012. The Company was granted the right to use the land for a period of 50 years at a cost of approximately $19.47 million (RMB 120,000,000).

As of March 31, 2014, the Company had made full payments of $19.47 million (RMB 120,000,000) through four installments:

Installment	Payment date	Amount in USD
First	11/30/2012	3,245,067
Second	12/31/2012	3,245,067
Third	6/30/2013	6,490,135
Fourth	12/31/2013	6,490,135
Total		19,470,404

There is no private ownership of land in the PRC. All land is owned by the government, which grants land use rights for specified periods of time. Amortization expense for land use rights amounted to $208,271 and $259,027 for the three months ended March 31, 2014 and 2013, respectively. Amortization expense for land use rights amounted to $623,655 and $648,409 for the nine months ended March 31, 2014 and 2013, respectively.

Amortization is calculated over a period of 30 - 50 years.

Amortization of land use rights for fiscal years ending subsequent to March 31, 2014 is as follows:

Amortization
Remainder of FY 2014	$ 208,271
2015	833,084
2016	833,084
2017	833,084
2018	833,084
Thereafter	33,809,405
Total	$ 37,350,012

8. OTHER INTANGIBLE ASSETS, NET

Other Intangible assets, net include customer relationships and certain prescription drug product formulas. The Company acquired these assets in its business combination with YantaiTianzheng. Customer relationships are amortized on a straight line basis over periods of 5 and 8 years. Pharmaceutical formulas including those retained as defensive assets are amortized on a straight t line basis over a period of 8 years.

Approximately, $10.45 million for the carrying amount of certain other product formulas that the Company will hold as defensive assets have been reclassified from indefinite life drug formulas. According to the Company’s years of industrial experience and R&D knowledge, to get a new drug formula approved from scratch usually take at least 8 years, so the Company is amortizing the pharmaceutical formulas as defensive assets over 8 years.

Other intangible assets at March 31, 2014 (unaudited) consist of the following:

	Customer Relationships	Yantai Tianzheng Drug Formulas	Defensive Drug Formulas	Total
Cost	$ 14,840,667	$ 10,369,775	$ 10,360,749	$ 35,571,191
Accumulated Amortization	(5,195,515)	(3,581,677)	(1,942,640)	(10,719,832)
Net carrying amount	$ 9,645,152	$ 6,788,098	$ 8,418,109	$ 24,851,359

Other intangible assets at June 30, 2013 consist of the following:

	Customer Relationships	Yantai Tianzheng Drug Formulas	Defensive Drug formulas	Total
Cost	$ 14,798,647	$ 10,340,415	$ 10,331,414	$ 35,470,476
Accumulated Amortization	(3,767,858)	(2,594,829)	(968,570)	(7,331,257)
Net carrying amount	$ 11,030,789	$ 7,745,586	$ 9,362,844	$ 28,139,219

Amortization expense for customer relationships amounted to $475,248 and $463,396 for the three months ended March 31, 2014 and 2013, respectively. Amortization expense for customer relationships amounted to $1,423,101 and $1,386,190 for the nine months ended March 31, 2014 and 2013, respectively.

Amortization expense for YantaiTianzheng drug formulas amounted to $328,518 and $320,325 for the three months ended March 31, 2014 and 2013, respectively. Amortization expense for YTP drug formulas amounted to $983,727 and $958,212 for the nine months ended March 31, 2014 and 2013, respectively.

Amortization expense for defensive drug formulas amounted to $325,780 and $317,200 for the three months ended March 31, 2014 and 2013, respectively. Amortization expense for defensive drug formulas amounted to $975,530 and $633,486 for the nine months ended March 31, 2014 and 2013, respectively. Amortization expenses are recorded in general and administrative expenses.

Amortization expense for fiscal years ending subsequent to March 31, 2014 is as follows:

Amortization
Remainder of FY 2014	$ 1,129,546
2015	4,518,184
2016	4,518,184
2017	4,518,184
2018	4,518,184
Thereafter	5,649,077
Total	$ 24,851,359

9. GOODWILL

On August 8, 2011, the Company acquired 100% of Yantai Tianzheng’s equity interests for total purchase consideration of US$35,000,000 (paid in its RMB equivalent). The Company accounted for its acquisition of YantaiTianzheng using the acquisition method of accounting. The fair value of the purchase consideration issued to the sellers of YantaiTianzheng was allocated to fair value of the net tangible assets acquired, with the resulting excess allocated to separately identifiable intangibles including customer relationships that have a finite life, pharmaceutical formulas that have an indefinite life and the remainder recorded as goodwill. Goodwill recognized from the transactions mainly represented the expected operational synergies upon acquisition of the subsidiary and intangibles not qualifying for separate recognition. Goodwill is nondeductible for income tax purpose in the tax jurisdiction of the acquisition transactions incurred. Goodwill amounted $5,216,982 (RMB 32,153,295) and $5,202,209 (RMB 32,153,295) as of March 31, 2014 and June 30, 2013, respectively. Goodwill is measured initially at cost not subject to amortization and are tested for impairment annually or in interim reporting periods if events or changes in circumstances indicate that the carrying amounts of these intangible assets might not be recoverable. The Company has decided there is no impairment for the nine months ended March 31, 2014 and 2013.

10. ACCRUED EXPENSES

Accrued expense consists of the following:

	March 31, 2014 (unaudited)	June 30, 2013

Sales representatives commission and expenses	$ 4,028,220	$ 4,731,442
Other payable for PPE	1,692,216	2,279,869
Other accrued expense	1,596,820	1,596,636
Other taxes payable	2,359,678	2,185,328
Accrued Interest expenses	1,915,101	1,117,527
Compensation and related cost	213,829	274,813
Total	$ 11,805,864	$ 12,185,615

11. DUE TO RELATED PARTY

Due to related party amounted to $55,741 and $52,830 as of March 31, 2014 and June 30, 2013, respectively. It represents accrued out of pocket expenses of Mr. Hongwei Qu, Chief executive officer of the Company.

12. NOTES PAYABLE

The Company borrowed from Weihai City Commercial Bank (“City Bank”) under the facility was obtained by YantaiTianzheng. The latest outstanding amount of $9,735,203 (RMB 60,000,000) was borrowed on November 11, 2013 and has a term of a period of nine months and has a bank charge fee of 0.05%. As of March 31, 2014 and June 30, 2013, the outstanding aggregate amount was $9,735,203 (RMB 60,000,000) and $9,707,638 (RMB60,000,000), respectively. The Company was required to maintain 50% of the notes amounts, or $4,867,601 (RMB 30,000,000) and $4,853,819 (RMB 30,000,000) as guaranteed funds, which was classified as restricted cash as of March 31, 2014 and June 30, 2013, respectively.

YantaiTianzheng entered into this credit facility following its execution of third party guaranty arrangements between YantaiTianzheng, City Bank and Laishan Public Assets Management LLP (“Laishan”) and between YantaiTianzheng, City Bank, and Bohai in April 2013. Under the terms of the Guaranty, Laishan and Bohai each has agreed to act as guarantor of up to $4,876,601 (RMB 30,000,000) of any credit extended by City Bank to YantaiTianzheng at any time during the period from April 25, 2013 through April 25, 2014. Laishan is an unrelated third party and has no business relationship with the Company. As a state-owned enterprise, Laishan provides the guarantee to support the development of Bohai, which is a prominent emerging company in the area.

13. SHORT-TERM LOAN

 On August 15, 2013, the Company entered into a short term bank loan agreement with RCB. As of March 31, 2014, the loan amounted to $4,867,601 (RMB 30,000,000) with an interest rate of 9% per annum, which is due on August 14, 2014. The Company entered into this credit facility following its execution of third party guaranty arrangements among the Company, RCB, Guangyuan, and the principal shareholder of the Company, Hongwei Qu, on August 15, 2013. Guangyuan is an unrelated third party and has no business relationship with the Company. Guangyuan is a construction company and expected to be a potential constructor for Bohai’s construction on the land purchased in November 2012.

14. CONVERTIBLE PROMISSORY NOTES IN DEFAULT AND DUE ON DEMAND

Convertible Notes

On January 5, 2010, pursuant to a Securities Purchase Agreement (the “Securities Purchase Agreement”) with 128 accredited investors (the “Investors”), BPGI sold 6,000,000 units for aggregate gross proceeds of $ 12,000,000 , each unit consisting of an 8 % senior convertible promissory note in the principal amount of $ 2 and one Common Stock purchase warrant (collectively, the “Investor Warrants”). By agreement with the Investors, each investor received: (i) a single Note representing the aggregate number of Notes purchased by them as part of the units (each, a “Note” and collectively, the “Notes”) and (ii) a single Investor Warrant exercisable at $2.40 per share subject to certain anti-dilution provisions. The majority of this debt is guaranteed by third-parties and our CEO, Mr. Qu, and a portion is secured by our inventories and fixed assets.

The Notes originally bore interest at 8% per annum, payable quarterly in arrears on the last day of each fiscal quarter of the Company. Principal was originally due on January 5, 2012. Each Note, plus all accrued but unpaid interest thereon, is convertible, in whole but not in part, at any time at the option of the holder, into shares of Common Stock at a conversion price of $2.00 per share, subject to adjustments for certain anti-dilution provisions.

The Convertible Notes were initially recorded at a discounted carrying amount of zero as a result of having allocated a portion of the proceeds to (i) the fair value of the warrants, which were recorded as liabilities stated at fair value, and (ii) a beneficial conversion feature that was not bifurcated as a free standing derivative at the time of issuance or at subsequent reporting dates based on periodic classification assessments. Accretion of the note discount amounted to $0 and $0 for the three months ended March 31, 2014 and 2013, respectively. Accretion of the note discount amounted to $0 and $0 for the nine months ended March 31, 2014 and 2013, respectively. Accretion of the discount was recorded as a component of interest expense in the accompanying statements of income and comprehensive income. Contractual interest expense amounted to $228,542 and $253,935 for the three months ended March 31, 2014 and 2013, respectively. Contractual interest expense amounted to $724,412 and $815,326 for the nine months ended March 31, 2014 and 2013, respectively.

The Notes contain certain events of default, including non-payment of interest or principal when due, bankruptcy, failure to maintain a listing of the Common Stock or to make required filings on a timely basis. No premium is payable by us if an event of default occurs. However, upon an Event of Default, and provided no more than 50% of the aggregate face amount of the Notes have been converted, the Investors holding Notes have the right to receive a portion, based on their pro-rata participation in the transaction, of 1,000,000 shares of our Common Stock that have been placed in escrow by our principal shareholder. The shares in escrow will be returned to our principal shareholder when 50% of the aggregate face amount of the Notes has been converted or, if later, when the Notes are repaid.

On December 31, 2011, the Company’s Chinese operating subsidiary determined it was unable to convert a sufficient amount of RMB needed to repay the notes on their original maturity date of January 5, 2012. As a result, the Company entered into a series of amendments to the Notes with Euro Pacific as representative of the Investors to extend to the maturity date and increase the interest rate on the Notes. Pursuant to the fourth amendment, the maturity date of the notes was extended to April 5, 2013 and the interest rate was increased to 12% per annum. In October 2013, the Company paid $400,000 towards the principal. In March 2014, the Company paid $446,450 towards the principal. The outstanding balance of the Notes amounted to $7,618,050 and $8,464,500 as of March 31, 2014 and June 30, 2013, respectively. The Company and Euro Pacific, the representative of the investors of the Notes, signed a fifth amendment to the Notes. The fifth amendment further extends the maturity date of the Notes to April 5, 2016 (See Note 23).

The Company has been in temporary default of this obligation at the previously extended maturity dates. Should the Company be unable to repay the notes in time and in the absence of a further extension of the maturity date, this circumstance would constitute an event of default under the terms of loan agreement. The Company cannot predict what the implications of the non-payment of the loan would be other than it would continue to experience difficulty converting sufficiency currency and will maintain an escrow account of restricted funds intended to secure their repayment. The non-payment of the notes could have a material adverse effect on the Company should the note holders pursue further action.

On June 27, 2012, Euro Pacific also agreed to release us from certain restrictions on our ability to incur debt, to incur liens or to make capital expenditures as stipulated in the note agreement. The purpose of the Third Amendment is to provide us with enhanced flexibility to seek potential sources of financing.

The Company has paid $2,831,950 principle in total. The payment dates and amounts are as follows:

Payment date	Amount
May 14, 2012	314,000
June 28, 2012	100,000
July 3, 2012	631,000
November 29, 2012	940,500
October 9, 2013	100,000
October 29, 2013	300,000
March 6, 2014	446,450

 As of March 31, 2014 and June 30, 2013, the Company’s principal shareholder, Mr. Qu, is obligated to deliver 1,000,000 shares of Common Stock to the Investors if a default occurs.

15. ACQUISITION PURCHASE PRICE PAYABLE

On August 8, 2011, the Company, through WOFE II, acquired 100 % of Yantai Tianzheng’s equity interests for total purchase consideration of US$35,000,000 that was fully paid as of March31, 2014. $5,000,000 was paid on September 24, 2013, and the balance was fully paid as of March 31, 2014.

16. COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

(a) Contract Research and Development Arrangement

On May 2009, the Company entered into a contract with YantaiTianzheng Medicine Research and Development Co. to perform research and development on two new pharmaceutical products, namely Fern Injection and Forsythia Capsule. The total contract price is approximately$2,444,350 (RMB 15,000,000). YantaiTianzheng Medicine Research and Development Co. committed to complete all research work required for the clinical trial within 3 years. As of March31, 2014, the Company has paid $2,133,925 (RMB13,095,044) and the remaining contract amount will be paid as the research services are performed. All payments of $2,133,925 (RMB 13,095,044) have been charged to expense. The Company extended the term of the contract to May 10, 2017 due to certain changes in government regulations that affected this research project. Research and development costs associated with this contract amounted to $0 and $0 for the nine months ended March 31, 2014 and 2013.

(b) Supplier Concentrations

We have the following concentrations of business with each supplier constituting greater than 10 % of the Company’s purchases of raw materials or other supplies:

	Three months ended March 31, 2014 (unaudited)	Three months ended March 31, 2013 (unaudited)	Nine months ended March 31, 2014 (unaudited)	Nine months ended March 31, 2013 (unaudited)
Shandong Yantai Medicine Procurement and Supply Station	24.60%	43.20%	24.80%	31.80%
Shandong Shuntianyi Chinese Herbal Medicine Co., Ltd	21.60%	* %	22.80%	*%
Shanxi Guangsheng Capsule Co., Ltd.	10.80%	10.40%	10.50%	*%

* Constitutes less than 10% of the Company’s purchases.

We had a commitment to purchase certain raw materials totaling $3,661,770 as of March 31, 2014 that was fulfilled upon the delivery of the goods in April2014.

(c) Sales Concentrations

 Sales Product Concentrations

Five of the Company’s products, namely Tongbi Capsules, Tongbi Tablets, Lung Nourishing Syrup, Zhengxintai Capsules and Fangfengtongsheng Tablets represented approximately 31.9%, 17.7%, 14.6%, 12.5 % and 20.9%, respectively, of total sales for the three months ended March 31, 2014.

Five of the Company’s products, namely Tongbi Capsules, Tongbi Tablets, Lung Nourishing Syrup, Zhengxintai Capsules and Fangfengtongsheng Tablets represented approximately 30.8%, 17.7%, 15.2%, 12.6 % and 21.1%, respectively, of total sales for the nine months ended March 31, 2014.

Five of the Company’s products, namely Tongbi Capsules, Tongbi Tablets, Lung Nourishing Syrup, Zhengxintai Capsules and Fangfengtongsheng Tablets represented approximately 29.2%, 12.3%, 22.9%, 12.8% and 19.6%, respectively, of total sales for the three months ended March 31, 2013.

Five of the Company’s products, namely Tongbi Capsules, Tongbi Tablets, Lung Nourishing Syrup, Zhengxintai Capsules and Fangfengtongsheng Tablets represented approximately 31.0%, 12.1%, 18.2%, 11.8% and 17.7%, respectively, of total sales for the nine months ended March 31, 2013.

Sales Customer Concentrations

The Company does not have concentrations of business with each customer constituting greater than 10 % of the Company’s gross sales for the nine months ended March 31, 2014 and 2013.

(d) Economic and Political Risks

The Company’s operations are conducted solely in the PRC. There are significant risks associated with doing business in the PRC, which include, among others, political, economic, legal and foreign currency exchange risks. The Company’s results may be adversely affected by changes in political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

(e) Concentrations of Credit Risk

Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash and trade accounts receivable. Substantially all of the Company’s cash is deposited in state-owned banks within the PRC, and no deposits are covered by insurance. We have not experienced any losses in such accounts and believe that the Company’s loss exposure is insignificant due to the fact that banks in the PRC are state owned and are generally high credit quality financial institutions. A significant portion of the Company’s sales are credit sales which are made primarily to customers whose ability to pay are dependent upon the industry economics prevailing in these areas. We continually monitor the credit worthiness of the Company’s customers in an effort to reduce credit risk.

At March 31, 2014 and June 30, 2013, the Company’s cash balances by geographic area were as follows:

	March 31, 2014 (unaudited)		June 30, 2013
Country:
United States	$ 110,393	0.98%	$ 28,331	0.41%
China	11,154,638	99.02%	6,919,641	99.59%
Total cash and cash equivalents	$ 11,265,031	100%	$ 6,947,972	100%

(f) Certificate of land use right

The Company’s corporate headquarters is located at No. 9 Daxin Road, Zhifu District, Yantai, Shandong Province in China. Under the current PRC laws, land is owned by the state, and parcels of land in rural areas which are known as collective land are owned by the rural collective economic organization. “Land use rights” are granted to an individual or entity after payment of a land use right fee is made to the applicable state or rural collective economic organization. Land use rights allow the holder of the right to use the land for a specified long-term period.

We have 5 land use rights, for a total of approximately 675,364 square meters of land on which the Company maintains its manufacturing facility.

The Company has not obtained a land use right certificate for one parcel of land of 333,335 square meters that is located in the high-tech development district of Laishan and that was purchased on February 22, 2010. Registration of this land use right certification is still in process. On November 12, 2013, the Company obtained the land use right certificate for one parcel land of 266,668square meters that is located in the high-tech development district of Laishan and that was purchased on November 5, 2012.

We currently have not obtained the land use right certificate for another parcel of land located in Xingfu Twelve Village of Zhifu District. The land is about 11,222 square meters. We maintain our manufacturing facility on this land. In the process of the planning of Yantai City, the usage of the aforesaid land use right has been changed from “industrial use” to “commercial use” and therefore, the approval process for the land use right certificates on five relevant parcels of land including the land occupied by the Company has been suspended until the completion of the planning process.

We cannot provide any assurance that the Company will eventually obtain the land use right certificates for these lands. If the Company is asked by the local government to relocate the Company’s facility, management believes that estimated relocation and other costs will be reimbursed by the local government. The Company does not believe that a requirement to relocate operations would have a material adverse effect on the Company’s financial position or results of operations.

(g) Business insurance

Business insurance is not readily available in the PRC. To the extent that the Company suffers a loss of a type that would normally be covered by insurance in the United States, such as product liability and general liability insurance, the Company would incur significant expenses in both defending any action and in paying any claims that could result from a settlement or judgment.

17. NET INCOME PER SHARE

Basic earnings per share are computed on the basis of the weighted average number of shares of Common Stock outstanding during the period. Diluted earnings per share is computed on the basis of the weighted average number of shares of Common Stock plus the effect of potentially dilutive common shares outstanding during the period using the if-converted method for the convertible debt and equity securities and the treasury stock method for stock options and common stock purchase warrants. The following table sets forth the computation of basic and diluted net income per common share:

	Three months ended March 31, 2014 (unaudited)	Three months ended March 31, 2013 (unaudited)	Nine months ended March 31, 2014 (unaudited)	Nine months ended March 31, 2013 (unaudited)
Net Income available to common stockholders - basic	$ 3,928,011	$ 3,159,206	$ 18,024,773	$ 14,813,455
Interest on convertible notes	228,542	253,935	724,412	815,326
Net Income available for common shareholders - diluted	$ 4,156,553	$ 3,413,141	$ 18,749,185	$ 15,628,781

Weighted average number of common shares outstanding - basic	17,861,085	17,861,085	17,861,085	17,861,085
Common shares if converted from Convertible Debt	3,970,243	4,232,250	4,096,554	4,232,250
Weighted average number of common shares outstanding - diluted	21,831,328	22,093,335	21,957,639	22,093,335

Earnings per share:
Basic	$ 0.22	$ 0.18	$ 1.10	$ 0.83
Diluted	$ 0.19	$ 0.15	$ 0.85	$ 0.71

18. STOCK OPTIONS

On October 13, 2010, we granted stock options to two directors for the purchase of 26,000 shares of our Common Stock at an exercise price of $2.00 per share. The options vested immediately and expire five years from the date of issuance. These options have been valued at $23,844. We use a binomial option pricing model to calculate the grant date fair value of the options, with the following assumptions: no dividend yield, expected volatility of 70%, risk free interest rate of 0.3%, expected term of 2.5years.

On May 2, 2011, we granted stock options to a director for the purchase of 6,000 shares of our Common Stock at an exercise price of $2.00 per share. The options vested immediately and expire five years from the date of issuance. These options have been valued at $3,184. We use a binomial option pricing model to calculate the grant date fair value of the options, with the following assumptions: no dividend yield, expected volatility of 55%, risk free interest rate of 0.3%, expected term of 5 years.

The following table summarizes the weighted average remaining contractual life and exercise price of our outstanding options as of March 31, 2014:

Options Outstanding
Exercise Price	Number Outstanding at March 31, 2014	Number Outstanding Currently Exercisable at March 31, 2014	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price of Options currently exercisable
$ 2.00	32,000	32,000	1.5	$ 2.00

The Company accounts for share-based payments in accordance with ASC 718. Accordingly, it expenses the fair value of awards granted to the directors. Total compensation expense related to the stock options for the three and nine months ended March 31, 2014 were $0 and $0, respectively. Total compensation expense related to the stock options for the three and nine months ended March 31, 2014 were $0 and $0, respectively.

A summary of our stock option activity as of March 31, 2014, and changes during the nine months ended March 31, 2014 and year ended June 30, 2013 is presented in the following table:

	Option Shares	Vested Shares	Exercise Price per Common Stock Range
Balance, June 30, 2012	-	-	$ -
Granted or vested during the year ended June 30, 2013	32,000	32,000	2.00
Exercised during the year ended June 30, 2013	-	-	-
Expired during the year ended June 30, 2013	-	-	-
Balance, June 30, 2013	32,000	32,000	2.00
Granted or vested during the nine months ended March 31, 2014	-	-	-
Exercised during the nine months ended March 31, 2014	-	-	-
Expired during the nine months ended March 31, 2014	-	-	-
Balance, March 31, 2014	32,000	32,000	$ 2.00

19. STOCKHOLDERS ’ EQUITY

Authorized Capital

The Company is authorized to issue 150 million shares of Common Stock, par value $ 0.001 per share. Holders of its Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders.

Retained earnings

According to the laws and regulations in the PRC, we are required to provide for certain statutory funds, namely, reserve fund by an appropriation from net profit after taxes but before dividend distribution based on the local statutory financial statements of the PRC company prepared in accordance with the accounting principles and relevant financial regulations.

In the PRC, we are required to allocate at least 10% of our net profit to the reserve fund until the balance of such fund has reached 50% of its registered capital. Appropriation of enterprise expansion fund are determined at the discretion of it directors. The Company allocated $390,797 to the reserve fund during the nine months ended March 31, 2014 which recorded in retained earnings.

The reserve fund can only be used, upon approval by the relevant authority, to offset accumulated losses or increase capital.

20. OPERATING EXPENSES

 For the three and nine months ended March 31, 2014 and 2013, operating expenses consisted of the following:

	Three months ended March 31, 2014 (unaudited)	Three months ended March 31, 2013 (unaudited)	Nine months ended March 31, 2014 (unaudited)	Nine months ended March 31, 2013 (unaudited)
Sales Commissions	$ 20,910,232	$ 17,740,073	$ 63,673,952	$ 53,897,326
Advertising expense	11,692	127,643	676,660	231,168
Audit fees and other professional expenses	13,238	18,432	502,648	200,708
Depreciation and amortization	722,006	740,503	2,154,368	2,088,424
Staff costs (salary &welfare)	1,149,730	1,399,910	2,183,661	2,406,436
Research and development cost	25,699	1,995	88,450	5,985
Other operating expenses	993,344	1,188,039	3,222,963	3,488,392
Impairment of drug formula	-	-	-	1,688,486
Total Operating expenses	$ 23,825,941	$ 21,216,595	$ 72,502,702	$ 64,006,925

21. INCOME TAXES

The Company is incorporated under the laws of State of Nevada in the United States of America and has legal subsidiaries in the British Virgin Islands (“BVI”) and the PRC. The Company does not have any employees or assets nor or is it engaged in any income producing activities in the Unites States and in the BVI. The Company is currently filing Federal income tax returns in the United States and applicable franchise tax returns in the state of Nevada. The Company has fully reserved for these and all other deferred tax assets generated in the Company’s US operations since it currently more likely than not that those assets will not be realized in future periods.

The Company’s only income producing activities are in the PRC. The statutory corporation income tax rate in the PRC is 25%, which is approximately equal to the effective income tax rate that the Company expects to use when recording income tax expense for financial reporting purposes for the year ending June 30, 2014. Accordingly, the Company is recording a tax provision at interim reporting dates for taxable income earned in the PRC using the effective rate expected to be in effect for the year ending June 30, 2014.

22. VIE

To satisfy PRC laws and regulations, the Company conducts certain business in the PRC through the VIE.

As a result of the VIE Agreements signed between WOFE and Bohai, the Company includes the assets, liabilities, revenues and expenses of Bohai (the “VIE”) in its consolidated financial statements.

Substantially all of the Company’s assets, including those of Bohai which is considered the VIE and YantaiTianzheng, which is an acquired subsidiary of the Company, are accessible to Bohai through WOFE II creditors irrespective of the VIE arrangement.

The VIE Agreements include:

Equity Interest Pledge Agreement. The WOFE and Bohai’s shareholders have entered into Equity Interest Pledge Agreements, pursuant to which each Bohai shareholder has pledged all of his shares of Bohai to the WOFE in order to guarantee cash-flow payments under the applicable Consulting Services Agreement. The Equity Pledge Agreement further entitles the WOFE to collect dividends from Bohai during the term of the pledge.

Consulting Service Agreement. Bohai and the WOFE has entered into a Consulting Services Agreement, which provides that the WOFE will be the exclusive provider of technology services to Bohai and Bohai will pay all of its net income based on the quarterly financial statements to the WOFE for such services. Any such payment from the WOFE to the Company would need to comply with applicable Chinese laws affecting payments from Chinese companies to non-Chinese companies. See “Risk Factors – Risks Associated With Doing Business in China.”

Operating Agreement. Pursuant to the operating agreement among the WOFE, Bohai and the Bohai shareholders, the WOFE provides guidance and instructions on Bohai’s daily operations and financial affairs. The Bohai shareholders must designate the candidates recommended by the WOFE as their representatives on their respective boards of directors. The WOFE has the right to appoint senior executives of Bohai. In addition, the WOFE agrees to guarantee Bohai’s performance under any agreements or arrangements relating to Bohai’s business arrangements with any third party. Bohai, in return, agrees to pledge its accounts receivable and all of its assets to the WOFE. Moreover, Bohai agrees that without the prior consent of the WOFE, Bohai will not engage in any transactions that could materially affect its assets, liabilities, rights or operations, including, without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party or transfer of any agreements relating to its business operation to any third party.

These contractual arrangements may not be as effective in providing the Company with control over the VIE as direct ownership. Due to its VIE structure, the Company has to rely on contract right to effect control and management of the VIE, which exposes it to the risk of potential breach of contract by the shareholders of Bohai. The VIE Agreements are subject to significant risks as set forth in the following risk factors.

•

The PRC government may determine that the VIE Agreements used to control the Company’s operating subsidiary Bohai are not in compliance with applicable PRC laws, rules and regulations and that they are therefore unenforceable.

•

There are risks involved with the operation of Bohai under the VIE Agreements. The Company has been advised by PRC legal counsel that if the PRC government determines the VIE Agreement used to control the operating company to be unenforceable as they circumvent the PRC restrictions relating to foreign investment restrictions, the relevant regulatory authorities would have broad discretion in dealing with such breach and could have a material adverse impact on our business, financial condition and results of operations.

•

The Company depends upon the VIE Agreements in conducting its production, manufacturing, and distribution of traditional Chinese herbal medicines in the PRC, which may not be as effective as direct ownership.

•

The Company conducts its production, manufacturing and distribution of traditional Chinese herbal medicines in the PRC and generate the revenues from the Bohai business through the VIE Agreements. The VIE Agreements may not be as effective in providing us with control over Bohai as direct ownership. The VIE Agreements are governed by PRC laws and provide for the resolution of disputes through arbitration proceedings pursuant to PRC laws. Accordingly, the VIE Agreements will be interpreted in accordance with PRC laws. If Bohai or its shareholders fail to perform the obligations under the VIE Agreements, the Company may have to rely on legal remedies under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, and there is a risk that the Company may be unable to obtain these remedies. The legal environment in China is not as developed as in other jurisdictions. As a result, uncertainties in the PRC legal system could limit the Company’s ability to enforce the VIE Agreements.

•

The pricing arrangement under the VIE Agreements may be challenged by the PRC tax authorities.

•

The Company could face adverse tax consequences if the PRC tax authorities determine that the VIE Agreements were not entered into based on arm’s length negotiations. If the PRC tax authorities determine that the VIE Agreements were not entered into on an arm’s length basis, they may adjust the income and expenses of the Company for PRC tax purposes which could result in higher tax liability.

On January 17, 2014, all rights and obligations of WOFE relating to Bohai, including all of WOFE’s rights and obligations under each of the VIE Agreements, were assigned in full to WOFE II.

23. SUBSEQUENT EVENTS

 On April 21, 2014, the Company and Euro Pacific, acting as representative of the holders of certain 8% convertible notes, entered into a fifth amendment to the convertible notes (the “Fifth Amendment”) to extend the maturity date of the convertible notes to April 5, 2016.The Fifth Amendment provides, among other things, that (i) the interest of the convertible notes will cease to accrue as of the date of the Fifth Amendment (the “Effective Date”), (ii) any accrued and unpaid interest as of the Effective Date in an aggregate amount of up to $1,000,000 (unless otherwise converted to the Company’s common stock pursuant to Section 5 of the Notes) will be paid by cash as soon as practicable after the date of consummation of a financing by the Company conducted in the U.S. with net proceeds to the Company of at least $5 million, and (iii) in the event that the volume weighted average public trading price (as reported by Bloomberg Financial Markets) of the Company’s common stock exceeds $2.50 for 20 consecutive trading days (the “Trading Period”) with a daily average volume of 30,000 shares over such Trading Period, the Company will have the right, upon notice to the Investor Representative, to require mandatory conversion of the entire outstanding principal amount (including any accrued but unpaid interest) due thereunder into shares of common stock at a conversion price of $2.0 per share.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Bohai Pharmaceuticals Group, Inc.

We have audited the accompanying consolidated balance sheets of Bohai Pharmaceuticals Group, Inc. and Subsidiaries (the “Company”) as of June 30, 2013 and 2012 and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bohai Pharmaceuticals Group, Inc and Subsidiaries as of June 30, 2013 and 2012 and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum Bernstein & Pinchuk LLP

New York, New York
September 27, 2013

BOHAI PHARMACEUTICALS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2013	June 30, 2012
ASSETS
Current assets:
Cash	$ 6,947,972	$ 18,386,288
Restricted cash	12,574,051	9,449,905
Accounts receivable	38,716,023	29,670,552
Inventories	2,781,734	3,795,915
Prepaid expenses and other current assets	499,231	879,696

Total current assets	61,519,011	62,182,356

Non-current assets:
Property, plant and equipment, net	17,678,453	11,681,272
Prepayment for property, plant and equipment	1,112,873	594,508
Intangible assets - pharmaceutical formulas	14,109,169	25,610,557
Long term prepayments - land use right, net	37,863,464	18,739,297
Other intangible assets, net	28,139,219	21,497,890
Goodwill	5,202,209	5,092,139

Total non-current assets	104,105,387	83,215,663

TOTAL ASSETS	$ 165,624,398	$ 145,398,019

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable	$ 9,707,638	$ -
Convertible notes, net	8,464,500	10,036,000
Accounts payable	5,081,913	3,334,101
Accrued expenses	12,185,615	8,478,054
Land use right payable	6,471,759	-
Income taxes payable	2,222,476	2,338,825
Acquisition purchase price payable - current portion	-	5,000,000
Derivative liabilities - investor and agent warrants	-	1,211,236
Due to Related Party	52,830	36,002

Total current liabilities	44,186,731	30,434,218

Non-current liabilities:
Acquisition purchase price payable - non-current portion	5,000,000	20,300,000
Deferred tax liability	8,048,113	8,161,269

Total non-current liabilities	13,048,113	28,461,269

TOTAL LIABILITIES	57,234,844	58,895,487

COMMITMENTS, CONTINGENCIES, AND OTHER MATTERS

STOCKHOLDERS' EQUITY
Common stock , $0.001 par value, 150,000,000 shares authorized, 17,861,085 shares issued and outstanding as of June 30, 2013 and June 30, 2012, respectively	17,861	17,861
Additional paid-in capital	24,615,353	24,615,353
Accumulated other comprehensive income	8,999,581	6,236,076
Retained earnings	74,756,759	55,633,242

Total stockholders’ equity	108,389,554	86,502,532

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 165,624,398	$ 145,398,019

See accompanying notes to the consolidated financial statements

BOHAI PHARMACEUTICALS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended June 30,
	2013	2012

Net revenues	$ 151,792,917	$ 137,372,492

Cost of revenues	37,196,569	33,532,900

Gross profit	114,596,348	103,839,592

Operating expenses:
Selling, general and administrative	83,416,640	72,889,809
Impairment Charge - drug formula	1,688,486	-
Depreciation and amortization	2,613,040	2,578,316

Total operating expenses	87,718,166	75,468,125

Income from operations	26,878,182	28,371,467

Other income (expenses):
Interest income	38,712	69,308
Interest expense	(1,967,527)	(11,194,301)
Other (expenses)	(16,795)	(10,198)
Change in fair value of derivative liabilities	1,211,236	(273,369)

Total other (expenses)	(734,374)	(11,408,560)

Income before provision for income taxes	26,143,808	16,962,907

Provision for income taxes	(7,020,291)	(7,314,882)

Net income	$ 19,123,517	$ 9,648,025

Comprehensive income
Net income	19,123,517	9,648,025
Other comprehensive income
Unrealized foreign currency translation gain	2,763,505	2,676,721
Comprehensive income	$ 21,887,022	$ 12,324,746

Net income per common share
Basic	$ 1.07	$ 0.54
Diluted	$ 0.91	$ 0.54

Weighted average common shares outstanding
Basic	17,861,085	17,861,085
Diluted	22,093,335	22,879,085

See accompanying notes to the consolidated financial statements

BOHAI PHARMACEUTICALS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED JUNE 30, 2013 AND 2012

	Common stock
	Shares outstanding	Amount	Additional paid-in capital	Accumulated other comprehensive income	Retained Earnings	Total Stockholders’Equity

Balance at June 30, 2011	17,861,085	17,861	18,345,574	3,559,355	45,985,217	$ 67,908,007

Capital contribution from stockholder	-	-	6,225,779	-	-	6,225,779
Stock based compensation	-	-	44,000	-	-	44,000
Foreign currency translation adjustment	-	-	-	2,676,721	-	2,676,721
Net income	-	-	-	-	9,648,025	9,648,025
Balance at June 30, 2012	17,861,085	17,861	24,615,353	6,236,076	55,633,242	$ 86,502,532

Foreign currency translation adjustment	-	-	-	2,763,505	-	2,763,505
Net income	-	-	-	-	19,123,517	19,123,517

Balance at June 30, 2013	17,861,085	17,861	24,615,353	8,999,581	74,756,759	$ 108,389,554

See accompanying notes to the consolidated financial statements

BOHAI PHARMACEUTICALS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	June 30,
	2013	2012
Cash flows from operating activities:
Net income	$ 19,123,517	$ 9,648,025
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,359,502	4,330,595
Impairment loss on intangible assets - pharmaceutical formulas	1,688,486	-
(Loss) on disposal of property, plant and equipment	-	(1,414)
Amortization of debt issue costs	-	485,039
Non-cash interest-convertible notes	-	9,317,897
Change in fair value of warrants	(1,211,236)	273,369
Stock based compensation	-	44,000
Deferred income taxes	(285,138)	(170,059)

Changes in operating assets and liabilities:
Accounts receivable	(8,275,584)	(6,309,216)
Prepaid expenses and other current assets	393,371	416,173
Inventories	1,079,465	(900,652
Accounts payable	1,650,110	(428,745)
Accrued liabilities	1,205,007	3,054,618
Income taxes payable	(164,351)	847,910

Net cash provided by operating activities	20,563,149	20,607,540

Cash flows used in investing activities:
Purchases of property, plant and equipment	(3,959,698)	(914,448)
Proceeds from disposal of property, plant and equipment	-	26,764
Land use rights payments	(12,745,551)	-
Property, plant and equipment deposits	(497,783)	(594,508)
Cash received in acquisition of business	-	1,358,078
Cash paid for acquisition of business	(20,300,000)	(9,700,000)
Deposit of restricted cash-convertible note escrow deposit	(2,697,345)	(10,044,756)
Release of restricted cash-convertible note escrow deposit	4,601,029	1,054,789
Net cash used in investing activities	(35,599,348)	(18,814,081)

Cash flows from financing activities:
Proceeds from notes payable	9,559,163	(3,062,076)
Borrowing from related party	16,059	23,879
Repayment of convertible notes	(1,571,500)	(414,000)
Deposit of restricted cash-note payable	(4,779,582)	-

Capital contribution from shareholder	-	6,297,328
Net cash flows provided by financing activities	3,224,140	2,845,131

Effect of foreign currency translation on cash and cash equivalents	373,743	403,272

Net (decrease) increase in cash and cash equivalents	(11,438,316)	5,041,862

Cash and cash equivalents at beginning of period	18,386,288	13,344,426

Cash and cash equivalents at end of period	$ 6,947,972	$ 18,386,288

Cash paid during the period for:
Interest	$ 1,363,164	$ 868,875
Income taxes	$ 7,469,786	$ 6,697,654

Supplemental cash flow information

Non-cash investing and financing activities:
Land use right liability	$ 6,471,759	$ -
Acquisition liability	$ 5,000,000	$ 25,300,000
PPE non-cash assuming liability	$ 2,279,869	$ -

See accompanying notes to the consolidated financial statements

BOHAI PHARMACEUTICALS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2013 AND 2012

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

The Company’s Operations

Bohai Pharmaceuticals Group, Inc. (“BPGI”) was incorporated under the laws of the State of Nevada on January 9, 2008 under the name of Link Resources, Inc. Prior to January 5, 2010, BPGI was a public “shell” company. BPGI became a public operating company on January 5, 2010 pursuant to a Share Exchange Transaction completed on January 5, 2010.

BPGI is engaged in the production, manufacturing and distribution of herbal pharmaceuticals based on traditional Chinese medicine (“TCM”) in the People’s Republic of China (“China” or the “PRC”) through the following two operating subsidiaries:

(i)

Yantai Bohai Pharmaceuticals Group Co., Ltd., (“Bohai”) a PRC company and the Company’s original operating subsidiary BPGI controls Bohai through a variable interest entity arrangement (“VIE”) described below; and

(ii)

Yantai Tianzheng Pharmaceuticals Company, Ltd., a PRC company (“Yantai Tianzheng”) which BPGI acquired effective July 1, 2011 through a newly formed PRC wholly-foreign owned enterprise subsidiary, Yantai Nirui Pharmaceuticals, Ltd. (“WOFE II”).

BPGI owns 100% of Chance High International Limited, a British Virgin Islands company (“Chance High”). Chance High owns 100% of the issued and outstanding shares of capital stock of a Chinese wholly-foreign owned enterprise known as Yantai Shencaojishi Pharmaceuticals Co., Ltd. (the “WOFE”). On December 7, 2009 (prior to the date of the Share Exchange Transaction), the WOFE entered into a series of variable interest entity contractual agreements (the “VIE Agreements”) with Bohai and its three shareholders, including Mr. Hongwei Qu, the Company’s current Chairman and Chief Executive Officer (“Mr. Qu”). Mr. Qu currently owns 96.7% of the outstanding equity interests of Bohai and two other shareholders who collectively own the remaining 3.3% of Bohai.

The VIE Agreements include (i) a Consulting Services Agreement, (ii) an Operating Agreement, and (iii) a Proxy Agreement, through which the WOFE has the right to advise, consult, manage and operate Bohai for an annual fee equal to all of Bohai’s yearly net profits after tax. Pursuant to these agreements, the WOFE indirectly owns but has 100% managerial and economic control of the business activities of Bohai including the right to appoint all executives and senior management and members of the board of directors of Bohai. Additionally, Bohai’s shareholders pledged their rights, titles and equity interest in Bohai as security for the WOFE to collect consulting and services fees provided to Bohai pursuant to an equity pledge agreement. In order to further reinforce the WOFE’s rights to control and operate Bohai, Bohai’s shareholders granted the WOFE an exclusive right and option to acquire all of their equity interests in Bohai through an option agreement. The VIE Agreements have perpetual terms unless otherwise determined by PRC law, and can (particularly in the case of the Consulting Services Agreement (which is the principal VIE Agreement) be terminated by the parties under certain circumstances, including material breach, the termination of Bohai’s business or a liquidation of Bohai. The WOFE (which is controlled indirectly by BPGI through Chance High) can also terminate the Consulting Services Agreement at will.

BPGI, its wholly owned subsidiary Chance High, WOFE, WOFE II, Bohai and Yantai Tianzheng are referred to herein collectively and as a consolidated basis as the “Company” or “we”, “us” or “our” or similar terminology. Mr. Qu currently serves the Company’s Chairman, Chief Executive Officer and President. As used herein, the term “Common Stock” means the common stock of BPGI, $0.001 par value per share.

BPGI is headquartered and maintains its principal operations in the city of Yantai, Shandong Province, China, and conducts business operations exclusively in the PRC.

Recent Developments

During the year ended June 30, 2013, management performed an evaluation of the Company’s product portfolio based on a confluence of factors that have emerged within China’s pharmaceutical industry and consumer markets. These factors include, among others, (i) current economic conditions in China and management’s expectations of future economic trends, (ii) changes in China’s Essential Drug Laws, (iii) the PRC Central Government’s policy designating lists of specific drugs eligible for reimbursement, (iv) consumers’ preference for drug delivery systems in the forms of pills, tablets and ingestible liquids, and (v) competition from other drug manufacturing companies within China. Based on these factors, management determined that the Company will streamline its operations to focus on the continued distribution of Lung Nourishing Syrup, Tongbi Capsules, Tongbi Tablets, Fangfengtongsheng Granule, and Zhengxintai Capsules and certain other products. As a consequence, management determined that it would be in the best interests of the Company and its stockholders to commit to a plan of (i) fully abandoning plans to create new products from a limited number of formulas purchased in 2005, and (ii) indefinitely suspending plans to develop and produce a more diversified portfolio that would be derived from a series of other approved formulas that the Company purchased in 2010 and 2005.

As a result, the Company (i) recorded an impairment charge of $1,688,486 for the aggregate carrying amount of certain product formulas that the Company has abandoned in their entirety, and (ii) reclassified $10,331,414 for the carrying amount of certain other product formulas that the Company will hold as defensive assets. Formulas to be held as defensive assets will be amortized over a period of 8 years (Note 6 and 8).

2. LIQUIDITY AND FINANCIAL CONDITION

The Company’s net income amounted to $19,123,517 for the year ended June 30, 2013. The Company’s cash flows from operations amounted to $20,563,149 for the year ended June 30, 2013. The Company had working capital of $17,332,280 as of June 30, 2013. The Company has historically financed its operations principally from cash flows generated from operating activities and external financing raised in the private placement of convertible notes (Note 11).

On August 8, 2011, the Company, through WOFE II, signed a share transfer agreement with the shareholders of Yantai Tianzheng to acquire 100% of Yantai Tianzheng for total purchase consideration of US$35,000,000 (paid in its RMB equivalent, of which US$6,000,000 was paid as of the Execution Date of the acquisition and the remaining $29,000,000 was payable in a series of installments which the Company, at its discretion, could elect to defer (Note 12). The Company paid $30,000,000 to date (of which $20,300,000 was paid during the year ended June 30, 2013) and elected to defer $5,000,000. As of June 30, 2013, the balance of $5,000,000 is due on February 8, 2015.

The Company is gaining the benefits of the economies of scale that is realized by having combined and streamlined the cost structures of the historical Bohai and the acquired Yantai Tianzheng businesses. As described above, the Company has committed to a plan of streamlining the combined business around a more focused portfolio of products that include non-prescription drug products acquired as part of the Yantai Tianzheng’s product portfolio.

On June 8, 2010, Yantai Tianzheng signed an agreement with Yantai Huanghai Construction Co. to construct certain portions of a factory. The total contract price amounted to approximately $3.15 million (RMB 19.5 million). Management estimates that construction is 85% completed as of June 30, 2013 and that the project will be completed by December 31, 2013. The remaining commitment of the contract amounted to approximately $0.5 million (RMB 3.1 million) as of June 30, 2013.

On November 5, 2012, the Company acquired a new land use right of 266,668 square meters located in the high-tech development district of Laishan. The Company was granted the right to use the land for a period of 50 years at a total cost of approximately $19 million (RMB 120,000,000). As of June 30, 2013, the Company paid $12.95 million (RMB 80,000,000). The Company is obligated to make one remaining installment payment of $6.47 million (RMB 40,000,000) by December 31, 2013 (see Note 7).

The Company is also required to repay the remaining $8,464,500 convertible notes balance, which pursuant to four amendments to the original notes, is currently due on an extended maturity date of April 5, 2013. The Company is currently working with Euro Pacific as representative of the Investors on a fifth amendment to the Notes which would further extend the maturity date of the Notes from April 5, 2013 to April 5, 2014. In connection with such extension, the Company and Euro Pacific proposed to make a payment in the amount equal to 10% of the outstanding principal plus any accrued interest (at the current rate of 12% per annum).. As of the date of the financial statements were issued, no written agreement has been entered into in this regard. The Company is unable to predict whether an agreement will be reached.

As described elsewhere herein, the Company has at times, been in temporary default of its obligation to repay the convertible notes at previously extended maturity dates. The Company is currently on default under the terms of the latest extended note agreement. The Company cannot predict what the implications of the non-payment of the notes would be other than it would continue to experience difficulty converting sufficient currency and will maintain an escrow account of restricted funds intended to secure the Note’s repayment. The non-payment of the notes could have a material adverse effect on the Company should the note holders pursue further action.

Management believes, based on the Company’s historical ability to fund operations using internally generated cash flow and the progress made towards integrating the business of Yantai Tianzheng, and subsequent commitment to focus on a more streamlined higher margin product portfolio, that the Company’s currently available cash and funds it expects to generate from operations and through potential short term loans financing from banks will enable it to operate the business and satisfy short term obligations through at least July1, 2014. Notwithstanding, the Company still has substantial obligations as described herein and there is no assurance that unforeseen circumstances would not have a material adverse effect on the Company’s financial condition.

The Company will require significant additional capital in order to fund these obligations and execute its longer term business plan. If the Company is unable to generate sufficient operating cash flows or raise additional capital, or encounters unforeseen circumstances that place constraints on its capital resources, management will be required to take various measures to conserve liquidity. Such measures could include, but not necessarily be limited to, curtailing the Company’s business development activities (as was done recently when the Company determined to streamline its operations to focus on the continued distribution of a smaller number of key products as described in Note 1 above), suspending the pursuit of one or more elements of its business plan, and controlling overhead expenses. There is a material risk, and management cannot provide any assurances, that the Company will be able to raise additional capital if needed. The Company has not received any commitments for new financing, and cannot provide any assurance that new financing will be available to the Company on acceptable terms, if at all. The failure of the Company to fund its obligations when needed would have a material adverse effect on its business and results of operations.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of BPGI, its wholly-owned subsidiary Chance High, WOFE, WOFE II, Yantai Tianzheng and Bohai. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company, in determining whether it is required to consolidate investee businesses, considers both the voting and variable interest models of consolidation as required under applicable GAAP. The Company adopted FAS Accounting Standards Codification (“ASC”) 810-10-15-14 and also ASC 810-10-05-8, which requires that a VIE be consolidated if that company is entitled to receive a majority of the VIE’s residual returns and has direct ability to make decisions on all operating activities of the VIE. The Company controls Bohai through the VIE Agreements described in Note 1, under the following series of agreements entered into on December 7, 2009.

Under the Operating Agreement entered into between WOFE and Bohai, the WOFE has the direct ability to make decisions on all the operating activities and exercise all voting rights of Bohai. Under the Consulting Services Agreement entered into between WOFE and Bohai, Bohai agreed to pay all of its net income to WOFE quarterly as a consulting fee. Accordingly, WOFE has the right to receive the expected residual returns of Bohai. As such, the Company is the primary beneficiary of and maintains controlling managerial and financial interest in, Bohai in accordance with ASC 810-10-15-14. Accordingly, Bohai’s financial position and results of operations are consolidated with those of the Company for all periods presented.

We initially measured the assets, liabilities, and non-controlling interests of Bohai at their carrying amounts as of the date of the Share Exchange. We have subsequently accounted for the assets, liabilities, and non-controlling interest of Bohai as if it was consolidated based on voting interests. The usual accounting rules for which the VIE operates are applied as they would to a consolidated subsidiary as follows:

•

Carrying amounts of the VIE are consolidated into the financial statements of the Company as the primary beneficiary, or Primary Beneficiary (“PB”); and

•

Inter-company transactions and balances, such as revenues and costs, receivables and payables between or among the PB and the VIE(s) are eliminated in their entirety.

The carrying amount and classification of Bohai’s assets and liabilities included in the consolidated balance sheets are as follows:

	June 30,	June 30,
	2013	2012

Total current assets*	$ 58,857,580	$ 51,470,381
Total assets*	130,683,952	99,899,826
Total current liabilities**	24,065,824	11,689,137
Total liabilities**	$ 27,729,581	$ 15,277,230

*           Includes intercompany accounts in the amounts of $26,417,979 and $20,338,295 in current assets as of June 30, 2013 and June 30, 2012, respectively, that were eliminated in consolidation.

**          Includes intercompany accounts in the amounts of $4,372,634 and $2,490,528 in current liabilities as of June 30, 2013 and June 30, 2012, respectively, that were eliminated in consolidation.

Business Combinations

The Company uses the acquisition method of accounting for business combinations which requires that the assets acquired and liabilities assumed be recorded at the date of the acquisition at their respective fair values. Assets acquired and liabilities assumed in a business combination that arise from contingencies are recognized at fair value if fair value can reasonably be estimated. If the acquisition date fair value of an asset acquired or liability assumed that arises from a contingency cannot be determined, the asset or liability is recognized if probable and reasonably estimable; if these criteria are not met, no asset or liability is recognized. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Any excess of the purchase price (consideration transferred) over the estimated fair values of net assets acquired is recorded as goodwill. Transaction costs and costs to restructure the acquired company are charged to expense as incurred. The operating results of acquired business are reflected in the acquirer’s consolidated financial statements and results of operations after the date of the acquisition.

Reclassifications

Certain amounts in the June 30, 2012 consolidated financial statement have been reclassified to conform to the June 30, 2013 presentation.

Business Segments

The Company’s operates its business through a single reporting segment.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ materially from those results.

Significant estimates and assumptions include allocating purchase consideration issued in business combinations, valuing equity securities and derivative financial instruments issued in financing transactions and in share-based payment arrangements, accounts receivable reserves, inventory reserves, and evaluating the carrying amounts and useful lives of intangible assets. Certain estimates, including accounts receivable and inventory reserves and the carrying amounts of intangible assets (including present value of future cash flow estimates for the Company’s pharmaceutical formulas) could be affected by external conditions including those unique to the Company’s industry and general economic conditions. It is reasonably possible that these external factors could have an effect on management’s estimates that could cause actual results to differ from management’s estimates.

Company management re-evaluates all of accounting estimates at least quarterly based on these conditions and records adjustments, when necessary.

Cash and Cash Equivalents

We consider all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. We maintain bank accounts in the PRC and a checking account in the United States of America that principally consist of demand deposits. We also have restricted cash accounts in the United States that include funds designated for interest payments due to convertible note holders and for use in investor relations programs pursuant to a securities purchase agreement.

Restricted Cash

Escrow account balances amounted to $12,574,051 and $9,449,905 as of June 30, 2013 and June 30, 2012, respectively.

The Company is required by its Note holders to maintain deposits in escrow accounts to fund the principal and interest payments under the Convertible Notes obligation. As of June 30, 2013 and 2012, there was $7,720,232, and $9,449,905 of cash restricted for this purpose. The Company has certain outstanding notes payable. The Company is required to maintain a portion of these outstanding draft amounts in its bank as restricted cash. As of June 30, 2013 and 2012, there was $4,853,819 and $0 cash restricted for this purpose.

Accounts Receivable

Accounts receivable consists of amounts due from customers. We extend unsecured credit to our customers in the ordinary course of business but mitigate the associated risks by performing credit checks and actively pursuing past due accounts. The Company’s credit terms generally range from 90 to 180 days. The Company’s policy with respect accounts receivable reserves is to establish an allowance for doubtful accounts based on management’s assessment of known requirements, aging of receivables, payment history, specific customer’s current credit worthiness, and the economic environment. The Company has a significantly low history of credit losses and no historical pattern of making any price or collection concessions with respect to its accounts receivable balances. Accordingly, an allowance for doubtful accounts is not considered necessary based on management’s assessment .

Inventories

Inventories are valued at the lower of cost, determined using the weighted average method, or market. Finished goods inventories include the costs of raw materials, direct labor and overhead associated with the manufacturing process. In assessing the ultimate realization of inventories, management makes judgments as to future demand requirements compared to current or committed inventory levels. Our reserve requirements generally increase/decrease due to management’s projected demand requirements, market conditions and product life cycle changes. As of June 30, 2013 and June 30, 2012, management does not believe that any inventory reserves are necessary.

Property, Plant and Equipment

Property, plant and equipment are carried at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets that range from 5 to 10 years for office equipment, machinery, and vehicles and 30 to 40 years for buildings. The cost of repairs and maintenance is charged to expense as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. We examine the possibility of impairment in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Intangible Asset – Pharmaceutical Formulas

The Company has purchased pharmaceutical formulas that were approved by the State Food and Drug Administration of China (“SFDA”). These formulas can be renewed every 5 years without limitation for a minimum fee and are subject to certain protections under PRC drug regulations for an indefinite period of time. These regulations mitigate competition and the ability of other suppliers to replicate the Company’s products or produce comparable substitutes. These intangible assets are measured initially at cost not subject to amortization and are tested for impairment annually or in interim reporting periods if events or changes in circumstances indicate that the carrying amounts of these intangible assets might not be recoverable.

During the year ended June 30, 2013, we determined that we will no longer manufacture or seek to develop a market for ten of our products due to a change in our business strategy as more fully described in notes 1 and 2. As a result of this decision, we recorded an impairment charge in the amount of $1,668,486 during the year ended June 30, 2013. In addition to the above, we reclassified certain other formulas with an aggregate carrying amount of $10,331,414 to other intangible assets. The Company has suspended plans to develop and manufacture products to be derived from these formulas but intends to retain them to mitigate competition and maintain the option of using these formulas should they be useful in the future. Accordingly, the Company has determined these formulas, which are approved by the State Food and Drug Administration, should be held as defensive assets. The Company determined that these formulas have an estimated useful life of 8 years  as defensive  assets.

Common Stock Purchase Warrants and Other Derivative Financial Instruments

The Company accounts for the issuance of common stock purchase warrants issued as free standing financial instruments in accordance with the applicable provisions ASC 810 “Derivatives and Hedging Activities.” Based on this guidance, the Company classifies as equity any contracts that (i) require physical settlement or net-share settlement or (ii) gives the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). The Company classifies as assets or liabilities any contracts that require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the control of the Company) or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). The Company assesses classification of its freestanding derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required. The Company determined that its freestanding derivatives, which principally consist of warrants to purchase common stock required classification as liability instruments at June 30, 2013 and 2012 due to the existence of non-standard anti-dilution privileges that caused the warrants to not be indexed to the Company’s own stock.

Fair Value Measurements and Fair Value of Financial Instruments

We adopted the guidance of ASC 820 for fair value measurements, which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2 - Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other then quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3 - Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets for cash, accounts receivable, other receivables, short-term borrowings, accounts payable and accrued expenses, customer advances, and amounts due from related parties approximate their fair market value based on the short-term maturity of these instruments.

ASC 825-10 “ Financial Instruments, ” allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. We use Level 3 inputs to value the Company’s derivative liabilities.

The following table reflects gains and losses for the years ended June 30, 2013 and 2012 for all financial assets and liabilities categorized as Level 3.

Liabilities:

Balance of warrant liabilities as of June 30, 2011	$ 937,867
Change in the fair value of warrant liabilities	273,369
Balance of warrant liabilities as of June 30, 2012	1,211,236
Change in the fair value of warrant liabilities	(1,211,236)
Balance of warrant liabilities as of June 30, 2013	$ -

Estimating the fair value of derivative financial instruments require the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. The assumptions used to value the Company’s derivatives, which had a direct effect on the fair values described above are more fully described in Note 10. In addition, valuation techniques are sensitive to changes in the trading market price of the our Common Stock and its estimated volatility interest rate changes and other variables or market conditions not within the Company’s control that can significantly affect management’s estimates of fair value and changes in fair value. Because derivative financial instruments are initially and subsequently carried at fair value, the Company’s net income may include significant charges or credits as these estimates and assumptions change.

The warrants expired on January 5, 2013. At the expiration time, the portion of this warrant not exercised prior thereto shall be and become void and of no value and this warrant shall be terminated and shall no longer be outstanding.

Foreign Currency Translation

The Company’s reporting currency is the U.S. dollar. The functional currency of the Company’s operating business based in the PRC is the RMB. For the Company’s subsidiaries and affiliates whose functional currencies are the RMB, results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the exchange rate in effect as of the end of the period, and equity is translated at historical exchange rates. Translation adjustments resulting from the process of translating the functional currency financial statements into U.S. dollars are included in comprehensive income.

Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods. All of the Company’s revenue transactions are transacted in the functional currency. The Company has not entered into any material transactions that are either originated, or to be settled, in currencies other than the RMB. Accordingly, transaction gains or losses have not had, and are not expected to have a material effect on the Company’s results of operations.

Period end exchange rates used to translate assets and liabilities and average exchange rates used to translate results of operations in each of the reporting periods are as follows:

	The year ended June 30, 2013	The year ended June 30, 2012
Period end US$: RMB exchange rate	6.1807	6.3143
Average periodic US$: RMB exchange rate	6.2767	6.3519

The RMB is not freely convertible into any other currencies. In addition, all foreign exchange transactions in the PRC must be conducted through authorized institutions. Accordingly, management cannot provide any assurance that the RMB underlying the consolidated financial statement amounts could have been, or could be, converted into US dollars at the exchange rates used to translate the functional currency into the reporting currency.

Revenue Recognition

Revenue represents the invoiced value of goods sold recognized upon the delivery of goods to distributors. Pursuant to the guidance of ASC Topic 605 and ASC Topic 36, revenue is recognized when all of the following criteria are met:

Persuasive evidence of an arrangement exists;

Delivery has occurred or services have been rendered;

The seller’s price to the buyer is fixed or determinable; and

Collectability is reasonably assured.

Cost of Revenue

Cost of revenue consists primarily of raw material costs, labor cost, overhead costs associated with the manufacturing process and related expenses which are directly attributable to our revenues.

Stock-based Compensation

Stock based compensation is accounted for based on the requirements of the Share-Based Payment topic of ASC 718 which requires recognition in the consolidated financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the employee or director’s requisite service period (presumptively, the vesting period). The FASB Accounting Standards Codification also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC Topic 505-50, for share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date.” The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. We record compensation expense based on the fair value of the award at the reporting date. The awards to consultants and other third-parties are then revalued, or the total compensation is recalculated based on the then current fair value, at each subsequent reporting date.

Research and Development Costs

Research and development costs are charged to expense as incurred and included in operating expenses. We have only one full-time employee who is engaged in research and development, whose cost is $7,982 for the year ended June 30, 2013. So the Company is mainly dependent on a third-party, Yantai Tianzheng Medicine Research and Development Co., Ltd., to perform the limited amount of research and development that the Company undertakes. Research and development costs amounted to $7,982 and $7,800 for the years ended June 30, 2013 and 2012, respectively.

Shipping costs

Shipping costs are included in selling, general and administrative expense. Shipping costs amounted to $1,011,367 and $1,303,710 for the years ended June 30, 2013 and 2012, respectively.

Advertising

Advertising and promotion costs are charged to expense as incurred. Advertising expenses included in selling, general and administrative expenses amounted to $95,477 and $3,497,560 for the years ended June 30, 2013 and 2012, respectively.

Income Taxes

We are governed by the PRC’s Income Tax Laws and the Internal Revenue Code of the United States. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement and income tax base of assets and liabilities and operating loss and tax credit carry-forwards. Deferred tax assets are reduced by a valuation allowance to the extent that management concludes it is more likely than not that the benefit of such tax assets will not be realized in future periods. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the periods that include the enactment date.

We account for certain tax positions based upon authoritative guidance that prescribes a recognition threshold and measurement processes for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The guidance also provides direction on recognition, classification, interest and penalties, accounting in interim periods and related disclosure.

Our policy is to classify assessments, if any, for tax related to interest as interest expense and penalties as general and administrative expense.

Earnings per Share

We report earnings per share in accordance with ASC Topic 260, “Earnings Per Share”. Basic earnings (loss) per share are computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period. Common equivalent shares are excluded from the computation of diluted shares in periods for which they have an anti-dilutive effect. Diluted shares underlying stock options and common stock purchase warrants are included in the determination of diluted earnings per share using the treasury stock method.

Diluted shares underlying convertible debt obligations are included in the determination of diluted loss per share using the “if converted” method (Note 14).

Recent Accounting Pronouncements

In July 2012, the FASB issued ASU 2012-02, “Intangibles-Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment." This ASU simplifies how entities test indefinite-lived intangible assets for impairment which improve consistency in impairment testing requirements among long-lived asset categories. These amended standards permit an assessment of qualitative factors to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying value. For assets in which this assessment concludes it is more likely than not that the fair value is more than its carrying value, these amended standards eliminate the requirement to perform quantitative impairment testing as outlined in the previously issued standards. The guidance is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, early adoption is permitted. The adoption of this standard did not have a material impact on the Company’s consolidated financial position or results of operations.

In February 2013, the FASB issued Accounting Standards Update (“ASU”) 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income”. The ASU does not change the current requirements for reporting net income or other comprehensive income in financial statements. However, this ASU requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts. The guidance is effective prospectively for reporting periods beginning after December 15, 2012 for public entities. The adoption of this standard did not have a material impact on the Company’s consolidated financial position or results of operations.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial position or results of operations upon adoption.

4. INVENTORIES

Inventories consist of the following:

	June 30,	June 30,
	2013	2012

Raw materials	$ 1,415,071	$ 2,079,480
Work in progress	840,954	882,005
Finished goods	525,709	834,430
Total inventories	$ 2,781,734	$ 3,795,915

5. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consist of the following:

	June 30,	June 30,
	2013	2012

Buildings	$ 9,121,541	$ 8,928,545
Plant equipment	8,548,658	2,490,764
Office equipment	250,339	208,539
Motor vehicles	291,784	285,610
Total	18,212,322	11,913,458

Less: accumulated depreciation	(2,827,442)	(2,188,340)
Construction in progress	2,293,573	1,956,154

Property, plant and equipment, net	$ 17,678,453	$ 11,681,272

Depreciation expense for property, plant and equipment for the years ended June 30, 2013 and 2012 amounted to $582,748 and $563,214, respectively.

On June 8, 2010, Yantai Tianzheng signed an agreement with Yantai Huanghai Construction Co. to construct certain portions of a factory. The total contract price amounted to approximately $3.15 million (RMB 19.5 million). Management estimates that construction is 85% completed as of June 30, 2013 and that the project will be completed by December 31, 2013. The remaining commitment of the contract amounted to approximately $0.5 million (RMB 3.1 million) as of June 30, 2013.

6. INDEFINITE LIVED INTANGIBLE ASSETS – PHARMACEUTICAL FORMULAS

The Company purchased, and currently owns exclusive rights to, a series of pharmaceutical formulas that were approved by the SFDA. This asset includes 12 formulas that are included in the Chinese government’s Essential Drug List (“EDL”) and 25 medicines included in the National Drug Reimbursement List (“NDRL”). The intellectual property underlying these formulas can be renewed every 5 years without limitation for a nominal fee and are subject to certain protections under PRC drug regulations for an indefinite period of time. These regulations mitigate competition and the ability of other suppliers to replicate the Company’s products or produce comparable substitutes. These intangible assets are measured initially at cost not subject to amortization and are tested for impairment annually or in interim reporting periods if events or changes in circumstances indicate that the carrying amounts of these intangible assets might not be recoverable.

Pharmaceutical formulas with indefinite lives consist of the following:

	June 30, 2013	June 30, 2012

Pharmaceutical formulas, without amortization, at cost	$14,109,169	$25,610,557

During the year ended June 30, 2013, the Company recorded an impairment charge of $1,688,486, for a limited number of products formulas purchased in 2005 that will no longer be used to develop products. The Company also reclassified $10,331,414 for the cost of certain other SFDA approved drug formulas that the Company will retain as defensive assets, to other intangible assets (Notes 1 and 2). The Company has made a determination that that is in the Company’s best interests to retain these formulas to mitigate competition and provide the Company with the option of using them in future development efforts should it be advantageous to do so.

7. INTANGIBLE ASSETS - LAND USE RIGHTS, NET

	June 30,	June 30,
	2013	2012

Land use rights, at cost	$ 40,093,414	$ 20,240,623
Less: Accumulated amortization	(2,229,950)	(1,501,326)
Intangible assets – land use rights, net	$ 37,863,464	$ 18,739,297

The Company acquired a new land use right for 266,668 square meters on November 5, 2012. The Company was granted the right to use the land for a period of 50 years at a cost of approximately $19 million (RMB 120,000,000). As of June 30, 2013, the Company has made payment of $12.95 million (RMB 80,000,000). The Company is obligated to make one remaining installment payment of $6.47 million by December 31, 2013.

There is no private ownership of land in the PRC. All land is owned by the government, which grants land use rights for specified periods of time. Amortization expense for land use rights amounted to $685,524 and $676,515 for the years ended June 30, 2013 and 2012, respectively.

Amortization is calculated over a period of 30-50 years. Amortization of land use rights for fiscal years ending subsequent to June 30, 2013 is as follows:

Amortization
2014	$812,979
2015	812,979
2016	812,979
2017	812,979
2018	812,979
Thereafter	33,798,569
Total	$37,863,464

8. OTHER INTANGIBLE ASSETS, NET

Other Intangible assets, net includes customer relationships and certain prescription drug product formulas. The Company acquired these assets in its business combination with Yantai Tianzheng. Customer relationships are amortized on a straight line basis over periods of 5 and 8 years. Pharmaceutical formulas including those retained as defensive assets are amortized on a straight line basis over a period of 8 years .

$10,331,414 for the carrying amount of certain other product formulas that the Company will hold as defensive assets have been reclassified from indefinite life drug formulas. According to the Company’s years of industrial experience and R&D knowledge, to get a new drug formula approved from scratch usually take at least 8 years, so the Company is amortizing the pharmaceutical formulas as defensive assets over 8 years.

Other intangible assets at June 30, 2013 consist of the following:

	Customer	YTP Drug	Defensive
	Relationships	Formulas	Drug formulas	Total

Cost	$ 14,798,647	$ 10,340,415	$ 10,331,414	$ 35,470,476

Accumulated Amortization	(3,767,858)	(2,594,829)	(968,570)	(7,331,257)

Net carrying amount	$ 11,030,789	$ 7,745,586	$ 9,362,844	$ 28,139,219

Other intangible assets at June 30, 2012 consist of the following:

	Customer	YTP Drug	Defensive
	Relationships	Formulas	Drug formulas	Total

Cost	$ 14,485,533	$ 10,121,629	-	$ 24,607,162

Accumulated Amortization	(1,844,068)	(1,265,204)	-	(3,109,272

Net carrying amount	$ 12,641,465	$ 8,856,425	-	$ 21,497,890

Amortization expense for customer relationships amounted to $1,855,115 and $1,833,152 for the years ended June 30, 2013 and 2012, respectively.

Amortization expense for YTP drug formulas amounted to $1,282,359 and $1,257,714 for the years ended June 30, 2013 and 2012, respectively.

Amortization expense for defensive drug formulas amounted to $953,756 and $0 for the years ended June 30, 2013 and 2012, respectively. Amortization expenses are recorded in general and administrative expenses.

Amortization expense for fiscal years ending subsequent to June 30, 2013 is as follows:

Amortization
2014	$4,409,149
2015	4,409,149
2016	4,409,149
2017	4,409,149
2018	4,409,149
Thereafter	6,093,474
Total	$28,139,219

9. ACCRUED EXPENSES

Accrued expense consists of the following:

	June 30,	June 30,
	2013	2012

Sales representatives commission and expenses	$ 4,731,442	$ 3,778,996
Other payable for PPE	2,279,869	-
Other accrued expense	1,596,636	1,557,472
Other taxes payable	2,185,328	1,879,334
Interest	1,117,527	516,269
Compensation and related cost	274,813	357,975
Advertising expense	-	388,008
Total	$ 12,185,615	$ 8,478,054

10. NOTES PAYABLE

As of June 30, 2013, the Company has a note payable of $9,707,638 (RMB 60,000,000) from Weihai City Commercial Bank (the “Bank”). The current amount of credit owed to the Bank under the facility was obtained by Yantai Tianzheng in May 7, 2013 and has a 6-month maturity. The Company paid a facility fee of approximately $4,800 to the bank at the inception of the arrangement. Yantai Tianzheng entered into this credit facility following its execution of third party guaranty arrangements between the Company, the Bank and Laishan Public Assets Management LLP (“Laishan”) and between the Company, the Bank, and Bohai in April 2013 (the “Guaranties”). Under the terms of the Guaranty, Laishan and Bohai each has agreed to act as guarantor of up to $4,853,819 (RMB 30,000,000) of any credit extended by the Bank to the Company at any time during the period from April 25, 2013 through April 25, 2014. Any amounts due to Laishan and Bohai pursuant to the terms of the Guaranty shall be subordinate to any amounts owed to the Bank.

11. CONVERTIBLE PROMISSORY NOTES IN DEFAULT AND DUE ON DEMAND

Convertible Notes

On January 5, 2010, pursuant to a Securities Purchase Agreement (the “Securities Purchase Agreement”) with 128 accredited investors (the “Investors”), BPGI sold 6,000,000 units for aggregate gross proceeds of $12,000,000, each unit consisting of an 8% senior convertible promissory note in the principal amount of $2 and one Common Stock purchase warrant (collectively, the “Investor Warrants”). By agreement with the Investors, each investor received: (i) a single Note representing the aggregate number of Notes purchased by them as part of the units (each, a “Note” and collectively, the “Notes”) and (ii) a single Investor Warrant exercisable at $2.40 per share subject to certain anti-dilution provisions. The majority of this debt is guaranteed by third-parties and our CEO, Mr. Qu, and a portion is secured by our inventories and fixed assets.

The Notes originally bore interest at 8% per annum, payable quarterly in arrears on the last day of each fiscal quarter of the Company. Principal was originally due on January 5, 2012. Each Note, plus all accrued but unpaid interest thereon, is convertible, in whole but not in part, at any time at the option of the holder, into shares of Common Stock at a conversion price of $2.00 per share, subject to adjustments for certain anti-dilution provisions.

The Convertible Notes were initially recorded at a discounted carrying amount of zero as a result of having allocated a portion of the proceeds to (i) the fair value of the warrants, which were recorded as liabilities stated at fair value, and (ii) a beneficial conversion feature that was not bifurcated as a free standing derivative at the time of issuance or at subsequent reporting dates based on periodic classification assessments. Accretion of the note discount amounted to $0 and $8,997,898 for the years ended June 30, 2013 and 2012, respectively. Accretion of the discount was recorded as a component of interest expense in the accompanying statements of income and comprehensive income. Contractual interest expense amounted to $1,069,261 and $ 10,875,038 for the years ended June 30, 2013 and 2012, respectively.

The Notes contain certain events of default, including non-payment of interest or principal when due, bankruptcy, failure to maintain a listing of the Common Stock or to make required filings on a timely basis. No premium is payable by us if an event of default occurs. However, upon an Event of Default, and provided no more than 50% of the aggregate face amount of the Notes have been converted, the Investors holding Notes have the right to receive a portion, based on their pro-rata participation in the transaction, of 1,000,000 shares of our Common Stock that have been placed in escrow by our principal shareholder. The shares in escrow will be returned to our principal shareholder when 50% of the aggregate face amount of the Notes has been converted or, if later, when the Notes are repaid.

On December 31, 2011, the Company’s Chinese operating subsidiary determined it was unable to convert a sufficient number of RMB’s needed to repay the notes on their original maturity date of January 5, 2012. As a result, the Company entered into a series of amendments to the Notes with Euro Pacific as representative of the Investors to extend to the maturity date and increase the interest rate on the Notes. Pursuant to the most recent amendment, the maturity date of the notes was extended to April 5, 2013 and the interest rate was increased to 12% per annum. The Company is negotiating with Euro Pacific to extend the maturity date to April 5, 2014 and in connection with such extension, the Company and Euro Pacific proposed to make a payment in the amount equal to 10% of the outstanding principal plus any accrued interest (at the current rate of 12% per annum).

On June 27, 2012, Euro Pacific also agreed to release us from certain restrictions on our ability to incur debt, to incur liens or to make capital expenditures as stipulated in the note agreement. The purpose of the Third Amendment is to provide us with enhanced flexibility to seek potential sources of financing.

The Company has been and is currently in temporary default of this obligation at the previously extended maturity dates. Should the Company be unable to repay the notes in time and in the absence of a further extension of the maturity date, this circumstance would constitute an event of default under the terms of loan agreement. The Company cannot predict what the implications of the non-payment of the loan would be other than it would continue to experience difficulty converting sufficiency currency and will maintain an escrow account of restricted funds intended to secure their repayment. The non-payment of the notes could have a material adverse effect on the Company should the note holders pursue further action. As of the date the financial statements were issued, no written agreement has been entered into in this regard. The Company is unable to predict whether an agreement will be reached.

As of June 30, 2013 and June 30, 2012, the Company’s principal shareholder, Mr. Qu, is obligated to deliver 1,000,000 shares of Common Stock to the Investors if certain Events of Default occur.

12. ACQUISITION PURCHASE PRICE PAYABLE

On August 8, 2011, the Company, through WOFE II, acquired 100% of Yantai Tianzheng’s equity interests for total purchase consideration of US$35,000,000 (paid in its RMB equivalent) of which US$6,000,000 was paid as of the Execution Date of the acquisition the remaining $29,000,000 was due in a series of contractual installments.

Certain provisions in the acquisition agreement provided the Company with the ability to elect, at its own discretion, to automatically convert any portion or all of the installment payments due into a two-year term loan, with interest accruing at the rate of six percent (6%) per annum.

As of June 30, 2013, $30,000,000 was paid. As of June 30, 2013, the balance of $5,000,000 is due on February 8, 2015.

13. COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

(a)

Contract Research and Development Arrangement

On May 2009, the Company entered into a contract with Yantai Tianzheng Medicine Research and Development Co. to perform research and development on two new pharmaceutical products, namely Fern Injection and Forsythia Capsule. The total contract price is approximately $2,426,910 (RMB 15,000,000). Yantai Tianzheng Medicine Research and Development Co. committed to complete all research work required for the clinical trial within 3 years. As of June 30, 2013, the Company has paid $2,118,699 (RMB 13,095,044) and the remaining contract amount will be paid as the research services are performed. All payments of $2,118,699 (RMB 13,095,044) have been charged to expense. The Company extended the term of the contract to May 10, 2017 due to certain changes in government regulations that affected this research project. Research and development costs associated with this contract amounted to $0 and $0 for the years ended June 30, 2013 and 2012.

(b)

Supplier Concentrations

We have the following concentrations of business with each supplier constituting greater than 10% of the Company’s purchases of raw materials or other supplies:

	The year ended	The year ended
	June 30, 2013	June 30, 2012

Shandong Yantai Medicine Procurement and Supply Station	29.0%	13.2%
Anhui DeChang Pharmaceutical Co. Ltd.	* %	16.2%

* Constitutes less than 10% of the Company’s purchases.

We had a commitment to purchase certain raw materials totaling $5,036,761 as of June 30, 2013 that was fulfilled upon the delivery of the goods in July 2013.

(c)

Sales Product Concentrations

Five of the Company’s products, namely Tongbi Capsules, Tongbi Tablets, Lung Nourishing Syrup, Zhengxintai Capsules and Fangfengtongsheng Tablets represented approximately 30.5%, 12.6%, 18.4%, 12.5% and 18.6%, respectively, of total sales for the year ended June 30, 2013.

Five of our products, namely Tongbi Capsules, Tongbi Tablets, Lung Nourishing Syrup, Zhengxintai Capsules and Fangfengtongsheng Tablets represented approximately 22.8%, 9.1%, 16.6%, 10.6% and 18.3%, respectively, of total sales for the year ended June 30, 2012.

(d)

Economic and Political Risks

The Company’s operations are conducted solely in the PRC. There are significant risks associated with doing business in the PRC, which include, among others, political, economic, legal and foreign currency exchange risks. The Company’s results may be adversely affected by changes in political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

(e)

Concentrations of Credit Risk

Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash and trade accounts receivable. Substantially all of the Company’s cash is deposited in state-owned banks within the PRC, and no deposits are covered by insurance. We have not experienced any losses in such accounts and believe that the Company’s loss exposure is insignificant due to the fact that banks in the PRC are state owned and are generally high credit quality financial institutions. A significant portion of the Company’s sales are credit sales which are made primarily to customers whose ability to pay are dependent upon the industry economics prevailing in these areas. We continually monitor the credit worthiness of the Company’s customers in an effort to reduce credit risk.

At June 30, 2013 and June 30, 2012, the Company’s cash balances by geographic area were as follows:

	June 30,		June 30,
	2013		2012
Country:
United States	$ 28,331	0.41%	$ 23,406	0.13%
China	6,919,641	99.59%	18,362,882	99.87%
Total cash and cash equivalents	$ 6,947,972	100%	$ 18,386,288	100%

(f)

Certificate of land use right

The Company’s corporate headquarters is located at No. 9 Daxin Road, Zhifu District, Yantai, Shandong Province in China. Under the current PRC laws, land is owned by the state, and parcels of land in rural areas which are known as collective land are owned by the rural collective economic organization. “Land use rights” are granted to an individual or entity after payment of a land use right fee is made to the applicable state or rural collective economic organization. Land use rights allow the holder of the right to use the land for a specified long-term period.

We have 5 land use rights, for a total of approximately 675,364 square meters of land on which the Company maintains its manufacturing facility.

The Company has not obtained a land use right certificate for two piece of land located in the high-tech development district of Laishan district, including an area of 266,668 square meters purchased on November 5, 2012 and an area of 333,335 square meters purchased on February 22, 2010. Registration of the two land use right certification is still in process.

We currently have not obtained the land use right certificate for another piece of land located in Xingfu Twelve Village of Zhifu District. The land is about 11,222 square meters. We maintain our manufacturing facility  on this land. In the process of the planning of Yantai City, the usage of the aforesaid land use right has been changed from “industrial use” to “commercial use” and therefore, the approval process for the land use right certificates on five relevant parcels of land including the land occupied by the Company has been suspended until the completion of the planning process.

We cannot provide any assurance that the Company will eventually obtain the land use right certificate for these lands. If the Company is asked by the local government to relocate the Company’s facility, management believes that estimated relocation and other costs will be reimbursed by the local government. The Company does not believe that a requirement to relocate operations would have a material adverse effect on the Company’s financial position results of operations.

(g)

Business insurance

Business insurance is not readily available in the PRC. To the extent that the Company suffers a loss of a type that would normally be covered by insurance in the United States, such as product liability and general liability insurance, the Company would incur significant expenses in both defending any action and in paying any claims that could result from a settlement or judgment.

 14. NET INCOME PER SHARE

Basic earnings per share are computed on the basis of the weighted average number of shares of Common Stock outstanding during the period. Diluted earnings per share is computed on the basis of the weighted average number of shares of Common Stock plus the effect of potentially dilutive common shares outstanding during the period using the if-converted method for the convertible debt and equity securities and the treasury stock method for stock options and common stock purchase warrants. The following table sets forth the computation of basic and diluted net income per common share:

	The year ended	The year ended
	June 30, 2013	June 30, 2012

Net income available to common stockholders-basic	$ 19,123,517	$ 9,648,025
Interest on convertible notes	1,069,261	10,875,038
Net income available for common shareholders – diluted	$ 20,192,778	$ 20,523,063

Weighted average number of common shares outstanding - basic	17,861,085	17,861,085
Common shares if converted from Convertible Debt	4,232,250	5,018,000
Weighted average number of common shares outstanding - diluted	22,093,335	22,879,085

Earnings (loss) per share:
Basic	$ 1.07	$ 0.54
Diluted	$ 0.91	$ 0.54

15. STOCK OPTIONS

On October 13, 2010, we granted stock options to two directors for the purchase of 26,000 shares of our Common Stock at an exercise price of $2.00 per share. The options vested immediately and expire five years from the date of issuance. These options have been valued at $23,844. We use a binomial option pricing model to calculate the grant date fair value of the options, with the following assumptions: no dividend yield, expected volatility of 70%, risk free interest rate of 0.3%, expected term of 2.5 years.

On May 2, 2011, we granted stock options to a director for the purchase of 6,000 shares of our Common Stock at an exercise price of $2.00 per share.  The options vested immediately and expire five years from the date of issuance. These options have been valued at $3,184. We use a binomial option pricing model to calculate the grant date fair value of the options, with the following assumptions: no dividend yield, expected volatility of 55%, risk free interest rate of 0.3%, expected term of 5 years.

The following table summarizes the weighted average remaining contractual life and exercise price of our outstanding options as of June 30, 2013:

Options Outstanding
Number
		Outstanding	Weighted	Weighted Average
	Number	Currently	Average	Exercise Price of
	Outstanding	Exercisable	Remaining	Options
Exercise	at	at	Contractual Life	currently
Price	June 30, 2013	June 30, 2013	(Years)	exercisable

$ 2.00	32,000	32,000	2.39	$ 2.00

The Company accounts for share-based payments in accordance with ASC 718. Accordingly, it expenses the fair value of awards granted to the directors. Total compensation expense related to the stock options for the years ended June 30, 2013 and 2012 was $0 and $0, respectively and was recorded as general and administrative expense.

 A summary of our stock option activity as of June 30, 2013, and changes during years ended June 30, 2013 and 2012 is presented in the following table:

Exercise Price
	Option	Vested	per Common
	Shares	Shares	Stock Range
Balance, June 30, 2011	-	-	$-

Granted or vested during the year ended June 30, 2012	32,000	32,000	$2.00

Exercised during the year ended June 30, 2012	-	-	$-

Expired during the year ended June 30, 2012	-	-	$-

Balance, June 30, 2012	32,000	32,000	$2.00

Granted or vested during the year ended June 30, 2013	-	-	$-

Exercised during the year ended June 30, 2013	-	-	$-

Expired during the year ended June 30, 2013	-	-	$-

Balance, June 30, 2013	32,000	32,000	$2.00

16. STOCKHOLDERS’ EQUITY

Authorized Capital

The Company is authorized to issue 150 million shares of Common Stock, par value $0.001 per share. Holders of its Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders.

Restricted Stock Awards

On June 4, 2010, we granted 120,000 shares of Restricted Common Stock to our Chief Financial Officer for three years of service. The Restricted Common Stock vests in three equal annual installments over the related service period. We issued 40,000 shares of Restricted Common Stock during the year ended June 30, 2011. Our Chief Financial Officer resigned on December 31, 2011.

On November 10, 2010, we issued 25,000 shares of fully vested, non-forfeitable Common Stock to a non-employee service provider to create investor awareness programs.

On January 5, 2011, we issued 20,000 shares of fully vested, non-forfeitable Common Stock to a third party to create investor awareness programs.

There were no shares issued for the year ended June 30, 2013 and 2012.

Statutory Reserves

According to the laws and regulations in the PRC, we are required to provide for certain statutory funds, namely, reserve fund by an appropriation from net profit after taxes but before dividend distribution based on the local statutory financial statements of the PRC company prepared in accordance with the accounting principles and relevant financial regulations.

In the PRC, we are required to allocate at least 10% of our net profit to the reserve fund until the balance of such fund has reached 50% of its registered capital. Appropriation of enterprise expansion fund are determined at the discretion of it directors. We had satisfied statutory reserve requirement by the first quarter of the fiscal year 2010, no further allocation to the statutory reserve is required.

The reserve fund can only be used, upon approval by the relevant authority, to offset accumulated losses or increase capital.

The Company allocated $3,188,228 to the reserve fund during the year ended Jun 30, 2013.

 17. OPERATING EXPENSE

For the years ended June 30, 2013 and 2012, operating expenses consisted of the following:

	The year ended	The year ended
	June 30, 2013	June 30, 2012

Sales Commissions	$75,414,664	$61,008,134
Advertising expense	95,477	3,497,560
Audit fees and consulting expenses	230,150	520,261
Depreciation and amortization	2,613,040	2,578,316
Staff costs (salary & welfare)	2,652,288	2,723,569
Other operating expenses	5,024,061	5,140,285
Impairment of drug formula	1,688,486	-

Total Operating expenses	$87,718,166	$75,468,125

18. INCOME TAXES

The Company is incorporated under the laws of State of Nevada in the United States of America and has legal subsidiaries in the British Virgin Islands (“BVI”) and the PRC. The Company does not have any employees or assets nor or is it engaged in any income producing activities in the Unites States and in the BVI. The Company is currently filing Federal income tax returns in the United States and applicable franchise tax returns in the state of Nevada. The Company’s net operating losses that may be available to offset future taxable income in the United States, if any, amount to approximately $9,000,000 and expire through 2031. The Company has fully reserved for these and all other deferred tax assets generated in the Company’s US operations since it is currently more likely than not that those assets will not be realized in future periods.

The Company’s only income producing activities are in the PRC. The statutory corporation income tax rate in the PRC is 25%.

For the years ended June 30, 2013 and 2012, the provision for income taxes consisted of the following:

	Years Ended June 30,
	2013	2012

Current taxes
United States	$-	$-
PRC	7,305,429	7,484,941

Deferred taxes (benefit)
United States	(449,012)	(4,188,248)
PRC	(285,138)	(170,059)

Change in valuation allowance	449,012	4,188,248

Provision for Income Taxes	$7,020,291	$7,314,882

As of June 30, 2013, we had $15,696,907 of net operating loss carry forwards available for federal income tax purposes that may be used to offset future taxable income and will begin to expire in 2030. We provided for a full valuation allowance against the net deferred tax assets of $5,336,949 on the expected future tax benefits from the net operating loss carry forwards for the year ended June 30, 2013 as management believes it is more likely than not that these assets will not be realized in the future. During the years ended June 30, 2013 and 2012, the valuation allowance increased by $449,012 and 4,188,248, respectively.

We are subject to income tax in the United States and the PRC. There was a benefit for income tax in the United States because we had a taxable loss in the United States for the years ended June 30, 2013 and 2012. The statutory federal income tax rate is 34%. The company recorded an US tax valuation allowance of $449,012 and $4,188,248 in fiscal year 2013 and 2012, respectively. Absent this valuation allowance, the effective tax rate would have been 26.7 % and 25.1 % in 2013 and 2012, respectively.

The table below summarizes the differences between the U.S. statutory federal rate and our effective tax rate as follows for the years ended June 30, 2013 and 2012:

	For the Years Ended June 30,
	2013	2012

Experted US tax at statutory rate	$8,888,894	$5,767,388
Foreign tax differential	(1,905,795)	(2,445,869)
Permanent differences	(411,820)	(194,885)
Change in valuation allowance	449,012	4,188,248
Provision for Income Taxes	$7,020,291	$7,314,882

Our deferred tax assets as of June 30, 2013 and 2012 are as follows:

	June 30,
	2013	2012
Deferred tax assets:
NOL carryover	$5,250,749	$4,801,737
Stock compensation	86,200	86,200
Sub-total	5,336,949	4,887,937
Deferred tax liabilities:
Valuation allowance	(5,336,949)	(4,887,937)
Total	$-	$-

The Company also has a deferred tax liability related to definite and indefinite lived intangibles in the PRC jurisdiction of $8,048,113 and $8,161,269 for the years ended June 30, 2013 and 2012, respectively.

The Company has permanently reinvested earnings in its foreign subsidiaries. At June 30, 2013, approximately $686,258,508 of accumulated earnings was permanently reinvested. If such earnings were repatriated, there could be additional federal income taxes (net of available tax credits). It is not practicable to determine the amount of additional tax that might be payable on the undistributed foreign earnings.

Management has evaluated and concluded that there was no material uncertain tax positions requiring recognition in the Company’s consolidated financial statements for the years ended June 30, 2013 and 2012. Further, it is not anticipated that the unrecognized benefits will significantly change over the next twelve months.

We and our subsidiaries file income tax returns in the U.S. federal jurisdiction and in the PRC. For federal tax purposes, years beginning after June 30, 2009 are still open to examination. Currently, no income tax returns are under examination.

 19. VIE

To satisfy PRC laws and regulations, the Company conducts certain business in the PRC through the VIEs.

As a result of the VIE Agreements signed between Yantai Shencaojishi Pharmaceuticals Co., Ltd (“WOFE”) and Yantai Bohai Pharmaceuticals Group Co. Ltd (“Bohai”), the Company includes the assets, liabilities, revenues and expenses of Bohai(the “VIE”) in its consolidated financial statements.

Substantially all of the Company’s assets, including those of Bohai which is considered the VIE and Yantai Tianzheng, which is an acquired subsidiary of the Company are accessible to Bohai through WOFE II creditors irrespective of the VIE arrangement.

The VIE Agreements include:

Equity Interest Pledge Agreement. The WOFE and Bohai Shareholders have entered into Equity Interest Pledge Agreements, pursuant to which each Bohai Shareholder has pledged all of his shares of Bohai to the WOFE in order to guarantee cash-flow payments under the applicable Consulting Services Agreement. The Equity Pledge Agreement further entitles the WOFE to collect dividends from Bohai during the term of the pledge.

Consulting Service Agreement. Bohai and the WOFE has entered into a Consulting Services Agreement, which provides that the WOFE will be the exclusive provider of technology services to Bohai and Bohai will pay all of its net income based on the quarterly financial statements to the WOFE for such services. Any such payment from the WOFE to the Company would need to comply with applicable Chinese laws affecting payments from Chinese companies to non-Chinese companies. See “Risk Factors – Risks Associated With Doing Business in China.”

Operating Agreement. Pursuant to the operating agreement among the WOFE, Bohai and each of Bohai Shareholder, the WOFE provides guidance and instructions on Bohai’s daily operations and financial affairs. The Bohai Shareholders must designate the candidates recommended by the WOFE as their representatives on their respective boards of directors. The WOFE has the right to appoint senior executives of Bohai. In addition, the WOFE agrees to guarantee Bohai’s performance under any agreements or arrangements relating to Bohai’s business arrangements with any third party. Bohai, in return, agrees to pledge its accounts receivable and all of its assets to the WOFE. Moreover, Bohai agrees that without the prior consent of the WOFE, Bohai will not engage in any transactions that could materially affect its assets, liabilities, rights or operations, including, without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party or transfer of any agreements relating to its business operation to any third party.

These contractual arrangements may not be as effective in providing the Company with control over the VIEs as direct ownership. Due to its VIEs structure, the Company has to rely on contract right to effect control and management of the VIEs, which exposes it to the risk of potential breach of contract by the shareholders of Yantai Bohai Pharmaceuticals Group Co. Ltd. The VIE Agreements are subject to significant risks as set forth in the following risk factors.

•

The PRC government may determine that the VIE Agreements used to control the Company’s operating subsidiary Bohai are not in compliance with applicable PRC laws, rules and regulations and that they are therefore unenforceable.

•

There are risks involved with the operation of Bohai under the VIE Agreements. The Company has been advised by PRC legal counsel that if the PRC government determines the VIE Agreement used to control the operating company to be unenforceable as they circumvent the PRC restrictions relating to foreign investment restrictions, the relevant regulatory authorities would have broad discretion in dealing with such breach and could have a material adverse impact on our business, financial condition and results of operations.

•

The Company depend upon the VIE Agreements in conducting its production, manufacturing, and distribution of traditional Chinese herbal medicines in the PRC, which may not be as effective as direct ownership.

•

The Company conduct its production, manufacturing and distribution of traditional Chinese herbal medicines in the PRC and generate the revenues from the Bohai business through the VIE Agreements. The VIE Agreements may not be as effective in providing us with control over Bohai as direct ownership. The VIE Agreements are governed by PRC laws and provide for the resolution of disputes through arbitration proceedings pursuant to PRC laws. Accordingly, the VIE Agreements will be interpreted in accordance with PRC laws. If Bohai or its Shareholders fail to perform the obligations under the VIE Agreements, the Company may have to rely on legal remedies under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, and there is a risk that the Company may be unable to obtain these remedies. The legal environment in China is not as developed as in other jurisdictions. As a result, uncertainties in the PRC legal system could limit the Company’s ability to enforce the VIE Agreements.

•

The pricing arrangement under the VIE Agreements may be challenged by the PRC tax authorities.

•

The Company could face adverse tax consequences if the PRC tax authorities determine that the VIE Agreements were not entered into based on arm’s length negotiations. If the PRC tax authorities determine that the VIE Agreements were not entered into on an arm’s length basis, they may adjust the income and expenses of the Company for PRC tax purposes which could result in higher tax liability

20. SUBSEQUENT EVENTS

 Pursuant to the most recent amendment, the convertible notes was due on April 5, 2013.The Company is negotiating with Euro Pacific to extend the maturity date to April 5, 2014 and in connection with such extension, the Company proposed to make a payment in the amount equal to 10% of the outstanding principal plus any accrued interest (at the current rate of 12% per annum). As of the date the financial statements were issued, the Company did not make the payment.

On August 15, 2013, the Company entered into a short term bank loan agreement with Yantai Rural Commercial Bank Ltd (“RCB”). The loan amounted to approximately $4,854,000 (RMB 30,00,000) with an interest rate of 9% per annum, which is due on August 14, 2014. The Company entered into this credit facility following its execution of third party guaranty arrangements among the Company, RCB, Shandong Guangyuan Group Ltd. (“Guangyuan”), and the principal shareholder of the Company, Hongwei Qu, on August 15, 2013. Guangyuan is an unrelated third party and has no business relationship with the Company.

The Company has evaluated subsequent events from the balance sheet date through September 27, 2013, the date at which the financial statements were available to be issued, and determined there are no other items to disclose.

You should rely only on the information contained in this document.  We have not authorized anyone to provide you with information that is different.  This document may only be used where it is legal to sell these securities.  The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations.  The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock.  These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

BOHAI PHARMACEUTICALS GROUP, INC.

19,544,826Shares of

Common Stock

______________

PROSPECTUS

________________

                      July 16, 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC registration fee	$2,484.092
Legal fees and expenses	70,000
Accounting fees and expenses	15,000
TOTAL	$87,484.092

Item 14. Indemnification of Directors and Officers

Charter Provisions and Other Agreement of the Company

The current bylaws of the Company provides that the Board of the Company shall cause the Company to indemnify a current or former director, officer and Secretary of the Company, or a current or former director, officer and Company of a corporation of which the Company is or was a stockholder and the heirs and personal representative of any such person against all costs, charges and expenses to settle an action, judgment or proceeding to which they are made a party by reason of their position of director or officer of the Company.

The Company is permitted by the Bylaws to purchase and maintain insurance for any director, officer, employee or agent of the Company or as a director, officer, employee or agent of the Company of which the Company is or was a stockholder and his or her heirs or personal representatives against a liability incurred by him as a Director, officer, employee or agent.

Nevada Law

Our company is incorporated under the laws of the State of Nevada. Section 78.7502 of the Nevada Revised Statutes provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Section 78.7502 further provides a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the Nevada Revised Statutes provides that discretionary indemnification under Section 78.7502 unless ordered by a court or advanced pursuant to subsection 2 of section 78.751, may be the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made by:

•

By the stockholders;

•

By the board of directors by majority vote of a quorum consisting of directors - who were not parties to the action, suit or proceeding;

•

If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

•

If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The Articles of Incorporation, the Bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

The indemnification and advancement of expenses authorized in or ordered by a court pursuant to NRS Section 78.751:

•

does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to section 78.7502 or for the advancement of expenses made pursuant to subsection 2 of section 78.751, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and

•

continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

None.

Item 16. Exhibits

Exhibit No.	Description
2.1	Share Exchange Agreement, dated January 5, 2010, by and among the Company, Chance High and Shareholders of Chance High (1)
3.1	Articles of Incorporation of the Company (2)
3.2	Bylaws of the Company (3)
3.3	Certificate of Amendment to Articles of Incorporation (4)
3.4	Articles of Merger and Agreement and Plan of Merger as filed with the Secretary of State of Nevada on January 29, 2010 (5)
4.1	Form of Note issued to the Investors in the Private Placement, dated January 5, 2010 (1)
4.2	Amendment No. 1 to the Note, dated December 31, 2011 (10)
4.3	Amendment No. 2 to the Note, dated May 15, 2012 (11)
4.4	Amendment No. 3 to the Note, dated June 27, 2012 (12)
4.5	Amendment No. 4 to the Note, dated December 6, 2012 (13)
4.6	Amendment No. 5 to the Note, dated April 21, 2014 (14)
4.7	Form of Warrant issued to the Investors in the Private Placement, dated January 5, 2010 (1)
4.8	Form of Placement Agent Warrant issued to affiliates of Euro Pacific Capital, Inc. and to Chardan Capital Markets, LLC, dated January 5, 2010 (1)
5.1	Opinion of Ellenoff Grossman & Schole LLP*
10.1	Securities Purchase Agreement, dated January 5, 2010, by and among the Company, the Investors in the Private Placement and Euro Pacific Capital, Inc. as representative of the Investors (1)
10.2	Registration Rights Agreement, dated January 5, 2010, by and among the Company and the Investors in the Private Placement (1)
10.3	Securities Escrow Agreement, dated January 5, 2010, by and among the Company, Euro Pacific Capital, Inc., as representative of the Investors, Glory Period Limited and Escrow, LLC, as escrow agent (1)
10.4	Closing Escrow Agreement, dated December 10, 2009, by and among the Company, Euro Pacific Capital, Inc., as representative of the Investors, and Escrow, LLC, as escrow agent (1)
10.5	Form of Independent Director Agreement and Indemnify Agreement (6)
10.6	Unofficial English Translation of the Intangible Assets Transfer Agreement, dated December 9, 2010, by and between the Company and Shandong Daxin Microbiology Pharmaceutical Industry Co., Ltd.(7)
10.7	Form of Subscription Agreement for the Company’s Regulation S financing (8)
10.8	Termination Agreement dated and entered into effective for all purposes as of March 30, 2011, by and between the Company and Euro Pacific Capital, Inc., as investor representative.
21.1	Subsidiaries of the Registrant *
23.1	Consent of Marcum Bernstein & Pinchuk LLP+
23.2	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)
23.3	Consent of AllBright Law Offices*
99.1	Unofficial English translation of Consulting Services Agreement, dated December 7, 2009, between Bohai and the WFOE (1)
99.2	Unofficial English translation of Operating Agreement, dated December 7, 2009, by and among Bohai, its shareholders and the WFOE (1)
99.3	Unofficial English translation of Voting Rights Proxy Agreement, dated December 7, 2009, by and among Bohai, its shareholders and the WFOE (1)
99.4	Unofficial English translation of Equity Pledge Agreement, dated December 7, 2009, by and among Bohai, its shareholders and the WFOE (1)
99.5	Unofficial English translation of Option Agreement, dated December 7, 2009, by and among Bohai, its shareholders and the WFOE (1)
99.6	Unofficial English translation of Call Option Agreement dated December 7, 2009 (1)
99.7	Opinion of AllBright Law Offices, dated December 31, 2009, with respect to certain PRC matters*

*

Previously filed

+

Filed herewith

(1)

Incorporated by reference to the Company’s Current Report of Form 8-K, filed on January 11, 2010.

(2)

Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement of Form S-1 (File Number 333-153102), filed on August 20, 2008.

(3)

Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement of Form S-1 (File Number 333-153102), filed on August 20, 2008.

(4)

Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 17, 2009.

(5)

Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 17, 2009.

(6)

Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 13, 2010.

(7)

Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on February 4, 2010.

(8)

Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on January 25, 2011.

(9)

Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on April 1, 2011.

(10)

Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on January 5, 2012.(11)  Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on May 15, 2012.

(12)

Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on June 28, 2012.

(13)

Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on December 6, 2012.

(14)

Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on April 22, 2014.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)

If the registrant is relying on Rule 430B:

(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to the registration statement to be signed on its behalf by the undersigned, in the City of Yantai, Shandong Province, China on July 16, 2014.

BOHAI PHARMACEUTICALS GROUP, INC.

By: /s/ Hongwei Qu

      Name: Hongwei Qu

      Title:   President and Chief Executive Officer

      (Principal Executive Officer and Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSON BY THESE PRESENTS that each individual whose signature appears below constitute and appoints Hongwei Qu his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer), to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, will all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Hongwei Qu Hongwei Qu	Chairman of the Board, Chief Executive Officer and President	July 16, 2014
/s/ Chengde Wang Chengde Wang	Director	July 16, 2014
/s/ Thomas Tan Thomas Tan	Director	July 16, 2014

Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the inclusion in this Registration Statement of Bohai Pharmaceuticals Group, Inc. on Form S-1 (File No. 333-165149) of our report dated September 27, 2013, with respect to our audits of the consolidated financial statements of Bohai Pharmaceuticals Group, Inc. as of June 30, 2013 and 2012 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading "Experts" in such Prospectus.

/s/Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, New York

July 16, 2014